Exhibit 10.1

JOINT VENTURE AGREEMENT

Dated as of December 20, 2007

By and Among

MOLSON COORS BREWING COMPANY,

COORS BREWING COMPANY,

SABMILLER PLC,

MILLER BREWING COMPANY,

and

MILLERCOORS LLC

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LIST OF ATTACHMENTS

Attachment I	Form of Operating Agreement
Attachment II	Brand Cooperation Agreement
Attachment III	Form of Water Supply Lease

LIST OF SCHEDULES

MCBC and CBC Disclosure Schedules

Schedule 1.01(c)	Molson Coors Contributed Brands
Schedule 2.08(b)(vii)	Molson Coors Intellectual Property Registrations and Applications
Schedule 2.08(b)(xii)	Molson Coors Excluded Guarantees
Schedule 2.08(b)(xv)	Molson Coors Contributed Indebtednes
Schedule 2.08(c)(vi)	Molson Coors Excluded Assets - Excluded Claims
Schedule 2.08(c)(viii)	Molson Coors Excluded Assets
Schedule 2.08(d)(iii)	Molson Coors Excluded Liabilities - Excluded Claims
Schedule 2.08(d)(ix)	Transferring CBC Employees in MCBC CIC Program
Schedule 2.08(d)(xi)	Molson Coors Excluded Liabilities
Schedule 2.10(b)(i)	Retiree Liability Methodologies and Assumptions
Schedule 4.01(c)	Governmental Authorization
Schedule 4.01(d)	Non-Contravention
Schedule 4.01(e)	Litigation
Schedule 4.01(f)	Compliance with Laws
Schedule 4.01(h)	Absence of Changes
Schedule 4.01(i)	Coors Financial Information
Schedule 4.01(m)	CBC Material Contracts
Schedule 4.01(n)	Affiliate Transactions
Schedule 4.01(o)	Real Property
Schedule 4.01(p)	Environmental
Schedule 4.01(q)	Intellectual Property
Schedule 4.01(r)	Taxes
Schedule 4.01(s)	Employee Benefit Plans

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Schedule 4.01(t)	Labor Matters
Schedule 4.01(u)	Finders Fees
Schedule 4.01(w)	Water Usage and Storage Rights
Schedule 5.03	Conduct of Coors Business
Schedule 5.03(b)(xvi)	Top 10 CBC Suppliers
Schedule 6.06(a)	Transferring and Excluded CBC Employees
Schedule 6.06(g)	Assumed Benefit Plans
Schedule 9.12(a)	Molson Coors Equivalent Services Multiplier

SABMiller and Miller Disclosure Schedules

Schedule 1.01(a)	Miller Assumed Contract Adjustment
Schedule 1.01(b)	Miller Contributed Brands
Schedule 2.09(b)(vi)	Miller Intellectual Property Registrations and Applications
Schedule 2.09(b)(xv)	Miller Contributed Liabilities
Schedule 2.09(c)(ix)	Miller Excluded Assets
Schedule 2.09(d)(xii)	Miller Excluded Liabilities
Schedule 2.10(b)(i)	Retiree Liability Methodologies and Assumptions
Schedule 4.02(c)	Governmental Authorization
Schedule 4.02(d)	Non-Contravention
Schedule 4.02(e)	Litigation
Schedule 4.02(f)	Compliance with Laws
Schedule 4.02(h)	Absence of Changes
Schedule 4.02(i)	Miller Financial Information
Schedule 4.02(m)	Miller Material Contracts
Schedule 4.02(n)	Affiliate Transactions
Schedule 4.02(o)	Real Property
Schedule 4.02(p)	Environmental
Schedule 4.02(q)	Intellectual Property
Schedule 4.02(r)	Taxes
Schedule 4.02(s)	Benefit Plans
Schedule 4.02(t)	Labor Matters
Schedule 5.04	Conduct of Miller Business
Schedule 5.04(b)(xvi)	Top 10 Miller Suppliers
Schedule 6.06(b)	Transferring and Excluded Miller Employees
Schedule 6.06(g)	Assumed Benefit Plans
Schedule 9.12(b)	SABMiller Equivalent Services Multiplier

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JOINT VENTURE AGREEMENT

This Joint Venture Agreement (together with the Exhibits, Schedules and Attachments hereto, this “Agreement”) is made as of the 20th day of December 2007, by and among Molson Coors Brewing Company, a Delaware corporation (“MCBC”), Coors Brewing Company, a Colorado corporation (“CBC”), SABMiller plc, a company formed under the laws of England and Wales (“SABMiller”), Miller Brewing Company, a Wisconsin corporation (“Miller”), and, subject to Section 2.01 hereof, MillerCoors LLC, a Delaware limited liability company to be formed (the “Company”).  CBC and Miller are sometimes referred to herein each individually as a “Shareholder” and collectively as the “Shareholders.”  The Shareholders, MCBC, SABMiller and the Company are sometimes referred to herein each individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, MCBC and SABMiller have entered into a letter agreement with the intent of forming a new joint venture to combine their and their Subsidiaries’ respective beer, beverage and related operations in the Territory;

WHEREAS, the Parties have determined that the joint venture will be initially formed and operated through the Company;

WHEREAS, MCBC and SABMiller have determined that the Shareholders shall be the direct owners of the Company; and

WHEREAS, in furtherance of the objectives set forth above, the Parties desire to enter into this Agreement and the other Transaction Documents (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions.

(a)           The following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person (or an officer or director of such Person) that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.  For the avoidance of doubt, the Company shall not be considered an “Affiliate” of MCBC, CBC, SABMiller or Miller or any of their Subsidiaries for the purposes of this Agreement.

“Antitrust Laws” means all United States federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Applicable Rate” means the rate of interest quoted in The Wall Street Journal (final Eastern Edition), Money Rates section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks) in effect on the Closing Date.

“Board” means the Company’s Board of Directors.

“Brand Cooperation Agreement” means that agreement, attached hereto as Attachment II, among the Parties relating to the protocols governing the management of certain Intellectual Property.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by law to close.

“Capital Expenditures” means the capital expenditures incurred by a Shareholder and its Subsidiaries during the two-year period prior to the Closing Date with respect to property contributed to the Company, within the meaning of Treasury Regulations Section 1.707-4(d).

“CBC Employee Group” means, collectively, all Excluded CBC Employees and all Transferring CBC Employees.

“CBC Group” means CBC and its Subsidiaries, and “CBC Group Company” means any one of them.

“CBC Intellectual Property” means all Intellectual Property used, held for use or exploited by any Molson Coors Group Company in connection with the Coors Business.

“CBC Owned IP” means the CBC Intellectual Property that is owned by a Molson Coors Group Company.

“CBC Tax Liabilities” means (i) any Income Taxes with respect to any Pre-Closing Tax Period that relate to revenues generated by the Coors Business or assets transferred to the Company that constitute Molson Coors Contributions; (ii) any Non-Income Taxes with respect to any Pre-Closing Tax Period to the extent that such Non-Income Taxes (A) are in excess of the amounts reflected in respect of such Non-Income Taxes of the Coors Business on or before the date of this Agreement in the Coors Financial Information, (B) are in excess of the amounts incurred in the ordinary course of the Coors Business, consistent with past practice, after the date of the Latest CBC Balance Sheet or (C) are additional Non-Income Taxes paid as a result of an audit or other proceeding by a Tax Authority or the discovery of any underpayment of

Tax (other than for such Non-Income Taxes reflected in the Coors Financial Information); and (iii) any Taxes that the Company may incur or may otherwise be liable for in relation to the transfer of the Molson Coors Contributions to the Company.

“Class A Share” has the meaning given in the Operating Agreement.

“Class B Share” has the meaning given in the Operating Agreement.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means, with respect to any Person, all contracts, agreements (including License Agreements), consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person is otherwise bound.

“Control” in relation to any entity means any of:

(a)           direct or indirect ownership of more than fifty percent (50%) of the share capital or other ownership interests in that entity; or

(b)           the right to exercise more than fifty percent (50%) of the votes of equityholders in that entity; or

(c)           the right to receive more than fifty percent (50%) of the economic results of the business of that entity (whether in the form of dividends, interest, royalty or license payments, management fees or otherwise); or

(d)           the contractual right to designate more than half of the members of that entity’s board of directors or similar executive body; or

(e)           the power to control, directly or indirectly, the direction of the management or policies of such entity, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise;

provided, however, that for the purposes of this definition and the definition of other terms referring to “Control,” none of Miller, SABMiller, CBC or MCBC or any of their respective Subsidiaries shall be deemed to Control (or to be under common Control with) the Company, and the Company shall not be deemed to be Controlled by (or under common Control with) any of them.

“Coors Business” means the beer, beverage and related operations (including packaging and other non-beverage ventures), assets and liabilities (other than the Molson Coors Excluded

Assets and the Molson Coors Excluded Liabilities) of the Molson Coors Group in the Territory as at the date of this Agreement or, as the context may require, as at the Closing Date.

“Coors Joint Ventures” means Rocky Mountain Metal Container LLC and Rocky Mountain Bottle Company LLC.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 eq seq, as it may be amended from time to time, and any successor to the Delaware Act.

“Disclosure Schedules” or “Schedules” means, with respect to each Party, the disclosure schedules of such Party dated the date of this Agreement relating to this Agreement.

“Employee Benefit Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, program, arrangement or policy and each other plan, program, policy or arrangement (whether written or oral) providing for compensation, bonuses, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Environmental Law(s)” means all Applicable Laws relating to pollution or protection of the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Environmental Permits” means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

“Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity or equity-based award (including any modifications of such instrument).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, at the relevant time is or would have been considered or treated as a single employer under Section 414 of the Code.

“Excluded CBC Employees” means (i) the active employees of the Molson Coors Group who are, as of the Closing Date, engaged primarily in the international business of the

Molson Coors Group, unless listed on Schedule 6.06(a) as Transferring CBC Employees and (ii) any other individual who has been designated by MCBC as an Excluded CBC Employee on Schedule 6.06(a) (as such Schedule 6.06(a) may be updated from time to time prior to Closing with the consent of SABMiller, which consent shall not be unreasonably withheld) under the heading “Excluded CBC Employee.”

“Excluded Miller Employees” means (i) the active employees of the SABMiller Group who are, as of the Closing Date, engaged primarily in the international business of the SABMiller Group, unless listed on Schedule 6.06(b) as Transferring Miller Employees and (ii) any other individual who has been designated by SABMiller as an Excluded Miller Employee on Schedule 6.06(b) (as such Schedule 6.06(b) may be updated from time to time prior to Closing with the consent of MCBC, which consent shall not be unreasonably withheld) under the heading “Excluded Miller Employee.”

“Fort Worth Brewery” means the brewery currently operated by the Miller Group located at Fort Worth, Texas;

“Fundamental Reps” means those representations and warranties set forth in each of Sections 4.01(a) (Corporate Existence and Power), 4.01(b) (Corporate Authorization), 4.01(d)(i) (Non-Contravention), 4.01(j) (Title and Sufficiency of Assets), 4.01(q)(ii)(A), (B) and (C) (Intellectual Property), 4.01(u) (Finders’ Fees), 4.01(w) (Water Usage and Storage Rights), 4.02(a) (Corporate Existence and Power), 4.02(b) (Corporate Authorization), 4.02(d)(i) (Non-Contravention), 4.02(j) (Title and Sufficiency of Assets), 4.02(q)(ii)(A), (B) and (C) (Intellectual Property) and 4.02(u) (Finders’ Fees).

“Governmental Authority” means any government, governmental, statutory, regulatory or administrative authority, stock exchange self regulatory authority, agency, body or commission or any court, tribunal or judicial or arbitral body, whether federal, state, provincial, local or foreign.

“Hazardous Substance(s)” shall mean any material, substance or waste as to which liability or standards of conduct may be imposed pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IBA Rules of Evidence” means the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration, published by the International Bar Association and adopted by a resolution of the IBA Council on June 1, 1999.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union as in effect from time to time.

“Improvements” means all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof.

“Income Taxes” means any Taxes imposed on or measured by reference to gross or net income or receipts.  For the avoidance of doubt, Income Taxes shall not include any sales, use,

ad valorem, value added, transfer, payroll, employment, excise, severance, stamp, physical improvements and infrastructure, occupation or property taxes, any tariffs or customs duties, or any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (i) issued patents and all provisional and pending patent applications, any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”), and any patent disclosures, invention disclosures, discoveries and improvements, whether or not patentable; (ii) copyrights and copyrightable works, including databases (or other collections of information, data, works or other materials), packaging artwork and design rights (collectively, “Copyrights”), (iii) technology, know-how, recipes, processes, trade secrets, inventions (including inventions conceived prior to the Closing Date but not documented as of the Closing Date), business information, technical information, methods, marketing information and materials, business plans, proprietary data, formulae, techniques, specifications, research and development data, non-public information and confidential information, and rights to limit the use or disclosure of any of the foregoing by any person (collectively, “Trade Secrets”), (iv) computer software (including source code and object code, data files, application programming interfaces, computerized databases and other software-related specifications (collectively, “Software”)), (v) Trademarks, (vi) Internet domain names; (vii) rights of publicity and other rights to use the names and likeness of individuals, and (viii) claims, causes of action and defenses relating to any of the foregoing; in each case, including registrations, applications, recordings, and extensions and common-law rights relating to any of the foregoing.

“Intellectual Property Assignments” means (i) assignments of the registered Trademarks (and applications therefor) and issued Patents (and applications therefor) that are included on Schedule 2.08(b)(vii) and Schedule 2.09(b)(vi), in forms suitable for recording in the United States Patent and Trademark Office, (ii) assignments of the registered Copyrights (and applications therefor) that are included on Schedule 2.08(b)(vii) and Schedule 2.09(b)(vi), in forms suitable for recording in the United States Copyright Office and (iii) assignments of the registered Internet domain names that are included on Schedule 2.08(b)(vii) and Schedule 2.09(b)(vi), in forms suitable to effectuate transfer within the registrar of domain names.

“Law” means any law (including common law), statute, treaty, regulation, writ, injunction, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“LCIA” means the London Court of International Arbitration.

“LCIA Court” means the Court of the LCIA.

“LCIA Rules” means the rules adopted by the LCIA governing arbitrations commencing on or after January 1, 1998.

“License Agreement” means any legally binding agreement, whether written or oral, and any amendments thereto, pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Lien” means with respect to any asset, any lien (statutory or other), claim, pledge, hypothecation, preference, priority, charge, license, security interest, mortgage, deed of trust, encumbrance, easement, lis pendens, or other encumbrance or restriction affecting such asset or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement, or similar instrument under the Uniform Commercial Code of the State of Delaware or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or other right in each case to acquire such asset).

“Material Adverse Effect” means a material adverse change, effect, circumstance or event that (a) in respect of MCBC or CBC, is material and adverse to the financial condition or results of operations of the Coors Business, and (b) in respect of SABMiller or Miller, is material and adverse to the financial condition or results of operations of the Miller Business; provided, however, that no change, whether actual or prospective, arising from or relating to any of the following shall be deemed to constitute a Material Adverse Effect, or shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) any change in business, economic, social, political or legal conditions generally, (ii) any actual, threatened or rumored adverse change to any of the credit ratings of any Party, or of any of its respective securities (but not the underlying cause thereof), (iii) any change or condition generally affecting the beer and beverage industry in the Territory, (iv) the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, (v) any change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index and including changes in interest or exchange rates), (vi) changes in US GAAP or IFRS or in the official interpretations thereof, (vii) changes in laws, including Applicable Laws or regulations or interpretations thereof by courts or any other Governmental Authority or (viii) the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, except, in the case of any change described in (i), (iii), (iv) and (vii), where such change has a disproportionate adverse effect on the business, financial condition or results of operations of the CBC Group or the Miller Group, as the case may be, relative to other Persons carrying on a similar business in the Territory.

“Miller Assumed Contract Adjustment Payment” means the cash payment determined on the basis set out in Schedule 1.01(a).

“Miller Assumed Contracts” means (A) the Miller Material Contracts that are (i) set forth on Schedule 4.02(m) (other than those denoted by a pound sign (#)) or (ii) not set forth on Schedule 4.02(m) due solely to the specific dollar thresholds specified therein, and (B) any other Contracts to which any member of the SABMiller Group is a party and made in the ordinary course of, or required for the purpose of, operating the Miller Business, but which are not material or do not fall within any clause of Section 4.02(m).

“Miller Business” means the beer, beverage and related operations (including packaging and other non-beverage ventures), assets and liabilities (other than the Miller Excluded Assets and the Miller Excluded Liabilities) of the SABMiller Group in the Territory as at the date of this Agreement or, as the context may require, as at the Closing Date.

“Miller Contributed Brands” means the product names and the product family names set forth on Schedule 1.01(b).

“Miller Employee Group” means, collectively, all Excluded Miller Employees and all Transferring Miller Employees.

“Miller Group” means Miller and its Subsidiaries, and “Miller Group Company” means any one of them.

“Miller Intellectual Property” means all Intellectual Property used, held for use or exploited by any SABMiller Group Company in connection with the Miller Business.

“Miller IP License Agreement” means that agreement, in the form to be agreed by MCBC and SABMiller and to be entered into as of the Closing, between the Company, SABMiller and Miller relating to the grant from the Company to SABMiller and Miller of a non-exclusive, non-transferable, royalty-free, perpetual, and irrevocable license (with the right to sublicense) to use the Miller Contributed IP to brew and have brewed product within the Territory for export purposes only.

“Miller Owned IP” means the Miller Intellectual Property that is owned by a SABMiller Group Company.

“Miller Tax Liabilities” means (i) any Income Taxes with respect to any Pre-Closing Tax Period that relate to revenues generated by the Miller Business or assets transferred to the Company that constitute Miller Contributions; (ii) any Non-Income Taxes with respect to any Pre-Closing Tax Period to the extent that such Non-Income Taxes (A) are in excess of the amounts reflected in respect of such Non-Income Taxes of the Miller Business on or before the date of this Agreement in the Miller Financial Information, (B) are in excess of the amounts incurred in the ordinary course of the Miller Business, consistent with past practice, after the date of the Latest Miller Balance Sheet or (C) are additional Non-Income Taxes paid as a result of an audit or other proceeding by a Tax Authority or the discovery of any underpayment of Tax (other than for such Non-Income Taxes reflected in the Miller Financial Information); and (iii) any Taxes that the Company may incur or may otherwise be liable for in relation to the transfer of the Miller Contributions to the Company.

“Molson Coors Assumed Contracts” means (A) the CBC Material Contracts that are (i) set forth on Schedule 4.01(m) (other than those denoted by a pound sign (#)) or (ii) not set forth on Schedule 4.01(m) due solely to the specific dollar thresholds specified therein, and (B) any other Contracts to which any member of the Molson Coors Group is a party and made in the ordinary course of, or required for the purpose of, operating the Coors Business, but which are not material or do not fall within any clause of Section 4.01(m).

“Molson Coors Contributed Brands” means the product names and the product family names set forth on Schedule 1.01(c).

“Molson Coors Equivalent Services” means those corporate overhead services that are substantially identical to the services provided by MCBC’s Denver, Colorado headquarter office to the Coors Business as of the date hereof; provided that the Molson Coors Equivalent Services shall not include any services or the costs thereof that are being transferred in accordance with the Contemplated Transactions (including the services of, and employment and other costs with respect to, any Transferring CBC Employees).

“Molson Coors Group” means MCBC and its Subsidiaries, and “Molson Coors Group Company” means any one of them.

“Molson Coors IP License Agreement” means that agreement, in the form to be agreed by MCBC and SABMiller and to be entered into as of the Closing, between the Company, MCBC and CBC relating to the grant from the Company to MCBC and CBC of a non-exclusive, non-transferable, royalty-free, perpetual, and irrevocable license (with the right to sublicense) to use the Molson Coors Contributed IP to brew and have brewed product within the Territory for export purposes only.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress which are not yet due and payable, (iii) inchoate workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ liens arising in the ordinary course of business which are not yet due and payable, (iv) zoning restrictions, and recorded agreements entered into pursuant to the same, recorded easements for utility and other municipal services serving the pertinent Miller Real Property or Coors Real Property (as the case may be), recorded building and use restrictions, such Liens as would be disclosed by a current survey or a current physical inspection of the Miller Real Property or Coors Real Property (as the case may be), rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality (and are not violated by the current use or occupancy of such real property or the operation of the business thereon), except to the extent such Liens have or would be reasonably likely to result in a material and adverse impact on the use or operation of the property subject thereto, (v) Liens that do not have and are not reasonably likely to result in a material and adverse impact on the use or operation of the property subject thereto, (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (vii) rights of existing and future tenants as tenants only pursuant to written leases, and/or (viii) Liens for amounts due and payable that are being contested in good faith in the ordinary course of business (provided, however, such amounts being contested shall be deemed a Molson Coors Excluded Liability or a Miller Excluded Liability (as applicable)).

“Person” means any individual, company, limited liability company, corporation, firm, partnership, joint venture, association, state, state agency, institution, trust or other entity or organization (whether or not having a separate legal personality).

“Pre-Closing Tax Period” means taxable periods ending on or before the Closing Date, and with respect to any taxable year or period that includes but does not end on the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Proceedings” means governmental, judicial or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.

“Real Property Transfer Documents” means, as appropriate, (i) a special or limited warranty deed (as customary in the applicable jurisdiction) with respect to each parcel of CBC Owned Real Property and Miller Owned Real Property, conveying to the Joint Venture fee simple title to such CBC Owned Real Property and Miller Owned Real Property, subject only to Permitted Liens and (ii) for each CBC Leased Real Property and Miller Leased Real Property, an assignment to and assumption by the Joint Venture of the applicable lease in a form suitable for recording, if required, with the county clerk of the applicable jurisdiction and reasonably satisfactory to the Parties.

“Representatives” means, with respect to any Person, any of its directors, officers, employees, agents, legal counsel, financial advisors and accountants.

“SABMiller Equivalent Services” means those corporate overhead services that are substantially identical to the services provided by SABMiller’s London, England headquarter office to the Miller Business as of the date hereof; provided that the SABMiller Equivalent Services shall not include any services or the costs thereof that are being transferred in accordance with the Contemplated Transactions (including the services of, and employment and other costs with respect to, any Transferring Miller Employees).

“SABMiller Group” means SABMiller and its Subsidiaries, and “SABMiller Group Company” means any one of them.

“SABMiller Holdings” means SABMiller Holdings Inc., a Delaware corporation.

“Services Agreement” means one or more services agreements which shall be negotiated in good faith by the Parties following the date hereof and executed and delivered at Closing by the Company and the Shareholders (or members of their respective Groups) under which (i) certain transitional services will be provided by the Shareholders (or members of their respective Groups) to the Company and/or by the Company to the Shareholders (or members of their respective Groups); (ii) the Company will provide to each of the Shareholders (and members of their respective Groups) on an ongoing basis certain of those services which are provided at the date hereof using assets which form part of the Miller Contributions and the Molson Coors Contributions, as the case may be, or using Transferring Miller Employees or Transferring CBC Employees as the case may be; and (iii) the Shareholders (or members of their respective Groups) will provide certain services to the Company on an ongoing basis.

“Share” has the meaning given to it in the Operating Agreement.

“Straddle Period” means any taxable period beginning prior to and ending after the Closing Date.

“Subsidiary” as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than fifty percent (50%) of the voting power in the election of directors or their equivalents, other than as affected by events of default.  For the avoidance of doubt, the Company shall not be considered a “Subsidiary” of MCBC, CBC, SABMiller or Miller or any of their Affiliates for the purposes of this Agreement.

“Tax Authority” means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Refund” means a refund of Tax, credit against Tax, return of a deposit relating to Tax, or other similar payment, together with any interest thereon and additions thereto.

“Tax Returns” means all returns (including information returns), declarations, reports, estimates and statements regarding Taxes required to be filed with any Tax Authority.

“Taxes” means all taxes and assessments (general or special), and any charges, fees, imposts or other demands with respect thereto, including all gross receipts, net income, sales, use, ad valorem, value added, transfer, franchise, license, withholding, payroll, employment, excise, estimated, severance, stamp, physical improvements and infrastructure, occupation and property taxes, tariffs and customs duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority.

“Territory” means the United States and Puerto Rico, including all military bases of the United States of America that are located in the United States and Puerto Rico.

“TMA” has the meaning given in the Operating Agreement.

“Trademarks” means registered and unregistered trademarks, trade names, service marks and service names, brand names, trade dress, logos and certification marks, in each case including all registrations, applications, recordings, renewals and extensions and common law rights relating to any of the foregoing and the goodwill associated with any of the foregoing (it being understood that the term “Trademarks” shall not include any Internet domain names).

“Transaction Documents” means this Agreement, the Operating Agreement, the Services Agreement, the Miller IP License Agreement, the Molson Coors IP License Agreement, the Brand Cooperation Agreement, the Water Supply Lease, the Intellectual Property Assignments, the Real Property Transfer Documents and any other written agreement signed by the Parties that is expressly identified as a “Transaction Document” hereunder and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transferring CBC Employee” means, other than an Excluded CBC Employee, any individual who, as of the Closing Date, either (a)(i) is then a current or former employee of (including any full time, part-time, temporary employee or an individual in any other employment relationship with), or then on a leave of absence (including, without limitation, paid or unpaid leave, disability, medical, personal or any other form of leave) from a Molson Coors Group Company and (ii) who is, or at the time of termination of employment was, primarily engaged in the Coors Business, or (b) has been designated by MCBC as a Transferring CBC Employee on Schedule 6.06(a) (as such Schedule 6.06(a) may be updated from time to time prior to the Closing with the consent of SABMiller, which consent shall not be unreasonably withheld) under the heading “Transferring CBC Employee.”

“Transferring Miller Employee” means, other than an Excluded Miller Employee, any individual who, as of the Closing Date, either (a)(i) is then a current or former employee of (including any full time, part-time, temporary employee or an individual in any other employment relationship with), or then on a leave of absence (including, without limitation, paid or unpaid leave, disability, medical, personal or any other form of leave) from a SABMiller Group Company and (ii) who is, or at the time of termination of employment was, primarily engaged in the Miller Business, or (b) has been designated by SABMiller as a Transferring Miller Employee on Schedule 6.06(b) (as such Schedule 6.06(b) may be updated from time to time prior to the Closing with the consent of MCBC, which consent shall not be unreasonably withheld) under the heading “Transferring Miller Employee.”

“United States” means the 50 states of the United States of America and the District of Columbia, and “the US” shall be construed accordingly.

“US GAAP” means the accounting principles generally accepted in the United States as in effect from time to time.

“Water Supply Lease” means the Water Supply Lease that the Company, Miller, MCBC and CBC shall execute and deliver at Closing providing for the lease and provision of water to the Company by MCBC, CBC and their Affiliates substantially in the form attached hereto as Attachment III.

(b)           Each of the following terms used in this Agreement is defined in the Section set forth opposite such term:

Term	Section

Actuary	2.10(f)
Adjustment Amount	2.10(a)
Agreement	Preamble
Assumed Benefit Plans	6.06(g)
Assumed CBAs	6.06(i)
Assumed Claim	9.05(b)
Ball	2.09(c)(vi)
Ball Payment	2.09(c)(vi)
CBA	4.01(m)(i)(A)
CBC	Preamble
CBC Benefit Plans	4.01(s)(i)
CBC Cash Contribution	2.08(b)(viii)

CBC Interests	2.04
CBC Leased Real Property	4.01(o)(ii)
CBC Material Contracts	4.01(m)
CBC Objection Notice	2.10(c)(ii)
CBC Owned Real Property	4.01(o)(i)
CBC Policies	4.01(k)(ii)
CBC Real Properties	4.01(o)(ii)
CBC Retiree Liabilities	2.08(b)(ix)
CBC Retiree Liability Notice	2.10(b)(i)
CBC Surveys	8.03(f)
CBC Title Commitments	8.03(e)
CBC Title Company	8.03(e)
CBC Title Policies	8.03(e)
CERCLA	1.01 (Environmental Law(s))
CIC Payment	2.08(d)(ix)
Claims	9.05(a)
Closing	3.02
Closing Amount	2.10(f)
Closing CBC Retiree Amount	2.10(b)(i)
Closing Miller Retiree Amount	2.10(c)(i)
Company	Preamble
Company Employees	6.06(a)
Copyright	1.01 (Intellectual Property)
Confidentiality Agreement	5.01
Controlling Party	11.05(b)
Coors Financial Information	4.01(i)(i)
Dispute	12.13(a)
First Tribunal	12.13(i)
Income Tax Returns	11.01(a)
Indemnitees	9.02
Interim Relief Application	12.13(j)
Joinder	2.01
Latest CBC Balance Sheet	4.01(i)(ii)
Latest Miller Balance Sheet	4.02(i)(ii)
LLC	6.08(a)
Losses	9.02
Miller	Preamble
MCBC	Preamble
MCBC Basket	9.07(b)
MCBC Cap	9.07(b)
Miller Basket	9.07(b)
Miller Benefit Plans	4.02(s)(i)
Miller Cap	9.07(b)
Miller Contributed IP	2.09(b)(vi)
Miller Contributions	2.09(b)

Miller Excluded Assets	2.09(c)
Miller Excluded Liabilities	2.09(d)
Miller Financial Information	4.02(i)(i)
Miller Interests	2.04
Miller Leased Real Property	4.02(o)(ii)
Miller Material Contracts	4.02(m)
Miller Objection Notice	2.10(b)(ii)
Miller Owned Real Property	4.02(o)(i)
Miller Policies	4.02(k)(ii)
Miller Real Property	4.02(o)(ii)
Miller Retiree Liabilities	2.09(b)(vii)
Miller Retiree Liability Notice	2.10(c)(i)
Miller Surveys	8.02(f)
Miller Title Commitments	8.02(e)
Miller Title Company	8.02(e)
Miller Title Policies	8.02(e)
Minimum Claim Threshold	9.07(b)
Molson Coors Contributed IP	2.08(b)(vii)
Molson Coors Contributions	2.08(b)
Molson Coors Excluded Assets	2.08(c)
Molson Coors Excluded Liabilities	2.08(d)
Multiemployer Plan	6.06(i)(i)
Non-Controlling Party	11.05(b)
Operating Agreement	2.02
Parent 401(k) Plan	6.06(b)
Parties	Preamble
Party	Preamble
Patents	1.01 (Intellectual Property)
Regulation	8.01(b)
Report	4.01(i)(iii)
Revised Amount	2.10(f)
Revised CBC Retiree Amount	2.10(b)(ii)
Revised Miller Retiree Amount	2.10(c)(ii)
SABMiller	Preamble
SEC	4.01(i)(iii)
Shareholder	Preamble
Shareholders	Preamble
Software	1.01 (Intellectual Property)
Straddle Period Taxes	11.03(b)
Stub Bonus	6.06(f)
Stub Period	6.06(f)
Trade Secrets	1.01 (Intellectual Property)
Transfer Taxes	12.03
Unassigned CBC Asset	6.02(b)
Unassigned Miller Asset	6.02(c)
WARN Act	4.01(t)(iv)

ARTICLE II
THE JOINT VENTURE

Section 2.01           Organization of the Company.  On the Closing Date, the Shareholders shall cause the Company to be formed as a Delaware limited liability company by filing a certificate of formation with the Secretary of State of the State of Delaware in the form agreed by the Shareholders and by their execution of the Operating Agreement.  On the Closing Date, the Shareholders shall cause the Company to execute a joinder to this Agreement as a Party hereto in the form agreed by the Shareholders (the “Joinder”).

Section 2.02           Operating Agreement.  On the Closing Date, the Shareholders shall execute and deliver the limited liability company operating agreement governing the affairs of the Company and the conduct of the Company’s business substantially in the form attached hereto as Attachment I (the “Operating Agreement”).

Section 2.03           Name.  The name of the Company shall be MillerCoors LLC.

Section 2.04           Shareholders.  Upon the formation of the Company, the Company shall have authorized capital consisting of 1,000,000 Shares, consisting of 840,000 Class A Shares and 160,000 Class B Shares, and no preferred shares.  Of those 1,000,000 Shares, immediately after the Closing, Miller will own all 160,000 Class B Shares, while Miller and CBC will each own 420,000 Class A Shares.  Miller’s 160,000 Class B Shares and 420,000 Class A Shares are collectively referred to herein as the “Miller Interests,” and CBC’s 420,000 Class A Shares are referred to herein as the “CBC Interests.”  As set forth more fully in the Operating Agreement, the Class B Shares and the Class A Shares will have the same rights and preferences in all respects except that the Class B Shares shall not have voting rights or privileges.

Section 2.05           Board of Directors and Officers.  From and after the Closing, the Company shall be managed by the Board and by officers as provided in the Operating Agreement.

Section 2.06           Purpose of the Company.  Each of the Parties hereby acknowledges and agrees that the exclusive purposes for which the Company will be formed shall be:

(a)           to serve as the vehicle for the joint venture between Miller and CBC relating to the combination of their respective operations in the Territory;

(b)           to enter into and perform its obligations under the Transaction Documents to which it is a party; and

(c)           to have all the powers permitted by the Delaware Act.

Subject to the terms of this Agreement and the Operating Agreement, the Company may engage in any activity and perform any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the foregoing purposes.

Section 2.07           Term.  The term of the Company shall be perpetual unless earlier terminated in accordance with the provisions of the Operating Agreement.

Section 2.08           Initial Molson Coors Contributions.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, MCBC and CBC shall, and shall cause each of their respective Subsidiaries to, assign, transfer and convey at the Closing to the Company, and the Company shall assume and receive from MCBC, CBC and each of their respective Subsidiaries, all right, title and interest of every kind and nature in and to the Molson Coors Contributions, whether tangible or intangible, and wherever located and by whomever possessed, free and clear of any Lien, other than Permitted Liens.  The transfer of the Molson Coors Contributions to the Company is intended to constitute a tax-free contribution to a partnership under Section 721 of the Code.

(b)           The term “Molson Coors Contributions” shall include, except as otherwise specifically provided herein, all right, title and interest in and to all of the assets and liabilities of MCBC, CBC and their respective Subsidiaries used in, intended to be used in or related to the conduct of the Coors Business (other than the Molson Coors Excluded Assets and Molson Coors Excluded Liabilities) including all of MCBC’s, CBC’s and their respective Subsidiaries’ right, title and interest in and to and liabilities and obligations under:

(i)            all current assets of the Coors Business (excluding cash (other than the CBC Cash Contribution and cash representing container deposits)), including accounts receivables, inventory, investments held for sale, pension assets and prepaid expenses;

(ii)           all current liabilities of the Coors Business, including accounts payable and liabilities in respect of Non-Income Taxes, but excluding liabilities in respect of Income Taxes;

(iii)          all machinery, equipment, vehicles, furniture, fixtures, printing plates, spare and replacement parts and other tangible personal property of the Coors Business;

(iv)          the CBC Real Properties;

(v)           all of (A) CBC’s equity interests in each of Rocky Mountain Metal Container LLC and Rocky Mountain Bottle Company LLC, (each of which shall be treated as a partnership for U.S. federal income tax purposes) and (B) the equity of AC Golden Brewing Company LLC, CBC Puerto Rico, LLC and Coors Distribution Company; provided, however, that (1) with respect to each of the Subsidiaries set forth in clauses (A) and (B) any Molson Coors Excluded Assets held by such entities or their Subsidiaries may be transferred out of such entities prior to Closing without violating any other provision of this Agreement, and (2) with respect to each of the Subsidiaries set forth in clause (B), no Molson Coors Excluded Liabilities of such entities or their Subsidiaries shall be assumed by the Company (but rather shall be fully assumed by or otherwise be the sole obligation and responsibility of the Molson Coors Group);

(vi)          subject to Section 6.02(b), all Molson Coors Assumed Contracts;

(vii)         subject to the terms of the Brand Cooperation Agreement and the Molson Coors IP License Agreement, (A) the Intellectual Property registrations and applications that are set forth on Schedule 2.08(b)(vii), (B) all rights to all other CBC Owned IP that is used, held for use or exploited as of the Closing Date in the Territory (whether exclusively or not) in connection with any Molson Coors Contributed Brands (or any goods or services bearing, or provided under, such Molson Coors Contributed Brands), but excluding any CBC Owned IP that constitutes Molson Coors Excluded Assets, (C) all income, royalties, damages and payments due or payable at the Closing or thereafter relating to such Intellectual Property included in (A) or (B) above (including damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover damages for past infringements or misappropriations thereof and to fully and entirely stand in the place of MCBC, CBC or their respective Subsidiaries, as applicable, in all matters related thereto, any and all corresponding rights that, now or hereafter, may be secured throughout the Territory, and all copies and tangible embodiments of any such Intellectual Property), (D) all past and present goodwill (including the right to represent to third parties that the Company is the successor to the Coors Business) and related intangible property associated with or symbolized by any of the foregoing, including relationships with suppliers, customers and employees, (E) all registrations that have been or may be granted thereon, all applications for registrations thereof, and all records and files related thereto in the Territory, and (F) all rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions in the Territory (the “Molson Coors Contributed IP”);

(viii)        $51,000,000 plus the Miller Assumed Contract Adjustment Payment in cash (the “CBC Cash Contribution”), and all cash representing container deposits;

(ix)           all liabilities and related assets in respect of (A) tax-qualified defined benefit pension obligations relating to the Transferring CBC Employees, (B) tax-qualified defined benefit pension obligations accrued as of the Closing Date relating to the Excluded CBC Employees and (C) retiree medical obligations relating to the Transferring CBC Employees (collectively, the “CBC Retiree Liabilities”), subject to the provisions of Section 2.10(b);

(x)            except as otherwise specifically set forth in this Agreement, (A) all liabilities relating to Transferring CBC Employees under all CBC Benefit Plans and (B) those assets held in trust to fund, and all insurance policies funding, any such liabilities;

(xi)           except as otherwise specifically set forth in this Agreement, all liabilities with respect to the employment or termination of employment of all Transferring CBC Employees (and their dependents and beneficiaries);

(xii)          except as set forth on Schedule 2.08(b)(xii), all guaranties, warranties, indemnities and similar rights in favor of MCBC, CBC or any of their respective Subsidiaries with respect to any Molson Coors Contribution;

(xiii)         all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, documents, agreements (other than the Transaction Documents), mailing lists, catalogues, brochures, sales data and information, advertising material, other distribution lists, billing records, sale and promotional literature, manuals, material client and supplier correspondence (in all cases, in any form or medium, including computerized media), of MCBC, CBC or any of their respective Subsidiaries to the extent that they are used in, or arise out of, the conduct or operation of the Coors Business (including, without limitation, any records or files necessary to the administration of any CBC Benefit Plan assumed by the Company pursuant to this Agreement);

(xiv)        all rights, claims and credits arising under any insurance policies maintained by MCBC, CBC or any of their respective Subsidiaries to the extent arising from or applicable to the Coors Business whenever arising;

(xv)         the liabilities set forth on Schedule 2.08(b)(xv); and

(xvi)        subject to Section 2.08(c)(vi), all of MCBC’s, CBC’s and their respective Subsidiaries’ rights, claims, credits, causes of action, rights to indemnification and contribution or rights of set off against third parties to the extent arising from or applicable to the Coors Business whenever arising.

The contribution of any asset or liability in respect of the Molson Coors Contributions may be structured either as a direct contribution of the asset or liability or as a contribution of all of the equity of a limited liability company that owns such asset or bears such liability and is treated as a disregarded entity for U.S. federal income tax purposes; provided, however, that, except as expressly provided otherwise herein, no Molson Coors Excluded Liabilities of any such limited liability company shall be assumed by the Company, but rather any Molson Coors Excluded Liabilities shall be the sole responsibility and obligation of, or shall be fully assumed by, the Molson Coors Group Companies.

(c)           The term “Molson Coors Excluded Assets” shall mean:

(i)            all cash, other than the CBC Cash Contribution and all cash representing container deposits;

(ii)           capital stock and other equity interests in MCBC, CBC or any of their respective Subsidiaries other than as described in Section 2.08(b)(v);

(iii)          all rights of MCBC and CBC under the Transaction Documents;

(iv)          water usage and storage rights of MCBC, CBC and their respective Affiliates in Colorado, provided that water usage and storage rights relating to the real property owned by any Molson Coors Group Company in south central Colorado shall not be Molson Coors Excluded Assets;

(v)           (A) all Intellectual Property registrations and applications other than those that are set forth on Schedule 2.08(b)(vii), (B) all rights to all other CBC Owned IP used, held for use or exploited as of the Closing Date in the Territory by a Molson Coors Group Company exclusively in connection with a brand other than a Molson Coors Contributed Brand (or exclusively in connection with any goods or services bearing, or provided under, a brand other than a Molson Coors Contributed Brand) and (C) all rights to use or exploit outside the

Territory any Intellectual Property (other than the Internet domain names that are set forth on Schedule 2.08(b)(vii)).  Without limiting the foregoing, the Parties agree that Molson Coors Excluded Assets shall include all of the following held by any Molson Coors Group Company: (X) all issued Patents and Trademark and Copyright registrations, and applications for any of the foregoing, that are registered or applied for outside the Territory, (Y) all rights, including common law rights, to use or exploit Trademarks outside the Territory and (Z) all rights to use, exploit, or limit the use or disclosure of, Trade Secrets outside the Territory;

(vi)          all rights of recovery pursuant to, and all interests in, any claim by MCBC or any of its Affiliates described on Schedule 2.08(c)(vi);

(vii)         the Coors family home situated on the grounds of the CBC brewery in Colorado, and access thereto (including roadway, utility and other necessary rights-of-way and easements);

(viii)        all of the assets and interests set forth on Schedule 2.08(c)(viii), including retention by MCBC, CBC and their respective Subsidiaries of (A) the golf courses listed thereon and (B) CBC’s limited partner ownership interest in the Colorado Rockies major league baseball franchise;

(ix)           those assets held in trust to fund, and all insurance policies funding, any of the liabilities set forth in Section 2.08(d)(vii) below;

(x)            except as otherwise specifically set forth in this Agreement, all tangible assets located at MCBC’s headquarter office in Denver, Colorado;

(xi)           all computer Software and hardware necessary for the operation of the business of the Molson Coors Group Companies (other than software and hardware used exclusively in connection with the Coors Business), and all Contracts with third parties to the extent relating thereto;

(xii)          any incidental asset used outside the Coors Business that is not material to the Coors Business;

(xiii)         hops inventory in excess of that amount required to supply all of the Coors Business’s hops demands for two years after the Closing Date based on current production levels; and

(xiv)        any assets inside the Territory which are owned by a Molson Coors Group Company other than a CBC Group Company and used in connection with its business of exporting Beer into the Territory.

(d)           The term “Molson Coors Excluded Liabilities” shall mean:

(i)            all indebtedness for borrowed money (including any guarantees, credit support agreements, letters of credit or other similar instruments with respect to any indebtedness for borrowed money other than those liabilities described on Schedule

2.08(b)(xv)), and all currency and interest rate derivatives, of the Molson Coors Group Companies;

(ii)           any liability to pay fees or commissions to any broker, finder or agent retained by any Molson Coors Group Company or any of their stockholders or other representatives with respect to the Contemplated Transactions;

(iii)          any liability, obligation or commitment of any Molson Coors Group Company, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, whether known or unknown, to the extent arising out of or relating to the operation or conduct by any Molson Coors Group Company of any Molson Coors Excluded Asset or any business other than the Coors Business, including any liability, obligation or commitment on Schedule 2.08(d)(iii);

(iv)          any liability for Income Taxes arising from the operation of the Coors Business for a taxable period, or the portion thereof, ending on or before the Closing Date attributable to the Molson Coors Contributions;

(v)           any liability for which MCBC or CBC is responsible pursuant to any Transaction Document;

(vi)          any liability arising out of a pre-Closing breach by any Person of any Molson Coors Assumed Contract;

(vii)         except as otherwise specifically set forth in this Agreement, all liabilities relating to Excluded CBC Employees, including, without limitation, any liability relating to Excluded CBC Employees under any CBC Benefit Plan;

(viii)        all liabilities (including, without limitation, the settlement of) relating to any Equity Award held by a Transferring CBC Employee and granted pursuant to a CBC Benefit Plan;

(ix)           all liabilities, obligations and commitments with respect to (i) any transaction bonus, stay bonus, retention bonus or similar bonus and (ii) any change in control payment or any similar payment, benefit or obligation (a “CIC Payment”), in respect of the CBC Employee Group, payable pursuant to any plan, agreement or arrangement in effect as of the Closing Date (including, without limitation, any such bonus or CIC Payment set forth on Schedule 4.01(s) in response to Section 4.01(s)(viii)), regardless of when such bonus or such CIC Payment is payable, unless such bonus or such CIC Payment has been agreed in writing by the Parties to be contributed to the Company; provided that, with respect to any CIC Payment to be paid to a Transferring CBC Employee set forth on Schedule 2.08(d)(ix) as a result of a termination of such employee, if any, only that portion of such CIC Payment that exceeds the severance benefit, if any, to which such Transferring CBC Employee would have otherwise been entitled in the event such Transferring CBC Employee’s employment had been terminated in the same termination of employment circumstances which gave rise to such CIC Payment (but assuming, for these purposes, that such Transferring CBC Employee was not entitled to any enhanced severance pursuant to any change of control agreement or arrangement) shall be considered a CBC Excluded Liability;

(x)            all liabilities, obligations and commitments, whether presently in existence or arising hereafter, including all those arising under or relating to any Environmental Laws, which are attributable or caused by or which relate to or result from any property or facility formerly owned, leased or operated by MCBC, CBC or any of their respective Subsidiaries (or any of their respective predecessors or Affiliates) or any other property or facility formerly used in the Coors Business, including without limitation all liabilities, obligations and commitments arising from or relating to Hazardous Substances generated, disposed of, stored, recycled, transported, discharged, or released, in connection with the use, ownership, operation or maintenance of such properties or facilities, at any off-site location; and

(xi)           all of the liabilities set forth on Schedule 2.08(d)(xi).

(e)           The Parties contemplate that, consistent with the preamble to this Agreement, CBC will be the sole contributor of the Molson Coors Contributions and one of two initial Shareholders of the Company.

Section 2.09           Initial Miller Contributions.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, Miller shall, and SABMiller and Miller shall cause the Miller Group Companies to, assign, transfer and convey at the Closing to the Company, and the Company shall assume and receive from Miller and each of its Subsidiaries, all right, title and interest of every kind and nature, in and to the Miller Contributions, whether tangible or intangible, and wherever located and by whomever possessed, free and clear of any Lien, other than Permitted Liens (it being understood that, notwithstanding any other provision of this Agreement but without any prejudice to the indemnity for any breach of Section 4.02(j)(iii), no SABMiller Group Company other than a Miller Group Company shall, directly or indirectly, be required to assign, transfer or convey any Miller Contributions).  The transfer of the Miller Contributions to the Company is intended to constitute a tax-free contribution to a partnership under Section 721 of the Code.

(b)           The term “Miller Contributions” shall include, except as otherwise specifically provided herein, all right, title and interest in and to all of the assets and liabilities of Miller and its Subsidiaries used in, intended to be used in or related to the conduct of the Miller Business (other than the Miller Excluded Assets and Miller Excluded Liabilities), including all of Miller’s and its Subsidiaries’ right, title and interest in and to, and liabilities and obligations under:

(i)            all current assets of the Miller Business (excluding cash (other than cash representing container deposits)), including accounts receivables, inventory, investments held for sale, pension assets and prepaid expenses;

(ii)           all current liabilities of the Miller Business, including accounts payable and liabilities in respect of Non-Income Taxes, but excluding liabilities in respect of Income Taxes;

(iii)          all machinery, equipment, vehicles, furniture, fixtures, printing plates, spare and replacement parts and other tangible personal property of the Miller Business;

(iv)          the Miller Real Properties;

(v)           subject to Section 6.02(c), all Miller Assumed Contracts;

(vi)          subject to the terms of the Brand Cooperation Agreement and the Miller IP License Agreement, (A) the Intellectual Property registrations and applications that are set forth on Schedule 2.09(b)(vi), (B) all rights to all other Miller Owned IP that is used, held for use or exploited as of the Closing Date in the Territory (whether exclusively or not) in connection with any Miller Contributed Brands (or any goods or services bearing, or provided under, such Miller Contributed Brands), but excluding any Miller Owned IP that constitutes Miller Excluded Assets, (C) all income, royalties, damages and payments due or payable at the Closing or thereafter relating to such Intellectual Property included in (A) or (B) above (including damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover damages for past infringements or misappropriations thereof and to fully and entirely stand in the place of SABMiller, Miller or their respective Subsidiaries, as applicable, in all matters related thereto, any and all corresponding rights that, now or hereafter, may be secured throughout the Territory, and all copies and tangible embodiments of any such Intellectual Property), (D) all past and present goodwill (including the right to represent to third parties that the Company is the successor to the Miller Business) and related intangible property associated with or symbolized by any of the foregoing, including relationships with suppliers, customers and employees, (E) all registrations that have been or may be granted thereon, all applications for registrations thereof, and all records and files related thereto in the Territory, and (F) all rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions in the Territory (the “Miller Contributed IP”);

(vii)         all liabilities and related assets in respect of (A) tax-qualified defined benefit pension obligations relating to the Transferring Miller Employees, (B) tax-qualified defined benefit pension obligations accrued as of the Closing Date relating to the Excluded Miller Employees and (C) retiree medical obligations relating to the Transferring Miller Employees (collectively, the “Miller Retiree Liabilities”), subject to the provisions of Section 2.10(c);

(viii)        except as otherwise specifically set forth in this Agreement, (A) all liabilities relating to Transferring Miller Employees under all Miller Benefit Plans and (B) those assets held in trust to fund, and all insurance policies funding, any such liabilities;

(ix)           except as otherwise specifically set forth in this Agreement, all liabilities with respect to the employment or termination of employment of all Transferring Miller Employees (and their dependents and beneficiaries);

(x)            all of (A) the equity interests in each of JLB Co. Inc., Martlet, Inc., and MBC Acquisition Corp. (each of which shall have been converted to a limited liability company prior to the Closing and be treated as a disregarded entity for U.S. federal income tax purposes), (B) the equity interests currently held by Miller and Martlet, Inc. in Foster’s USA, LLC (which shall be treated as a partnership for U.S. federal income tax purposes) and (C) the equity interests currently held by MBC Acquisition Corp. in Miller Brands - Milwaukee LLC

and Windmill Distributing Company, L.P. (each of which shall be treated as a partnership for U.S. federal income tax purposes); provided, however, that the equity interests held by Martlet Inc. in Foster’s USA LLC and the equity interests held by MBC Acquisition Corp. in Miller Brands - Milwaukee LLC and Windmill Distributing Company, L.P. will be contributed indirectly through the contribution of the equity interests in Martlet Inc. and MBC Acquisition Corp., respectively, and shall continue to be held by Martlet Inc. and MBC Acquisition Corp., respectively; provided further, however, that (1) with respect to each of the Subsidiaries and entities set forth in clauses (A), (B) and (C), any Miller Excluded Assets held by such entities or their Subsidiaries may be transferred out of such entities prior to Closing without violating any other provision of this Agreement, and (2) with respect to each of the Subsidiaries and entities set forth in clauses (A) and (B), no Miller Excluded Liabilities of such entities or their Subsidiaries shall be assumed by the Company (but rather shall be fully assumed by or otherwise be the sole obligation and responsibility of the SABMiller Group Companies);

(xi)           all guaranties, warranties, indemnities and similar rights in favor of SABMiller, Miller or any of their respective Subsidiaries with respect to any Miller Contribution;

(xii)          all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, documents, agreements (other than the Transaction Documents), mailing lists, catalogues, brochures, sales data and information, advertising material, other distribution lists, billing records, sale and promotional literature, manuals, material client and supplier correspondence (in all cases, in any form or medium, including computerized media), of SABMiller, Miller or any of their respective Subsidiaries to the extent that they are used in, or arise out of, the conduct or operation of the Miller Business (including, without limitation, any records or files necessary to the administration of any Miller Benefit Plan assumed by the Company pursuant to this Agreement);

(xiii)         all rights, claims and credits arising under any insurance policies maintained by SABMiller, Miller or any of their respective Subsidiaries to the extent arising from or applicable to the Miller Business, and any rights that Miller may have in relation to insurance policies of Altria Group, Inc. under the terms of the May 30, 2002 Agreement between SABMiller and Altria Group, Inc., in each case whenever arising;

(xiv)        subject to Section 2.09(c)(vi), all of SABMiller’s, Miller’s and their respective Subsidiaries’ rights, claims, credits, causes of action, rights to indemnification and contribution or rights of set-off against third parties to the extent arising from or applicable to the Miller Business whenever arising; and

(xv)         the liabilities set forth on Schedule 2.09(b)(xv).

The contribution of any asset or liability in respect of the Miller Contributions may be structured either as a direct contribution of the asset or liability or as a contribution of all of the equity of a limited liability company that owns such asset or bears such liability and is treated as a disregarded entity for U.S. federal income tax purposes; provided, however, that, except as expressly provided otherwise herein, no Miller Excluded Liabilities of any such limited liability company shall be assumed by the Company, but rather any Miller Excluded Liabilities shall be the sole responsibility and obligation of, or shall be fully assumed by, the SABMiller Group Companies.

(c)           The term “Miller Excluded Assets” shall mean:

(i)            all cash other than cash representing container deposits;

(ii)           capital stock and other equity interests in Miller or any of its respective Subsidiaries other than as described in Section 2.09(b)(x);

(iii)          all rights of SABMiller and Miller under the Transaction Documents;

(iv)          (A) all Intellectual Property registrations and applications other than those that are set forth on Schedule 2.09(b)(vi), (B) all rights to all other Miller Owned IP that is used, held for use or exploited as of the Closing Date in the Territory by a SABMiller Group Company exclusively in connection with a brand other than a Miller Contributed Brand (or exclusively in connection with any goods or services bearing, or provided under, a brand other than a Miller Contributed Brand) and (C) all rights to use or exploit outside the Territory any Intellectual Property (other than the Internet domain names that are set forth on Schedule 2.09(b)(vi)).  Without limiting the foregoing, the Parties agree that Miller Excluded Assets shall include all of the following held by any SABMiller Group Company: (X) all issued Patents and Trademark  and Copyright registrations, and applications for any of the foregoing, that are registered or applied for outside the Territory, (Y) all rights, including common law rights, to use or exploit Trademarks outside the Territory and (Z) all rights to use, exploit, or limit the use or disclosure of, Trade Secrets outside the Territory;

(v)           all of the interests in and the assets of and comprising the Miller Group’s International Division;

(vi)          all rights of recovery pursuant to, and all interests in, the cash payment of approximately $70 million due pursuant to the settlement of the claim by Miller against Ball Metal Beverage Container Corp. (“Ball”) as announced by Ball on October 9, 2007 (the “Ball Payment”);

(vii)         receivables due to any Miller Group Company from SABMiller or any of its Subsidiaries in respect of money borrowed (other than trade receivables) and not arising out of the operations of the Miller Business;

(viii)        dividends due to any Miller Group Company from any Affiliate of SABMiller (other than another Miller Group Company);

(ix)           all of the assets and interests set forth on Schedule 2.09(c)(ix);

(x)            those assets held in trust to fund, and all insurance policies funding, any of the liabilities set forth in Section 2.09(d)(viii) below;

(xi)           all royalty or equivalent rights in respect of oil and gas deposits at the Fort Worth Brewery;

(xii)          the Puerto Rico branch office of MBI, Inc., except to the extent required to operate the Miller Business in the Territory (if any);

(xiii)         hops inventory in excess of that amount required to supply all of the Miller Business’s hops demands for two years after the Closing Date based on current production levels;

(xiv)        any assets inside the Territory which are owned by a SABMiller Group Company other than a Miller Group Company and used in connection with its business  of exporting Beer into the Territory; and

(xv)         office equipment of de minimis value owned by SABMiller Holdings and used in connection with the Miller Business at Miller’s Puerto Rico office.

(d)           The term “Miller Excluded Liabilities” shall mean:

(i)            all indebtedness for borrowed money (including any guarantees, credit support agreements, letters of credit or other similar instruments with respect to any indebtedness for borrowed money other than those liabilities described on Schedule 2.09(b)(xv)) and all currency and interest rate derivatives, of the SABMiller Group Companies;

(ii)           all of the liabilities of and comprising the Miller Group’s International Division;

(iii)          any liability to pay fees or commissions to any broker, finder or agent retained by any SABMiller Group Company or any of their stockholders or other representatives with respect to the Contemplated Transactions;

(iv)          any liability, obligation or commitment of any SABMiller Group Company, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, whether known or unknown, to the extent arising out of or relating to the operation or conduct by any SABMiller Group Company of any Miller Excluded Asset or any business other than the Miller Business, including any liability, obligation or commitment arising out of the Ball Payment;

(v)           any liability for Income Taxes arising from the operation of the Miller Business for a taxable period, or the portion thereof, ending on or before the Closing Date attributable to the Miller Contributions;

(vi)          any liability for which SABMiller or Miller is responsible pursuant to any Transaction Document;

(vii)         any liability arising out of a pre-Closing breach by any Person of any Miller Assumed Contract;

(viii)        except as otherwise specifically set forth in this Agreement, all liabilities relating to Excluded Miller Employees including, without limitation, any liability relating to Excluded Miller Employees under any Miller Benefit Plan;

(ix)           all liabilities (including, without limitation, the settlement of) relating to any Equity Award held by a Transferring Miller Employee and granted pursuant to a Miller Benefit Plan or otherwise (including, without limitation, any Equity Award relating to the stock of Altria Group, Inc. or its successors and any Equity Award previously relating to the stock of Altria Group, Inc. that was subsequently converted into an Equity Award on the stock of another corporate entity);

(x)            all liabilities, obligations and commitments with respect to (i) any transaction bonus, stay bonus, retention bonus or similar bonus and (ii) any CIC Payment, in respect of the Miller Employee Group, payable pursuant to any plan, agreement or arrangement in effect as of the Closing Date (including, without limitation, any such bonus or CIC Payment set forth as item 4 on Schedule 4.02(s)(viii), but excluding for purposes of this Section 2.09(d)(x) any other bonus or CIC Payment set forth as items 1, 2, 3, 5 and 6 on Schedule 4.02(s)(viii)), regardless of when such bonus or such CIC Payment is payable, unless such bonus or CIC Payment has been agreed in writing by the Parties to be contributed to the Company;

(xi)           all liabilities, obligations and commitments, whether presently in existence or arising hereafter, including all those arising under or relating to any Environmental Laws, which are attributable or caused by or which relate to or result from any property or facility formerly owned, leased or operated by SABMiller, Miller or any of their respective Subsidiaries (or any of their respective predecessors or Affiliates) or any other property or facility formerly used in the Miller Business, including without limitation all liabilities, obligations and commitments arising from or relating to Hazardous Substances generated, disposed of, stored, recycled, transported, discharged, or released, in connection with the use, ownership, operation or maintenance of such properties or facilities, at any off-site location; and

(xii)          all of the liabilities set forth on Schedule 2.09(d)(xii).

(e)           The Parties contemplate that, consistent with the preamble to this Agreement, Miller will be the sole contributor of the Miller Contributions and one of two initial Shareholders of the Company.

Section 2.10           Determination of Certain Closing Payments.

(a)           The Company shall pay to each Shareholder, as applicable, within ten (10) Business Days after the determination of the Shareholders’ Adjustment Amounts as an adjustment to, and repayment of, such Shareholder’s capital contributions to the Company, an amount equal to the lesser of (i) such Shareholder’s Capital Expenditures; and (ii) such Shareholder’s Adjustment Amount, if any.  A Shareholder’s “Adjustment Amount” for purposes of this Section 2.10 means the sum of the amounts described as included within such Shareholder’s Adjustment Amount in Sections 2.10(b) and 2.10(c), plus, in the case of Miller, the sum of the Miller Assumed Contract Adjustment Payment and $21,000,000.  The Parties agree to treat and report for U.S. federal income tax purposes all Adjustment Amounts paid to a Shareholder pursuant to this Section 2.10(a) (plus any payments pursuant to Section 2.10(e), to the extent permitted by Applicable Law) as a reimbursement of such Shareholder’s Capital Expenditures within the meaning of Treasury Regulation Section 1.707-4(d).  Nothing herein shall be understood to relieve a Shareholder from its obligation to make payments to the Company, if any, as determined pursuant to Sections 2.10(b) and 2.10(c) hereof.

(b)           A post-Closing adjustment in respect of the CBC Retiree Liabilities shall occur as follows:

(i)            As soon as practicable and in any event within thirty (30) Business Days following the Closing Date, CBC shall deliver to Miller a statement (the “CBC Retiree Liability Notice”) prepared by CBC in good faith setting forth the actuarially estimated amount (the “Closing CBC Retiree Amount”) of the CBC Retiree Liabilities as of the Closing Date (using the methodologies and assumptions used in determining the $176,000,000 estimate of such liabilities agreed by the Parties prior to the date hereof and which are set forth on Schedule 2.10(b)(i), but updated for market values and market discount rates, with the liabilities being rolled forward to adjust for interest costs, service costs and benefit payments, as of the Closing) and showing in reasonable detail how such amount was calculated.  If the Closing CBC Retiree Amount is greater than $176,000,000, then, unless Miller has delivered a Miller Objection Notice under Section 2.10(b)(ii) below, CBC shall make a cash payment to the Company, within ten (10) Business Days after the expiration of the period for delivery of a Miller Objection Notice, equal to the excess of the Closing CBC Retiree Amount over $176,000,000.  If the Closing CBC Retiree Amount is less than $176,000,000, then, unless Miller has delivered a Miller Objection Notice under Section 2.10(b)(ii) below, CBC’s Adjustment Amount shall include an amount equal to the excess of $176,000,000 over the Closing CBC Retiree Amount; provided that any overfunding of pension liabilities shall not offset any retiree medical benefit obligations for the purposes of calculating whether $176,000,000 exceeds the Closing CBC Retiree Amount.

(ii)           Miller shall have the right to inspect the books and records of the CBC Group Companies (on reasonable notice and during usual business hours) during the period ending twenty (20) Business Days after the date of the CBC Retiree Liability Notice to the extent reasonably required for the calculation of the Closing CBC Retiree Amount.  Miller shall have the right, only during such twenty Business Day period, to object to the Closing CBC Retiree Amount by delivering to CBC and the Company a notice (a “Miller Objection Notice”) setting out its detailed revised calculation (using the methodologies and assumptions used in determining the $176,000,000 estimate of such liabilities agreed by the Parties prior to the date hereof and which are set forth on Schedule 2.10(b)(i), but updated for market values and market discount rates, with the liabilities being rolled forward to adjust for interest costs, service costs and benefit payments, as of the Closing) of the Closing CBC Retiree Amount (the “Revised CBC Retiree Amount”).  If CBC agrees with Miller’s calculation of the Revised CBC Retiree Amount, CBC shall deliver notice of its agreement to Miller and the Company, and (A) if the Revised CBC Retiree Amount is greater than $176,000,000, CBC shall (within ten (10) Business Days of delivery of CBC’s notice) make a cash payment to the Company equal to such excess, or (B) if the Revised CBC Retiree Amount is less than $176,000,000, CBC’s

Adjustment Amount shall include an amount equal to the excess of $176,000,000 over the Revised CBC Retiree Amount.  If CBC does not dispute Miller’s calculation of the Revised CBC Retiree Amount within ten (10) Business Days of its receipt of the Miller Objection Notice, CBC will be deemed to have agreed to Miller’s calculation and notice of CBC’s agreement will be deemed to have been given to Miller and the Company.

(iii)          If CBC disputes all or part of the Revised CBC Retiree Amount, CBC shall deliver notice (such notice setting forth the basis for such disagreement in reasonable detail) of such dispute to Miller and the Company within fifteen (15) Business Days of its receipt of the Miller Objection Notice and no payment that would otherwise be due pursuant to Section 2.10(b)(ii) shall become due until such matter is resolved.  CBC and Miller shall cooperate in good faith to resolve such dispute.  If CBC and Miller do not resolve such dispute within fifteen (15) Business Days of the date of the notice, the matter shall be submitted to the Actuary by either CBC or Miller, who shall be requested to make a final determination, within twenty (20) Business Days of such submission, of the CBC Retiree Liabilities as of the Closing (using the methodologies and assumptions used in determining the $176,000,000 estimate of such liabilities agreed by the Parties prior to the date hereof and which are set forth on Schedule 2.10(b)(i), but updated for market values and market discount rates, with the liabilities being rolled forward to adjust for interest costs, service costs and benefit payments, as of the Closing).  Upon CBC and Miller’s agreement or a final determination by the Actuary, (A) if the finally determined or agreed-upon CBC Retiree Liabilities are greater than $176,000,000, CBC shall (within three Business Days of such agreement or final determination by the Actuary), make a cash payment to the Company equal to such excess, or (B) if the finally determined or agreed-upon CBC Retiree Liabilities are less than $176,000,000, CBC’s Adjustment Amount shall include an amount equal to the excess of $176,000,000 over the finally determined or agreed-upon CBC Retiree Liabilities.

(c)           A post-Closing adjustment in respect of the Miller Retiree Liabilities shall occur as follows:

(i)            As soon as practicable and in any event within thirty (30) Business Days following the Closing Date, Miller shall deliver to CBC a statement (the “Miller Retiree Liability Notice”) prepared by Miller in good faith setting forth the actuarially estimated amount (the “Closing Miller Retiree Amount”) of the Miller Retiree Liabilities as of the Closing Date (using the methodologies and assumptions used in determining the $505,000,000 estimate of such liabilities agreed by the Parties prior to the date hereof and which are set forth on Schedule 2.10(b)(i), but updated for market values and market discount rates, with the liabilities being rolled forward to adjust for interest costs, service costs and benefit payments, as of the Closing) and showing in reasonable detail how such amount was calculated.  If the Closing Miller Retiree Amount is greater than $505,000,000, then, unless CBC has delivered a CBC Objection Notice under Section 2.10(c)(ii) below, Miller shall make a cash payment to the Company, within ten (10) Business Days after the expiration of the period for delivery of a CBC Objection Notice, equal to the excess of the Closing Miller Retiree Amount over $505,000,000.  If the Closing Miller Retiree Amount is less than $505,000,000, then, unless CBC has delivered a CBC Objection Notice under Section 2.10(c)(ii) below, Miller’s Adjustment Amount shall include an amount equal to the excess of $505,000,000 over the Closing Miller Retiree Amount; provided that any overfunding of pension liabilities shall not offset any retiree medical benefit obligations for the purposes of calculating whether $505,000,000 exceeds the Closing Miller Retiree Amount.

(ii)           CBC shall have the right to inspect the books and records of the Miller Group Companies (on reasonable notice and during usual business hours) during the period ending twenty (20) Business Days after the date of the Miller Retiree Liability Notice to the extent reasonably required for the calculation of the Closing Miller Retiree Amount.  CBC shall have the right, only during such twenty Business Day period, to object to the Closing Miller Retiree Amount by delivering to Miller and the Company a notice (a “CBC Objection Notice”) setting out its detailed revised calculation (using the methodologies and assumptions used in determining the $505,000,000 estimate of such liabilities agreed by the Parties prior to the date hereof and which are set forth on Schedule 2.10(b)(i), but updated for market values and market discount rates, with the liabilities being rolled forward to adjust for interest costs, service costs and benefit payments, as of the Closing) of the Closing Miller Retiree Amount (the “Revised Miller Retiree Amount”).  If Miller agrees with CBC’s calculation of the Revised Miller Retiree Amount, Miller shall deliver notice of its agreement to CBC and the Company, and (A) if the Revised Miller Retiree Amount is greater than $505,000,000, Miller shall (within ten (10) Business Days of delivery of Miller’s notice), make a cash payment to the Company equal to such excess, or (B) if the Revised Miller Retiree Amount is less than $505,000,000, Miller’s Adjustment Amount shall include an amount equal to the excess of $505,000,000 over the Revised Miller Retiree Amount. If Miller does not dispute CBC’s calculation of the Revised Miller Retiree Amount within ten (10) Business Days of its receipt of the CBC Objection Notice, Miller will be deemed to have agreed to CBC’s calculation and notice of Miller’s agreement will be deemed to have been given to CBC and the Company.

(iii)          If Miller disputes all or part of the Revised Miller Retiree Amount, Miller shall deliver notice (such notice setting forth the basis for such disagreement in reasonable detail) of such dispute to CBC and the Company within fifteen (15) Business Days of its receipt of the CBC Objection Notice and no payment that would otherwise be due pursuant to Section 2.10(c)(ii) shall become due until such matter is resolved.  CBC and Miller shall cooperate in good faith to resolve such dispute.  If CBC and Miller do not resolve such dispute within fifteen (15) Business Days of the date of the notice, the matter shall be submitted to the Actuary by either CBC or Miller, who shall be requested to make a final determination, within twenty (20) Business Days of such submission, of the Miller Retiree Liabilities as of the Closing (using the methodologies and assumptions used in determining the $505,000,000 estimate of such liabilities agreed by the Parties prior to the date hereof and which are set forth on Schedule 2.10(b)(i), but updated for market values and market discount rates, with the liabilities being rolled forward to adjust for interest costs, service costs and benefit payments, as of the Closing).  Upon CBC and Miller’s agreement or a final determination by the Actuary, (A) if the finally determined or agreed-upon Miller Retiree Liabilities are greater than $505,000,000, Miller shall (within three Business Days of such agreement or final determination by the Actuary) make a cash payment to the Company equal to such excess, or (B) if the finally determined or agreed-upon Miller Retiree Liabilities are less than $505,000,000, Miller’s Adjustment Amount shall include an amount equal to the excess of $505,000,000 over the finally determined or agreed-upon Miller Retiree Liabilities.

(d)           To the extent possible, amounts payable by a Shareholder to the Company pursuant to Sections 2.10(b) and 2.10(c) shall reduce such Shareholder’s Adjustment Amount rather than be made as separate payments.  In the event that a Shareholder’s Adjustment Amount exceeds such Shareholder’s Capital Expenditures, the Company shall pay the amount of such excess to the Shareholder at the same time as the payment due under Section 2.10(a).  For the avoidance of doubt, any payments due under this Section 2.10(d) shall not be treated as an Adjustment Amount payable under Section 2.10(a).

(e)           All amounts owed pursuant to this Section 2.10 shall include interest, from the Closing Date to the date of payment, at the Applicable Rate (compounded semiannually), calculated on the basis of a 365-day year.

(f)            The “Actuary” shall be such Person as may be agreed on by the Parties. In the event the Parties fail to agree on the Actuary within 10 Business Days of the date of the relevant notice of the dispute, the Actuary shall be chosen by mutual agreement of the Persons nominated to serve as the Actuary by each of the Parties.  In any event, the Actuary shall be an ERISA enrolled actuary with experience in resolving disputes involving defined benefit pension and retiree liabilities.  The decision of the Actuary shall be final and binding on the Parties, and shall be enforceable under the Federal Arbitration Act, Title 9 of the United States Code.  The fees and expenses of the Actuary shall be paid as follows:

(i)            if the amount determined by the Actuary is nearer to the Closing Amount than the Revised Amount, the fees and expenses of the Actuary will be paid by the non-disputing Party;

(ii)           if the amount determined by the Actuary is nearer to the Revised Amount than the Closing Amount, the fees and expenses of the Actuary will be paid by the disputing Party; and

(iii)          if the amount determined by the Actuary is half way between the Closing Amount and the Revised Amount, the fees and expenses of the Actuary will be borne equally by the disputing Party and the non-disputing Party.

A reference in this Section 2.10(f) to (A) the “Closing Amount” shall mean the Closing CBC Retiree Amount or the Closing Miller Retiree Amount (as the context requires), (B) the “Revised Amount” shall mean the Revised CBC Retiree Amount or the Revised Miller Retiree Amount (as the context requires), (C) the “disputing Party” shall mean whichever of Miller or CBC has disputed the Revised Amount, and (D) the “non-disputing Party” shall mean whichever of Miller or CBC is not the disputing Party.

(g)           With respect to any payment due from the Company pursuant to this Section 2.10 as a result of Section 2.10(b), Section 2.10(c) or Section 2.10(e), the Shareholders shall promptly fund such payment in proportion to their holding of Shares in the Company as of the Closing Date.  In determining the Shareholders’ respective holding of Shares for the purposes of this Section 2.10(g), Class A Shares shall be treated as identical to Class B Shares.

(h)           All payments made from the Company to CBC or Miller, or vice versa, pursuant to this Section 2.10 (other than interest as provided in Section 2.10(e)), are in the nature of an adjustment to such Shareholder’s contribution to the Company, intended to cause the amount of net assets contributed by CBC and Miller to the Company to equal the amount of net assets the Parties agreed should be contributed by such Shareholder to the Company pursuant to this Agreement.

(i)            No payment by Miller or CBC to the Company pursuant to this Section 2.10 shall entitle either Miller or CBC to any additional interest in the Company by virtue thereof beyond the Miller Interests and the CBC Interests issued to them, respectively, pursuant to this Agreement and the Operating Agreement.

Section 2.11           Tax Treatment.

(a)           It is the intent of the Shareholders that the Company shall at all times be classified as a partnership for U.S. federal income Tax purposes and each Subsidiary (other than Foster’s USA LLC, which shall be treated as a partnership for U.S. federal income tax purposes) as a disregarded entity for U.S. federal income Tax purposes.  The Company shall not elect, and shall not cause any Subsidiary to elect, to be treated as a corporation for U.S. federal income Tax purposes unless each of the Shareholders shall consent in writing.  The Parties agree that they shall cooperate to structure the Contemplated Transactions, to the extent reasonably possible, in a manner that is tax-free for U.S. federal and state income Tax purposes.

(b)           Each Shareholder acknowledges that reporting for financial accounting purposes may differ from U.S. federal income Tax treatment, and that Section 2.11(a) shall not prevent either Shareholder from appropriately reporting the Contemplated Transactions for financial accounting purposes as required under US GAAP or IFRS.

(c)           The Company and each Shareholder agree to treat the transfer of the Miller Contributions and the Molson Coors Contributions to the Company as tax-free contributions to a partnership under Section 721 of the Code.

Section 2.12           Independent Operation of Company.  Subject to the provisions of the Operating Agreement, the Company shall operate as an independent entity separate and apart from the Shareholders.

Section 2.13           Compliance with Applicable Law.  The Company shall, and the Shareholders shall at all times cause the Company to, conduct all of its activities in full compliance with Applicable Laws and all policies adopted from time to time by the Company.

ARTICLE III
TRANSACTIONS AND CLOSING

Section 3.01           Closing Transactions.  Upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Parties agree that at the Closing, among other things:

(a)           MCBC and CBC shall make and shall cause their respective Subsidiaries to make the Molson Coors Contributions in exchange for the issue of the CBC Interests to CBC;

(b)           Miller shall make, and SABMiller and Miller shall cause the Miller Group Companies to make, the Miller Contributions in exchange for the issue of the Miller Interests to Miller; and

(c)           the Parties shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, as applicable, each of the Transaction Documents (and each document referred to in the Transaction Documents) contemplated to be executed and delivered at the Closing.

Section 3.02           Closing.  The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Kirkland & Ellis LLP, 153 E. 53rd Street, New York, New York 10022, at 10:00 a.m. on the fifth Business Day following the satisfaction or waiver (by the Shareholder entitled to waive the condition) of all conditions to the Closing set forth in Article VIII (excluding any conditions which, by their terms, cannot be satisfied until Closing, but subject to such conditions being satisfied at Closing), or at such other time and place as the Parties may agree. The Closing will become effective at 12:01 a.m., Eastern time, on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01           Representations and Warranties of MCBC and CBC.   Each of MCBC and CBC represents and warrants, jointly and severally, to the Company, as of the date of this Agreement and as of the Closing Date, that:

(a)           Corporate Existence and Power.  It is a corporation duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and has all corporate power and authority required to carry on its businesses as now conducted.  Where applicable, it is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the nature of its business, activities or properties makes such qualification necessary to carry on its business as now conducted, except where the failure to be so qualified or in good standing has not been, and would not reasonably be expected to be, material to the Coors Business.

(b)           Corporate Authorization.  The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation by it of the Contemplated Transactions are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  Without limiting the foregoing, certain members of the Molson and Coors families and related entities, who own a majority of the MCBC Class A Stock, have directed the execution of, and delivered to MCBC, effective consents approving the Contemplated Transactions (although MCBC currently anticipates that it will not need to rely on such approval to consummate the Contemplated Transactions and, in any event, no other shareholder approval is required).  This Agreement constitutes and each of the other Transaction Documents to which it is a party constitutes or shall constitute at Closing a legal, valid and binding agreement of it, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’

rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           Governmental Authorization.  The execution, delivery and performance by it of the Transaction Documents to which it is a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(i)            compliance with any applicable requirements of the Antitrust Laws;

(ii)           the actions, consents, approvals, permits or filings set forth in Schedule 4.01(c) or otherwise expressly referred to in this Agreement; and

(iii)          such other consents, approvals, authorizations, permits and filings, the failure to obtain or make of which would not, individually or in the aggregate, be material to the Coors Business.

(d)           Non-Contravention.  Except as set forth in Schedule 4.01(d), the execution, delivery and performance by it of the Transaction Documents to which it is a party does not and shall not (i) contravene or conflict with its charter, bylaws or other organizational documents, (ii) assuming compliance with the matters referred to in Section 4.01(c), contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon it, or (iii) assuming compliance with the matters referred to in Section 4.01(c), constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which it is entitled under, any Contract binding upon it or any license, franchise, permit or similar authorization held by it except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not reasonably be expected to be material to the Coors Business.

(e)           Litigation.  Except as set forth in Schedule 4.01(e), there is, as of the date hereof, no Proceeding pending, or to CBC’s knowledge, threatened against or affecting a Molson Coors Group Company or the Coors Joint Ventures relating to the Coors Business or to the Contemplated Transactions before (or that could come before) any Governmental Authority that would reasonably be expected to result in a Loss to the Coors Business in excess of $2,500,000 or otherwise be material to the Coors Business or the ability of the Parties to timely consummate the Contemplated Transactions.

(f)            Compliance with Laws.  Except as set forth in Schedule 4.01(f), since January 1, 2005, the Molson Coors Group Companies and, to CBC’s knowledge, the Coors Joint Ventures, have complied, and are in compliance, with all Applicable Laws which affect the Coors Business and to which they may be subject, and no fines, penalties, or claims have been assessed, filed or commenced or, to CBC’s knowledge, threatened against any of them alleging any failure to so comply, except where such failure to comply would not reasonably be expected to result in a Loss to the Coors Business in excess of $2,500,000 or otherwise be material to the Coors Business.

(g)           Licenses.  The Molson Coors Group Companies and, to CBC’s knowledge, the Coors Joint Ventures have obtained and maintained all material licenses, permits, approvals and authorizations required to enable the Molson Coors Group to carry on the Coors Business.

(h)           Absence of Changes.  Since January 1, 2007, the Molson Coors Group Companies have conducted the Coors Business in the ordinary and usual course of such Coors Business and there has not been, except as set forth in Schedule 4.01(h):

(i)            any change, effect, circumstance or event that has had or would reasonably be expected to have a Material Adverse Effect in respect of MCBC or CBC and there does not exist any effect or condition that would or would reasonably be expected to  materially impair the ability of MCBC or CBC to perform their obligations under any Transaction Document or otherwise materially threaten or materially impede or delay the consummation of the Contemplated Transactions by MCBC or CBC;

(ii)           any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Molson Coors Group in the Coors Business, whether or not covered by insurance;

(iii)          any abandonment or lapse of any material CBC Owned IP, or any sale, assignment, license or transfer of any material CBC Owned IP, other than in the ordinary course of business and consistent with past practice;

(iv)          any mortgage, pledge or Lien placed on any portion of a Molson Coors Group Company’s assets used in the Coors Business, except Permitted Liens;

(v)           any sale, acquisition, assignment or transfer of any of a Molson Coors Group Company’s material tangible assets used in the Coors Business, except in the ordinary course of business consistent with past practice, or any sale, lease, assignment, transfer or other disposition of any of the water usage and storage rights described on Schedule 4.01(w) (other than leases of Excess Rights (as defined in the Water Supply Lease) for terms of one year or less);

(vi)          any material change in any method of accounting or accounting practice or principle by a CBC Group Company (or, to CBC’s knowledge, the Coors Joint Ventures);

(vii)         any assumption, guarantee or endorsement of or other act to become liable or responsible for (whether directly, contingently or otherwise) more than $2,500,000 of liabilities of any other Person if such liability would be a Molson Coors Contribution;

(viii)        any settlement of any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions) or payment, discharge or satisfaction or agreement to pay, discharge or satisfy any claim or liability in connection with the Coors

Business except for immaterial suits, actions, claims, proceedings or investigations incident to and settled in the ordinary course of business prior to the Closing Date;

(ix)                                any promise, agreement or arrangement with any Transferring CBC Employee to provide such employee change in control benefits, a transaction bonus or similar payouts or benefits triggered by the Contemplated Transactions (either alone or in connection with any other event, including, without limitation, the termination of such employee’s employment); or

(x)                                   any agreement to take any of the foregoing actions.

(i)                                     Financial Information and Undisclosed Liabilities.

(i)                                     The financial information in relation to the Coors Business contained in the balance sheet as at September 30, 2007 and contained in the profit and loss statement for the period ending March 31, 2007 set out in Schedule 4.01(i) (“Coors Financial Information”): (A) has been properly extracted from the underlying financial accounting records of the Molson Coors Group; (B) presents a reasonably accurate view of both the financial position of the Coors Business as at the date to which the balance sheet was drawn up and the profit or loss of the Coors Business for the period to which the profit and loss statements relate; and (C) was prepared on a basis that is consistent with US GAAP and the audited financial statements of MCBC for the relevant periods (as reflected in the U.S. segment of such audited financial statements).  The forecast information in relation to the Coors Business contained in the profit and loss statement for the period ending March 31, 2008 set out in Schedule 4.01(i) has been: (a) with respect to the period up to September 30, 2007, properly extracted from the underlying financial accounting records of the CBC Group; and (b) with respect to the period from October 1, 2007 to March 31, 2008, prepared with due care based on reasonable assumptions.  The adjustments set forth on the normalization schedule included as the final page of Schedule 4.01(i) have been prepared with due care based on reasonable assumptions.

(ii)                                  No MCBC Group Company is subject to any material liability of a type that would appear on a balance sheet under US GAAP in force at the date of this Agreement arising out of events, transactions or actions or inactions arising prior to the date hereof, except (A) liabilities under leases, licenses, contracts and agreements described in the Schedules hereto or under leases, licenses, contracts and agreements which are not required to be disclosed thereon, (B) liabilities arising out of or related to the Contemplated Transactions, (C) liabilities reflected on the most recent balance sheet included in the Coors Financial Information (the “Latest CBC Balance Sheet”) or liabilities which have arisen after the date of the Latest CBC Balance Sheet in the ordinary course of business consistent with past practices, (D) liabilities otherwise disclosed on the Schedules attached hereto and (E) liabilities not being assumed by the Company.  Notwithstanding the foregoing, this representation and warranty will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions the category of which is the subject of another representation or warranty set forth in this Section 4.01, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty.  (By way of example, pending and threatened litigation is addressed in the representations and warranties in

Section 4.01(e) and therefore all pending and threatened litigation (regardless of whether such litigation is covered by the representation and warranties in Section 4.01(e)) is considered a “category” for the purposes of the foregoing sentence).

(iii)                               Each Molson Coors Group Company has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto (each, a “Report”), that it was required to file with the U.S. Securities Exchange Commission (the “SEC”) in connection with the Contemplated Transactions, except where the failure to file such Report has not had, and would not reasonably be expected to have, a Material Adverse Effect or would not reasonably be expected to materially impair the ability of MCBC or CBC to perform their obligations under this Agreement or otherwise materially threaten or materially impede or delay, beyond the date set forth in Section 10.01(c), the consummation of the Contemplated Transactions by MCBC or CBC.  No Report of the Company made with the SEC, as of the date of such Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(j)                                     Title and Sufficiency of Assets.

(i)                                     Except as a result of operating the Coors Business in the ordinary course consistent with past practice since September 30, 2007, a Molson Coors Group Company owns all the assets reflected on the Latest CBC Balance Sheet, free and clear of all Liens (other than Permitted Liens).  A Molson Coors Group Company has good title to, or a valid leasehold or licensed interest in (with respect to leased or licensed assets and properties), all assets, tangible or intangible, that are part of the Molson Coors Contributions, free and clear of all Liens other than Permitted Liens.  Except for Unassigned CBC Assets, a Molson Coors Group Company has the right to convey (subject only to the third party consents required with respect to the Contracts referenced on Schedule 4.01(d)), and upon the transfer (or license or lease, as applicable) of such assets that are part of the Molson Coors Contributions to the Company at the Closing will have conveyed, good title and interest (or a valid leasehold or license interest, as applicable) in and to such assets, free and clear of all Liens other than Permitted Liens.

(ii)                                  The Molson Coors Contributions comprise substantially all of the assets, properties and rights used by the Molson Coors Group in the Coors Business and all of the assets, properties and rights (other than de minimis exceptions) necessary to permit the Company to carry on the Coors Business following the Closing in substantially the same manner as conducted by the Molson Coors Group as of the date hereof (other than to the extent of sales of inventory in the ordinary course of operating the Coors Business).

(iii)                               To CBC’s knowledge, the Coors Joint Ventures have good title to, or a valid leasehold or licensed interest in, all assets, tangible or intangible, necessary to permit them to carry on their respective businesses following the Closing in substantially the same manner as they are conducted as of the date hereof (other than to the extent of sales of inventory in the ordinary course of operating their respective businesses and other than de minimis exceptions)

(k)                                  Insurance

(i)                                     The operations and assets of the Molson Coors Group Companies and the Coors Joint Ventures used in the Coors Business which are capable of being insured are (in the case of the Coors Joint Ventures, to CBC’s knowledge), in the aggregate, reasonably adequately insured against all loss and liability (including product liability) risks normally insured against by a person operating the same size and type of business or owning assets of the same amount and kind (in the locations in which such business is operating and such assets are owned), except where the failure to be so insured would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Coors Business in excess of $5,000,000.

(ii)                                  Each of the insurance and indemnity policies relating to operations and assets used in the Coors Business with a policy limit in excess of $5,000,000 in which a Molson Coors Group Company or a Coors Joint Venture has an interest (together, the “CBC Policies”) is in full force and effect, has not been endorsed in favor of any third party (other than landlords, licensors, lenders and similar counterparties, or the Company pursuant to the Contemplated Transactions), and no Molson Coors Group Company or Coors Joint Venture has violated any provisions of, or committed or failed to perform any act that would constitute a default under the provisions of any such CBC Policy, except such as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Coors Business in excess of $5,000,000 (and provided that so far as any statement in this Section 4.01(k)(ii) is given in relation to the Coors Joint Ventures it is made subject to CBC’s knowledge).

(iii)                               Since January 1, 2005, no insurer under any CBC Policy has given notice in writing to a Molson Coors Group Company or, to CBC’s knowledge, to a Coors Joint Venture that it disputes or intends to dispute the validity of a CBC Policy, or has refused to accept or continue or (except for notices indicating a change of the insurer’s terms and conditions of coverage) given notice of its intention to terminate any insurance in relation to any Molson Coors Group Company or, to CBC’s knowledge, to a Coors Joint Venture as a result of any action by a Molson Coors Group Company or Coors Joint Venture, except such as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Coors Business in excess of $5,000,000.

(iv)                              Since January 1, 2005, no insurer under any CBC Policy has refused any indemnity (in whole or in part) in respect of any claim by a Molson Coors Group Company or, to CBC’s knowledge, by a Coors Joint Venture under a CBC Policy, except such as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Coors Business in excess of $5,000,000.

(l)                                     Insolvency, Winding Up, etc

(i)                                     Since December 31, 2006, there has not been (i) an assignment by a CBC Group Company or, to CBC’s knowledge, a Coors Joint Venture for the benefit of creditors generally, or an admission by a CBC Group Company or a Coors Joint Venture in writing of its inability to pay its debts as they become due, (ii) a filing by a CBC Group Company or, to CBC’s knowledge, a Coors Joint Venture of a voluntary petition in bankruptcy or of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, or (iii) a filing by a CBC Group Company or, to CBC’s knowledge, a Coors Joint Venture of any answer admitting or failing to deny the material allegations of a petition filed against such CBC Group Company or Coors Joint Venture for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of any CBC Group Company or Coors Joint Venture or of all or any substantial part of the assets of such CBC Group Company or Coors Joint Venture, as the case may be.

(ii)                                  There are no pending proceedings against any CBC Group Company or, to CBC’s knowledge, Coors Joint Venture seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, and no trustee, receiver or liquidator of all or substantially all of the assets of any CBC Group Company has been appointed and not vacated or otherwise removed.

(m)                               Contracts.

(i)                                     Except as set forth on Schedule 4.01(m), no Molson Coors Group Company is party to any of the following with respect to the Coors Business (collectively, the “CBC Material Contracts”) as of the date of this Agreement:

(A)                              a collective bargaining agreement (“CBA”) or Contract with any labor union;

(B)                                a Contract for the employment or severance of any director, officer, individual employee or other individual or any Contract for consulting services, in each case with annual payments or change-in-control payments in excess of $250,000;

(C)                                a Contract granting rights of first refusal or first negotiation, other than such rights as do not involve property having a value exceeding $5,000,000 or as could create a liability of the Company in excess of $5,000,000;

(D)                               a loan agreement, indenture or other agreement relating to indebtedness, bonds or letters of credit, other than as will not be assumed or guaranteed by the Company pursuant to this Agreement or as would in no manner impair or restrict any of the assets of the Company;

(E)                                 a lease or other Contract under which it is lessee of, or holds or operates any real or personal property owned by any other party, for which the annual rental exceeds $1,000,000 and which cannot be terminated by the relevant Molson Coors Group Company without penalty on less than six months notice;

(F)                                 a lease or other Contract under which it is lessor of or permits any third party to hold or operate any real or personal property, for which the annual rental exceeds $1,000,000 and which cannot be terminated by the relevant Molson Coors Group Company without penalty on less than six months notice;

(G)                                a Contract or series of related Contracts involving the expenditure by any Molson Coors Group Company of more than $10,000,000 in any instance for the sale or purchase of goods, materials, supplies, equipment or services and which cannot be terminated by the relevant Molson Coors Group Company without penalty on less than six months notice;

(H)                               a Contract containing covenants materially limiting the freedom of any Molson Coors Group Company to compete in any geographic area within the Territory or in any line of business within the Territory;

(I)                                    a Contract concerning the establishment or operation of a partnership, joint venture, limited liability company or similar entity;

(J)                                   a Contract that contains any provisions requiring it to indemnify any other party for amounts greater than $1,000,000 (excluding customary indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business);

(K)                               a Contract for the disposition of any significant portion of the assets or business of a Molson Coors Group Company or any Contract for the acquisition of a significant portion of the assets or business of any other Person, in each case for a consideration exceeding $10,000,000;

(L)                                 License Agreements, other than licenses of unmodified, commercially available off-the-shelf software applications, under which a Molson Coors Group Company is obliged to pay after the date of this Agreement an amount in excess of $5,000,000 and which cannot be terminated by the relevant Molson Coors Group Company without penalty on less than six months notice;

(M)                            a merchandising or distribution agreement involving expenditure by any Molson Coors Group Company of more than $5,000,000 and which cannot be terminated by the relevant Molson Coors Group Company without penalty on less than six months notice;

(N)                               a Contract allocating or settling any liability in excess of $5,000,000 of any CBC Group Company for Taxes;

(O)                               a Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or which, after the execution date of this Agreement, requires payment of consideration in excess of $500,000;

(P)                                 a material Contract entered into other than in the ordinary course of business consistent with past practice;

(Q)                               a decree or other ownership of water usage or storage rights, including any Contract providing for rights to store or use water;

(R)                                a Contract required to be disclosed on Schedule 4.01(n); or

(S)                                 to the extent not already covered by any of the foregoing, a Contract (i) reasonably likely to involve expenditure by a Molson Coors Group Company in excess of $5,000,000, (ii) under which a Molson Coors Group Company is reasonably likely to incur liability in excess of $5,000,000, or (iii) reasonably likely to involve the receipt by a Molson Coors Group Company of more than $5,000,000.

(ii)                                  Except as referred to in Schedule 4.01(m), (A) each of the CBC Material Contracts set forth on or required to be set forth on Schedule 4.01(m) is legal, valid, binding, enforceable and in full force and effect; (B) each Molson Coors Group Company and each other party thereto, has in all material respects performed all obligations required to be performed by it under such CBC Material Contracts, and no Molson Coors Group Company or other party thereto, is in breach or default (and with the giving of notice or lapse of time or both would not be in breach or default), and will not be in breach or default (and with the giving of notice or the lapse of time will not be in breach or default) as a result of the consummation of the Contemplated Transactions, under any such CBC Material Contract; and (C) the consummation of the Contemplated Transactions (1) does not require any consent or notice to be given by a Molson Coors Group Company and (2) will not result in a right to terminate or modify any right or privilege now enjoyed by a Molson Coors Group Company under any such CBC Material Contract.

(n)                                 Affiliate Transactions.  Except as set forth on Schedule 4.01(n), no Affiliate, stockholder or director, officer or employee of a Molson Coors Group Company or, to CBC’s knowledge, a Coors Joint Venture (a) owns or has any interest, directly or indirectly, in any property or right, tangible or intangible, which is used in the Coors Business and which has a value in excess of $250,000, or (b) is a party to any Contract (other than with respect to a CBC Benefit Plan, in which case the $250,000 thresholds set forth in (b)(i)-(b)(iii) shall be increased to $1,000,000) with a Molson Coors Group Company (i) which is reasonably likely to involve expenditure by a Molson Coors Group Company in excess of $250,000 with respect to the Coors Business, (ii) under which a Molson Coors Group Company is reasonably likely to incur liability in excess of $250,000 with respect to the Coors Business, or (iii) which is reasonably likely to involve the receipt by a Molson Coors Group Company of more than $250,000 with respect to the Coors Business.  To CBC’s knowledge, except as set forth on Schedule 4.01(n), no Affiliate, stockholder or director, officer or employee of a Molson Coors Group Company (i) is a competitor of a Molson Coors Group Company with respect to the Coors Business, (ii) serves as an officer or director, or in another similar capacity, of any Person whose business manufactures or sells products similar to those of the Coors Business, or

(iii) has any claim or cause of action against a Molson Coors Group Company with respect to the Coors Business other than immaterial claims.

(o)                                 Real Property.

(i)                                     Schedule 4.01(o) sets forth a correct and complete list of all real property owned by the Molson Coors Group that is used in the Coors Business (“CBC Owned Real Property”).  As of the date hereof, a Molson Coors Group Company has good and marketable fee simple title to each parcel of CBC Owned Real Property, free and clear of any Liens, covenants or reservations of interests in title, except for Permitted Liens.

(ii)                                  Schedule 4.01(o) sets forth a correct and complete list of all real property leased by the Molson Coors Group that is used in the Coors Business (“CBC Leased Real Property”; together with the CBC Owned Real Property and all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, “CBC Real Property”).  As of the date hereof, with respect to each lease that constitutes a CBC Material Contract, a Molson Coors Group Company has a valid, binding and enforceable leasehold interest in each parcel of CBC Leased Real Property, free and clear of any Liens, covenants or reservations of interests in title on such Molson Coors Group Company’s leasehold interest, except for Permitted Liens.

(iii)                               With respect to the CBC Owned Real Property, except as provided on Schedule 4.01(o): (A) no Molson Coors Group Company has leased or otherwise granted to any Person the right to use or occupy such CBC Real Property or any portion thereof, and (B) other than the rights pursuant to this Agreement or any other Transaction Document, there are no outstanding options, rights of first offer or rights of first refusal to purchase such CBC Real Property or any portion thereof or interest therein.

(iv)                              With respect to the CBC Leased Real Property leased pursuant to a CBC Material Contract: (A) no security deposit or portion thereof deposited with respect thereto has been applied in respect of a breach or default which has not been redeposited in full; and (B) except as provided on Schedule 4.01(o), no Molson Coors Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such CBC Real Property or any portion thereof.

(v)                                 Except as set forth on Schedule 4.01(o), a Molson Coors Group Company has obtained all certificates, permits, licenses and/or land use approvals from any Governmental Authority having jurisdiction over any CBC Real Property and all agreements, easements or other rights necessary to permit the lawful use and operation of the buildings and improvements on any CBC Real Property, or that are necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any CBC Real Property, except such as would not reasonably be expected to, individually or in the aggregate, be material to the Coors Business.  No Molson Coors Group Company has received written notice that any such certificate, permit, license, land use approval, agreement, easement or other right is not in full force and effect, except such as would not reasonably be expected to, individually or in the aggregate, be material to the Coors Business, nor has any Molson Coors Group Company received written notice of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to, individually or in the aggregate, be material to the Coors Business.

(vi)                              Except as provided for in Schedule 4.01(o), as of the date hereof, there are no existing condemnation or rezoning proceedings with respect to the CBC Real Property, and no Molson Coors Group Company has received any written notice to the effect that any condemnation or rezoning proceedings are threatened or pending with respect to any of the CBC Real Properties, in all cases, except such as would not reasonably be expected to, individually or in the aggregate, be material to the Coors Business.

(p)                                 Environmental.

(i)                                     Except as disclosed in Schedule 4.01(p) or as would not reasonably be expected to cause a Loss to the Coors Business in excess of $2,500,000, a Molson Coors Group Company or a Coors Joint Venture:

(A)                              has obtained and is in compliance with, and has at all times since January 1, 2003 been in compliance with, all Environmental Permits that are required for the lawful operation of the Coors Business or the occupation of the CBC Real Property or of any property or facility owned or operated by a Coors Joint Venture (in the case of the Coors Joint Ventures, to CBC’s knowledge);

(B)                                has at all times since January 1, 2003 complied with, and is in compliance with, all applicable Environmental Laws with respect to the Coors Business or which could result in any liability to the Company (in the case of the Coors Joint Ventures, to CBC’s knowledge); and

(C)                                has received no written or oral notice or other information (other than such of the foregoing which have been fully resolved) regarding, any violation of any Environmental Law or any liability, including without limitation any investigatory, remedial or corrective obligation, relating to the Coors Business or the CBC Real Property or of any property or facility owned or operated by a Coors Joint Venture and arising under Environmental Laws (in the case of the Coors Joint Ventures, to CBC’s knowledge).

(ii)                                  Except as disclosed in Schedule 4.01(p) or as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Coors Business in excess of $2,500,000, with respect to the Coors Business or the Molson Coors Contributions, no Molson Coors Group Company or, to CBC’s knowledge, Coors Joint Venture has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance (including without limitation any Hazardous Substance), owned or operated any property or facility used in the Coors Business (including without limitation the CBC Real Property) which is or has been contaminated by any substance, so as to give rise to any current or future liabilities, including any such liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the CERCLA or any other Environmental Laws.

(iii)                               No Molson Coors Group Company or, to CBC’s knowledge, Coors Joint Venture has been identified as a potentially responsible party at any federal or state National Priority List site or analogous state site with respect to the Coors Business, other than as would not reasonably be expected to cause a Loss to the Coors Business in excess of $2,500,000.

(iv)                              MCBC has delivered to Miller or its Representatives true and complete copies and results of all material reports, studies, analyses, tests,  monitoring results or other material documents in the possession or under the reasonable control of a Molson Coors Group Company pertaining to Hazardous Substances in, on, at, to, under or from the CBC Real Property or any other current or former property or facility used in the Coors Business, concerning compliance by a Molson Coors Group Company with Environmental Laws, or materially bearing on any environmental, health or safety liabilities relating to the past or current operations or facilities of the Coors Business.

(v)                                 Except as set forth on Schedule 4.01(p), none of the following exists at any of the CBC Real Properties or, to CBC’s knowledge, at any property owned or operated by a Coors Joint Venture:  (A) underground storage tanks; (B) asbestos containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; (D) groundwater monitoring wells, drinking water wells, or production water wells; or (E) landfills, surface impoundments, or disposal areas.

(vi)                              With respect to the Coors Business or the Molson Coors Contributions, to CBC’s knowledge, no CBC Group Company or Coors Joint Venture has, either expressly or by operation of law, assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability relating to Environmental Laws.

(q)                                 Intellectual Property.

(i)                                     Schedule 4.01(q) lists all of the following that are included in the CBC Owned IP and used, held for use, or exploited as of the date hereof in connection with the Molson Coors Contributed Brands (or any goods or services bearing, or provided under, such Molson Coors Contributed Brands): (A) United States and Puerto Rico Patents, (B) Trademarks registered and applied for in the United States or Puerto Rico and (C) Copyrights registered and applied for in the United States or Puerto Rico, in each case specifying the jurisdiction where the application/registration is located, the application/registration number, and date of application/registration.  Schedule 4.01(q) also lists (A) all Internet domain names included in the Molson Coors Contributed Assets and (B) all License Agreements for material Software licensed to a Molson Coors Group Company (excluding any License Agreements for off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software) to the extent such Software is used, held for use or exploited in connection with the Coors Business.

(ii)                                  Except as set forth on Schedule 4.01(q) or as would not reasonably be expected to, individually or in the aggregate, be material to the Coors Business:

(A)                              except for CBC Intellectual Property that constitutes a Molson Coors Excluded Asset, the Molson Coors Group Companies collectively own all right, title and interest in, or have the valid and enforceable right to use (pursuant to a written License Agreement), all CBC Intellectual Property, free and clear of any Liens (other than Permitted Liens);

(B)                                to CBC’s knowledge, each of the registrations listed in Schedule 4.01(q) is valid, enforceable and subsisting and has not been cancelled, and no loss, cancellation, abandonment or expiration of any such registered CBC Intellectual Property is pending or threatened;

(C)                                subject to the receipt of any third-party consents required with respect to the assignment of License Agreements that are Molson Coors Assumed Contracts, and except for CBC Intellectual Property that constitutes a Molson Coors Excluded Asset, immediately subsequent to the Closing, the Company will own or have the valid and enforceable right to use the CBC Intellectual Property on terms and conditions not less favorable than those under which the Molson Coors Group Companies owned or used such CBC Intellectual Property immediately prior to the Closing, subject to the terms of the Molson Coors IP License Agreement and the Services Agreement;

(D)                               no action, suit, claim, investigation, arbitration or any other legal proceeding is pending or, to CBC’s knowledge, threatened, against a Molson Coors Group Company alleging that (i) any current use or exploitation by a Molson Coors Group Company of any Molson Coors Contributed IP, or (ii) the conduct of the Coors Business as currently conducted or as has been conducted within the preceding five years, in each case, infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party; and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Molson Coors Contributed IP has been made in writing and is currently outstanding or, to CBC’s knowledge, is threatened, and to CBC’s knowledge, there are no grounds for any such claim;

(E)                                 no Molson Coors Group Company is subject to any judgment, order, writ, injunction, judgment, or decree of any Governmental Authority relating to the Molson Coors Contributed IP, and no Molson Coors Group Company has entered into any Contract that restricts, limits or impairs its use of any of the Molson Coors Contributed IP;

(F)                                 to CBC’s knowledge, neither the use or exploitation of the Molson Coors Contributed IP by the Molson Coors Group Companies, nor the operation of the Coors Business as currently conducted, has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party.  No Molson Coors Group Company has received any written notices regarding any of the foregoing (including, without limitation, any demands or unsolicited offers to license any CBC Intellectual Property from any third party);

(G)                                to CBC’s knowledge, no third party has infringed, misappropriated or otherwise violated any of the Molson Coors Contributed IP;

(H)                               each Molson Coors Group Company has taken all reasonably necessary actions to maintain and protect all of the Molson Coors Contributed IP material to the Coors Business and owned by such entity. Without limiting the foregoing, each Molson Coors Group Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Molson Coors Contributed IP and to which it has had access;

(I)                                    all Molson Coors Contributed IP is exclusively owned by a Molson Coors Group Company.  Except as disclosed on Schedule 4.01(q), no Molson Coors Group Company has entered into a License Agreement granting any third party exclusive rights under any Molson Coors Contributed IP;

(J)                                   the Molson Coors Group’s collection, storage, use and dissemination of any personally identifiable information in or in relation to the Territory is and has been, so far as it was collected, stored, used or disseminated in connection with the Coors Business, in material compliance with all Applicable Laws in the Territory relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations.  The Molson Coors Group has, with respect to the Coors Business, reasonable security and data protections in place, consistent with general industry practices in the Territory, with respect to third-party Trade Secrets or personally identifiable information, and there has been no material breach thereof or loss of data in the two (2) years prior to the date of this Agreement; and

(K)                               all rights of the Molson Coors Group Companies in and to Molson Coors Contributed IP are transferable to the Company without any required consent or other approval.

(r)                                    Taxes.

Except as set forth in Schedule 4.01(r) or as would not reasonably be expected to, individually or in the aggregate, be material to the Coors Business:

(i)                                     With respect to the Coors Business, the CBC Group Companies and, to CBC’s knowledge, the Coors Joint Ventures (A) have prepared in accordance with Applicable Law and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns were, at the time of filing, true and complete in all material respects; (B) have paid all Taxes that they were required to pay and withheld all Taxes that they were obligated to withhold from amounts owing to any employee, creditor, stockholder or third party, except with respect to matters contested in good faith for which adequate reserves have been established and are reflected in the Coors Financial Information or are incurred in the ordinary course of the

Coors Business, consistent with past practice, after the date of the Latest CBC Balance Sheet and except where such failure to so pay or remit, individually or in the aggregate, is not reasonably likely to be material; and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii)                                  As of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes with respect to the Coors Business.  There are no unresolved proposed, or to CBC’s knowledge, threatened Tax claims, assessments or reassessments with respect to the Coors Business that, if upheld, would, individually or in the aggregate, reasonably be expected to be material to the Coors Business.

(iii)                               There are no Liens for any Taxes upon assets that are Molson Coors Contributions, other than statutory Liens for Taxes not yet due and payable and Liens for Taxes contested in good faith for which adequate reserves have been established in the Coors Financial Information. No written claim has been made by any Governmental Authority in a jurisdiction in which any CBC Group Company and, to CBC’s knowledge, any Coors Joint Venture does not file a Tax Return that any CBC Group Company or, to CBC’s knowledge, any Coors Joint Venture is or may be subject to taxation by such jurisdiction with respect to the Coors Business.

(iv)                              No CBC Group Company (A) has been since 1990 a member of any other affiliated group filing a consolidated United States federal income Tax Return (except any affiliated group of which MCBC is the common parent) or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  No CBC Group Company is a party to or bound by any tax allocation or sharing agreement.

(v)                                 CBC has provided to Miller true and complete copies of all private letter rulings, technical advice memoranda or rulings from a taxing authority with respect to the Coors Business that have been issued to or received by any CBC Group Company since January 1, 2005.

(vi)                              No CBC Group Company nor, to CBC’s knowledge, any Coors Joint Venture has entered into, or otherwise participated (directly or indirectly) in, any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(vii)                           Schedule 4.01(r) lists each CBC Group Company or other Person which is a Molson Coors Contribution for which an election has been made pursuant to Section 7701 of the Code and the Treasury Regulations thereunder to be treated other than its default classification for U.S. federal income tax purposes.  Except as disclosed on such Schedule, each CBC Group Company or other Person will be classified for U.S. federal income tax purposes according to its default classification.

(s)                                  Employee Benefit Plans.

(i)                                     Schedule 4.01(s) contains a complete and accurate list of each Employee Benefit Plan that a Molson Coors Group Company maintains, administers or contributes to on behalf of any Transferring CBC Employee or with respect to which a Molson Coors Group Company has any obligation or liability related to or with respect to any Transferring CBC Employee (the “CBC Benefit Plans”). Complete and accurate copies of (A) each CBC Benefit Plan which has been reduced to writing, (B) written summaries of the material terms of each unwritten CBC Benefit Plan, (C) each related trust agreement, insurance or group annuity contract (and other funding vehicles), most recent summary plan descriptions, most recent summaries of material modifications, (D) all annual reports filed on the applicable Form 5500 for the three years prior to the date of this Agreement (together with all attachments and financial statements thereto), and (E) any material notices, letters or other correspondence with any Governmental Authority in respect of any CBC Benefit Plan, have been provided or made available to SABMiller.

(ii)                                  Except as set forth on Schedule 4.01(s), (A) each CBC Benefit Plan has been, since the date that is two years prior to the Closing Date, administered in all material respects in accordance with its terms and each relevant Molson Coors Group Company has in all material respects, since the date that is two years prior to the Closing Date, met its obligations with respect to each CBC Benefit Plan; (B) all CBC Benefit Plans intended to be “qualified” under Section 401(a) of the Code have received a favorable determination letter from the IRS regarding such plan’s qualified status, and, to CBC’s knowledge, nothing has occurred which would reasonably be expected to adversely affect such qualified status; (C) each CBC Benefit Plan has been maintained and administered in compliance with Applicable Law, including ERISA and the Code and the regulations thereunder, except for such noncompliance as would not reasonably be expected to be material to the Coors Business; and (D) there are no pending actions, examinations, audits, inquiries, claims or judicial or governmental proceedings against any CBC Benefit Plan with respect to the operation of such plan (other than routine benefit claims), and no CBC Benefit Plan has, within the six years prior to the date of this Agreement, been the subject of any examination, audit, inquiry, review, proceeding, claim or demand by a Governmental Authority or been the subject of an application or filing under a government-sponsored amnesty, voluntary compliance, self-correction or similar program.  Except as provided on Schedule 4.01(s), no CBC Benefit Plan has assets that include securities issued by a Molson Coors Group Company or “qualifying employer real property” as defined in Section 407(d) of ERISA, and no CBC Benefit Plan is a “multiple employer welfare plan” (as defined in Section 3(40) of ERISA).

(iii)                               Except as provided on Schedule 4.01(s), at no time since January 1, 2005 has CBC or any ERISA Affiliate been obligated to contribute to any CBC Benefit Plan subject to Title IV of ERISA, including without limitation any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(iv)                              With respect to each CBC Benefit Plan (A) no breaches of fiduciary duty have occurred that could reasonably be expected to give rise to material liability on the part of a Molson Coors Group Company; (B) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) has occurred that could reasonably be expected to give rise to material liability on the part of a Molson Coors Group Company; and

(C) no condition exists that would subject any Molson Coors Group Company, either directly or by its affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other similar liability imposed by ERISA, the Code or other Applicable Law.

(v)                                 Except as provided on Schedule 4.01(s), no CBC Benefit Plan provides post-employment welfare benefits other than continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under federal or state law.

(vi)                              No events have occurred or are expected to occur with respect to any CBC Benefit Plan that would reasonably be expected to cause a material increase in the cost of providing benefits under such plan.

(vii)                           Since the date that is two years prior to the Closing Date, all contributions and premiums under or in connection with the CBC Benefit Plans that are required to have been made have been timely made and to the extent not due have been appropriately accrued in the Coors Financial Information.  No CBC Benefit Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(viii)                        Except as set forth on Schedule 4.01(s), the consummation of the Contemplated Transactions will not, either alone or in connection with any other event (including the termination of employment of an employee), (A) entitle any Transferring CBC Employee to severance pay, any change in control payment, or any other material payment, or (B) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due to any Transferring CBC Employee, or (C) result in any excise tax under Section 4999 of the Code or non-deductibility of any compensation or benefit under Section 280G of the Code with respect to any Transferring CBC Employee.

(ix)                                Each CBC Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with such Code Section 409A and the guidance issued by the Department of Treasury thereunder from the period beginning January 1, 2005 through the date hereof.

(t)                                    Labor Matters.

(i)                                     Except as set forth on Schedule 4.01(t) or as would not reasonably be expected to be material to the Coors Business, no Molson Coors Group Company is, with respect to Transferring CBC Employees, the subject of any Proceeding asserting that a Molson Coors Group Company has committed an unfair labor practice or CBA breach or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to CBC’s knowledge, threatened, nor has there been during the past three years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or other labor dispute involving any Molson Coors Group Company with respect to the Coors Business.  No Molson Coors Group Company is in receipt, written or oral, of any demand by any labor union or labor organization seeking recognition as the collective bargaining representative of any Transferring

CBC Employees, and to CBC’s knowledge, no union organizing, certification or decertification campaigns are underway or threatened with respect to any Transferring CBC Employees.

(ii)                                  Except as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Coors Business in excess of $5,000,000 or would otherwise be material to the Coors Business, there is no employment-related obligation or Proceeding of any kind, pending or, to CBC’s knowledge, threatened in any forum, relating to an alleged violation or breach by a Molson Coors Group Company (or its officers or directors) of any Law or contract with respect to Transferring CBC Employees, and to CBC’s knowledge, no employee or agent of a Molson Coors Group Company has committed any act or omission giving rise to liability for any such violation or breach.

(iii)                               To CBC’s knowledge, no Transferring CBC Employee with annual compensation in excess of $250,000 (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides a Molson Coors Group Company, as applicable, that would be material to the performance of such employee’s employment duties, or the ability of any Molson Coors Group Company (or the Company) to conduct the Coors Business.

(iv)                              With respect to the Contemplated Transactions, any notice required under any law or collective bargaining agreement applicable to the Coors Business has been or prior to Closing will be given, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied.  During the past three years, no Molson Coors Group Company has, with respect to the Coors Business, implemented any plant closing or layoff of employees that would reasonably be expected to result in any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (the “WARN Act”), and no such action will be implemented without advance notification to Miller.

(u)                                 Finders’ Fees.  Except as set forth in Schedule 4.01(u), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of it who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Contemplated Transactions.

(v)                                 Coors Joint Ventures.  Neither of the Coors Joint Ventures has any employees.

(w)                               Water Usage and Storage Rights.  The water usage and storage rights described on Schedule 4.01(w) are (i) legally and beneficially owned by a member of the Molson Coors Group, not subject to any Liens, and no other Person has (or, to CBC’s knowledge, has, since January 1, 2006, claimed to have) any rights of ownership or use of such water rights (with the exception of rights or claims arising solely by virtue of a leasehold interest of no more than one year in duration) or has, since January 1, 2006, made any claim contesting the validity, enforceability or ownership of such water rights by any member of the Molson Coors Group, and (ii) all the water rights and related interests owned or controlled by a member of the Molson Coors Group that are legally and physically capable of providing water to the Golden Brewery (as defined in the Water Supply Lease).

Section 4.02                                Representations and Warranties of SABMiller and Miller.  Each of SABMiller and Miller represents and warrants, jointly and severally, to the Company, as of the date of this Agreement and as of the Closing Date, that:

(a)                                  Corporate Existence and Power.  It is a corporation duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and has all corporate power and authority required to carry on its businesses as now conducted.  Where applicable, it is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the nature of its business, activities or properties makes such qualification necessary to carry on its business as now conducted, except where the failure to be so qualified or in good standing has not been, and would not reasonably be expected to be, material to the Miller Business.

(b)                                 Corporate Authorization.  The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation by it of the Contemplated Transactions are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  No SABMiller shareholder approval of the Contemplated Transactions is required.  This Agreement constitutes and each of the other Transaction Documents to which it is a party constitutes or shall constitute at Closing a legal, valid and binding agreement of it, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)                                  Governmental Authorization.  The execution, delivery and performance by it of the Transaction Documents to which it is a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(i)                                     compliance with any applicable requirements of the Antitrust Laws;

(ii)                                  the actions, consents, approvals, permits or filings set forth in Schedule 4.02(c) or otherwise expressly referred to in this Agreement; and

(iii)                               such other consents, approvals, authorizations, permits and filings, the failure to obtain or make of which would not, individually or in the aggregate, be material to the Miller Business.

(d)                                 Non-Contravention.  Except as set forth in Schedule 4.02(d), the execution, delivery and performance by it of the Transaction Documents to which it is a party does not and shall not (i) contravene or conflict with its charter, bylaws or other organizational documents, (ii) assuming compliance with the matters referred to in Section 4.02(c), contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon it, or (iii) assuming compliance with the matters referred to in Section 4.02(c), constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which it is entitled under, any Contract binding upon it or any license, franchise, permit or similar authorization held by it except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not reasonably be expected to be material to the Miller Business.

(e)                                  Litigation.  Except as set forth in Schedule 4.02(e), there is, as of the date hereof, no Proceeding pending, or to Miller’s knowledge, threatened against or affecting a SABMiller Group Company relating to the Miller Business or to the Contemplated Transactions before (or that could come before) any Governmental Authority that would reasonably be expected to result in a Loss to the Miller Business in excess of $2,500,000 or otherwise be material to the Miller Business or the ability of the Parties to timely consummate the Contemplated Transactions.

(f)                                    Compliance with Laws.  Except as set forth in Schedule 4.02(f), since January 1, 2005, the SABMiller Group Companies have complied, and are in compliance, with all Applicable Laws which affect the Miller Business and to which they may be subject, and no fines, penalties, or claims have been assessed, filed or commenced or, to Miller’s knowledge, threatened against any of them alleging any failure to so comply, except where such failure to comply would not reasonably be expected to result in a Loss to the Miller Business in excess of $2,500,000 or otherwise be material to the Miller Business.

(g)                                 Licenses.  The SABMiller Group Companies have obtained and maintained all material licenses, permits, approvals and authorizations required to enable the SABMiller Group to carry on the Miller Business.

(h)                                 Absence of Changes.  Since January 1, 2007, the SABMiller Group Companies have conducted the Miller Business in the ordinary and usual course of such Miller Business and there has not been, except as set forth in Schedule 4.02(h):

(i)                                     any change, effect, circumstance or event that has had or would reasonably be expected to have a Material Adverse Effect in respect of SABMiller or Miller and there does not exist any effect or condition that would or would reasonably be expected to  materially impair the ability of SABMiller or Miller to perform their obligations under any Transaction Document or otherwise materially threaten or materially impede or delay the consummation of the Contemplated Transactions by SABMiller or Miller;

(ii)                                  any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the SABMiller Group in the Miller Business, whether or not covered by insurance;

(iii)                               any abandonment or lapse of any material Miller Owned IP, or any sale, assignment, license or transfer of any material Miller Owned IP, other than in the ordinary course of business and consistent with past practice;

(iv)                              any mortgage, pledge or Lien placed on any portion of a SABMiller Group Company’s assets used in the Miller Business, except Permitted Liens;

(v)                                 any sale, acquisition, assignment or transfer of any of a SABMiller Group Company’s material tangible assets used in the Miller Business, except in the ordinary course of business consistent with past practice;

(vi)                              any material change in any method of accounting or accounting practice or principle by a Miller Group Company; or

(vii)                           any assumption, guarantee or endorsement of or other act to become liable or responsible for (whether directly, contingently or otherwise) more than $2,500,000 of liabilities of any other Person if such liability would be a Miller Contribution;

(viii)                        any settlement of any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions) or payment, discharge or satisfaction or agreement to pay, discharge or satisfy any claim or liability in connection with the Miller Business except for immaterial suits, actions, claims, proceedings or investigations incident to and settled in the ordinary course of business prior to the Closing Date;

(ix)                                any promise, agreement or arrangement with any Transferring Miller Employee to provide such employee change in control benefits, a transaction bonus or similar payouts or benefits triggered by the Contemplated Transactions (either alone or in connection with any other event, including, without limitation, the termination of such employee’s employment); or

(x)                                   any agreement to take any of the foregoing actions.

(i)                                     Financial Information and Undisclosed Liabilities.

(i)                                     The financial information in relation to the Miller Business contained in the balance sheet as at September 30, 2007 and contained in the profit and loss statement for the period ending March 31, 2007 (prior to normalization adjustments) set out in Schedule 4.02(i) (“Miller Financial Information”): (A) has been properly extracted from the underlying financial accounting records of the Miller Group; (B) presents a reasonably accurate view of both the financial position of the Miller Business as at the date to which the balance sheet was drawn up and the profit or loss of the Miller Business for the period to which the profit and loss statements relate; and (C) was prepared on a basis that is consistent with IFRS and the audited financial statements of SABMiller for the relevant periods (as reflected in the North America segment of such audited financial statements).  The forecast information in relation to the Miller Business contained in the profit and loss statement for the period ending March 31, 2008 (prior to normalization adjustments) set out in Schedule 4.02(i) has been: (a) with respect to the period up to September 30, 2007, properly extracted from the underlying financial accounting records of the Miller Group; and (b) with respect to the period from October 1, 2007 to March 31, 2008, prepared with due care based on reasonable assumptions.  The adjustments set forth on the normalization schedules included in Schedule 4.02(i) have been prepared with due care based on reasonable assumptions.

(ii)                                  No SABMiller Group Company is subject to any material liability of a type that would appear on a balance sheet under IFRS in force at the date of this Agreement arising out of events, transactions or actions or inactions arising prior to the date hereof, except (A) liabilities under leases, licenses, contracts and agreements described in the Schedules hereto or under leases, licenses, contracts and agreements which are not required to be disclosed thereon, (B) liabilities arising out of or related to the Contemplated Transactions, (C) liabilities reflected on the most recent balance sheet included in the Miller Financial Information (the “Latest Miller Balance Sheet”) or liabilities which have arisen after the date of the Latest Miller Balance Sheet in the ordinary course of business consistent with past practices, (D) liabilities otherwise disclosed on the Schedules attached hereto and (E) liabilities not being assumed by the Company.  Notwithstanding the foregoing, this representation and warranty will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions the category of which is the subject of another representation or warranty set forth in this Section 4.02, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty.  (By way of example, pending and threatened litigation is addressed in the representations and warranties in Section 4.02(e) and therefore all pending and threatened litigation (regardless of whether such litigation is covered by the representation and warranties in Section 4.02(e)) is considered a “category” for the purposes of the foregoing sentence.)

(iii)                               The information furnished in writing by it or any of its Subsidiaries or any of its or their respective Representatives specifically for inclusion in any of the Reports, or any amendment or supplement thereto, will not, as of the date such Report, or any amendment or supplement thereto, is filed in final form with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j)                                     Title and Sufficiency of Assets.

(i)                                     Except as a result of operating the Miller Business in the ordinary course consistent with past practice since September 30, 2007, a SABMiller Group Company owns all the assets reflected on the Latest Miller Balance Sheet, free and clear of all Liens (other than Permitted Liens).  A SABMiller Group Company has good title to, or a valid leasehold or licensed interest in (with respect to leased or licensed assets and properties), all assets, tangible or intangible, that are part of the Miller Contributions, free and clear of all Liens other than Permitted Liens.  Except for Unassigned Miller Assets, a SABMiller Group Company has the right to convey (subject only to the third party consents required with respect to the Contracts referenced on Schedule 4.02(d)), and upon the transfer (or license or lease, as applicable) of such assets that are part of the Miller Contributions to the Company at the Closing will have conveyed, good title and interest (or a valid leasehold or license interest, as applicable) in and to such assets, free and clear of all Liens other than Permitted Liens.

(ii)                                  The Miller Contributions comprise substantially all of the assets, properties and rights used by the SABMiller Group in the Miller Business and all of the assets, properties and rights (other than de minimis exceptions) necessary to permit the Company to carry on the Miller Business following the Closing in substantially the same manner as conducted by the SABMiller Group as of the date hereof (other than to the extent of sales of inventory in the ordinary course of operating the Miller Business).

(iii)                               Neither SABMiller nor any of its Subsidiaries (other than any Subsidiary that is a Miller Group Company) owns or has any rights to any assets, properties or rights used in the Miller Business.

(k)                                  Insurance

(i)                                     The operations and assets of the SABMiller Group Companies used in the Miller Business which are capable of being insured are, in the aggregate, reasonably adequately insured against all loss and liability (including product liability) risks normally insured against by a person operating the same size and type of business or owning assets of the same amount and kind (in the locations in which such business is operating and such assets are owned), except where the failure to be so insured would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Miller Business in excess of $5,000,000.

(ii)                                  Each of the insurance and indemnity policies relating to operations and assets used in the Miller Business with a policy limit in excess of $5,000,000 in which a SABMiller Group Company has an interest (together, the “Miller Policies”) is in full force and effect, has not been endorsed in favor of any third party (other than landlords, licensors, lenders and similar counterparties, or the Company pursuant to the Contemplated Transactions), and no SABMiller Group Company has violated any provisions of, or committed or failed to perform any act that would constitute a default under the provisions of any such Miller Policy, except such as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Miller Business in excess of $5,000,000.

(iii)                               Since January 1, 2005, no insurer under any Miller Policy has given notice in writing to a SABMiller Group Company that it disputes or intends to dispute the validity of a Miller Policy, or has refused to accept or continue or (except for notices indicating a change of the insurer’s terms and conditions of coverage) given notice of its intention to terminate any insurance in relation to any SABMiller Group Company as a result of any action by a SABMiller Group Company, except such as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Miller Business in excess of $5,000,000.

(iv)                              Since January 1, 2005, no insurer under any Miller Policy has refused any indemnity (in whole or in part) in respect of any claim by a SABMiller Group Company under a Miller Policy, except such as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Miller Business in excess of $5,000,000.

(l)                                     Insolvency, Winding Up, etc

(i)                                     Since December 31, 2006, there has not been (i) an assignment by a Miller Group Company for the benefit of creditors generally, or an admission by a Miller Group Company in writing of its inability to pay its debts as they become due, (ii) a filing by a Miller Group Company of a voluntary petition in bankruptcy or of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, or (iii) a filing by a Miller Group

Company of any answer admitting or failing to deny the material allegations of a petition filed against such Miller Group Company for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of any Miller Group Company or of all or any substantial part of the assets of such Miller Group Company.

(ii)           There are no pending proceedings against any Miller Group Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, and no trustee, receiver or liquidator of all or substantially all of the assets of any Miller Group Company has been appointed and not vacated or otherwise removed.

(m)          Contracts.

(i)            Except as set forth on Schedule 4.02(m), no SABMiller Group Company is party to any of the following with respect to the Miller Business (collectively, the “Miller Material Contracts”) as of the date of this Agreement:

(A)          a CBA or Contract with any labor union;

(B)           a Contract for the employment or severance of any director, officer, individual employee or other individual or any Contract for consulting services, in each case with annual payments or change-in-control payments in excess of $250,000;

(C)           a Contract granting rights of first refusal or first negotiation, other than such rights as do not involve property having a value exceeding $5,000,000 or as could create a liability of the Company in excess of $5,000,000;

(D)          a loan agreement, indenture or other agreement relating to indebtedness, bonds or letters of credit, other than as will not be assumed or guaranteed by the Company pursuant to this Agreement or as would in no manner impair or restrict any of the assets of the Company;

(E)           a lease or other Contract under which it is lessee of, or holds or operates any real or personal property owned by any other party, for which the annual rental exceeds $1,000,000 and which cannot be terminated by the relevant SABMiller Group Company without penalty on less than six months notice;

(F)           a lease or other Contract under which it is lessor of or permits any third party to hold or operate any real or personal property, for which the annual rental exceeds $1,000,000 and which cannot be terminated by the relevant SABMiller Group Company without penalty on less than six months notice;

(G)           a Contract or series of related Contracts involving the expenditure by any SABMiller Group Company of more than $10,000,000 in any instance for the sale or purchase of goods, materials, supplies, equipment or services and which cannot be terminated by the relevant SABMiller Group Company without penalty on less than six months notice;

(H)          a Contract containing covenants materially limiting the freedom of any SABMiller Group Company to compete in any geographic area within the Territory or in any line of business within the Territory;

(I)            a Contract concerning the establishment or operation of a partnership, joint venture, limited liability company or similar entity;

(J)            a Contract that contains any provisions requiring it to indemnify any other party for amounts greater than $1,000,000 (excluding customary indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business);

(K)          a Contract for the disposition of any significant portion of the assets or business of a SABMiller Group Company or any Contract for the acquisition of a significant portion of the assets or business of any other Person, in each case for a consideration exceeding $10,000,000;

(L)           License Agreements other than licenses of unmodified, commercially available off-the-shelf software applications, under which a SABMiller Group Company is obliged to pay after the date of this Agreement an amount in excess of $5,000,000 and which cannot be terminated by the relevant SABMiller Group Company without penalty on less than six months notice;

(M)         a merchandising or distribution agreement involving expenditure by any SABMiller Group Company of more than $5,000,000 and which cannot be terminated by the relevant SABMiller Group Company without penalty on less than six months notice;

(N)          a Contract allocating or settling any liability in excess of $5,000,000 of any Miller Group Company for Taxes;

(O)          a Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or which, after the execution date of this Agreement, requires payment of consideration in excess of $500,000;

(P)           a material Contract entered into other than in the ordinary course of business consistent with past practice;

(Q)          a decree or other ownership of water usage or storage rights, including any Contract providing for rights to store or use water;

(R)           a Contract required to be disclosed on Schedule 4.02(n); or

(S)           to the extent not already covered by any of the foregoing, a Contract (i) reasonably likely to involve expenditure by a SABMiller Group Company in excess of $5,000,000, (ii) under which a SABMiller Group Company is reasonably likely to incur liability in excess of $5,000,000, or (iii) reasonably likely to involve the receipt by a SABMiller Group Company of more than $5,000,000.

(ii)           Except as referred to in Schedule 4.02(m), (A) each of the Miller Material Contracts set forth on or required to be set forth on Schedule 4.02(m) is legal, valid, binding, enforceable and in full force and effect; (B) each SABMiller Group Company, and, to Miller’s knowledge, each other party thereto, has in all material respects performed all obligations required to be performed by it under such Miller Material Contracts, and no SABMiller Group Company, nor, to Miller’s knowledge, any other party thereto, is in breach or default (and with the giving of notice or lapse of time or both would not be in breach or default), and will not be in breach or default (and with the giving of notice or the lapse of time will not be in breach or default) as a result of the consummation of the Contemplated Transactions, under any such Miller Material Contract; and (C) the consummation of the Contemplated Transactions (1) does not require any consent or notice to be given by a SABMiller Group Company and (2) will not result in a right to terminate or modify any right or privilege now enjoyed by a SABMiller Group Company under any such Miller Material Contract.

(n)           Affiliate Transactions.  Except as set forth on Schedule 4.02(n), no Affiliate, stockholder or director, officer or employee of a  SABMiller Group Company (a) owns or has any interest, directly or indirectly, in any property or right, tangible or intangible, which is used in the Miller Business and which has a value in excess of $250,000, or (b) is a party to any Contract with a SABMiller Group Company (other than with respect to a Miller Benefit Plan, in which case the $250,000 thresholds set forth in (b)(i)-(b)(iii) shall be increased to $1,000,000) (i) which is reasonably likely to involve expenditure by a SABMiller Group Company in excess of $250,000 with respect to the Miller Business, (ii) under which a SABMiller Group Company is reasonably likely to incur liability in excess of $250,000 with respect to the Miller Business or (iii) which is reasonably likely to involve the receipt by a SABMiller Group Company of more than $250,000 with respect to the Miller Business.  To Miller’s knowledge, except as set forth on Schedule 4.02(n), no Affiliate, stockholder or director, officer or employee of a SABMiller Group Company (i) is a competitor of a SABMiller Group Company with respect to the Miller Business, (ii) serves as an officer or director, or in another similar capacity, of any Person whose business manufactures or sells products similar to those of the Miller Business, or (iii) has any claim or cause of action against a SABMiller Group Company with respect to the Miller Business other than immaterial claims.

(o)           Real Property.

(i)            Schedule 4.02(o) sets forth a correct and complete list of all real property owned by the SABMiller Group that is used in the Miller Business (“Miller Owned Real Property”).  As of the date hereof, a SABMiller Group Company has good and marketable fee simple title to each parcel of Miller Owned Real Property, free and clear of any Liens, covenants or reservations of interests in title, except for Permitted Liens.

(ii)           Schedule 4.02(o) sets forth a correct and complete list of all real property leased by the SABMiller Group that is used in the Miller Business (“Miller Leased Real Property”; together with the Miller Owned Real Property and all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, “Miller Real Property”).  As of the date hereof, with respect to each lease that constitutes a Miller Material Contract, a SABMiller Group Company has a valid, binding and enforceable leasehold interest in each parcel of Miller Leased Real Property, free and clear of any Liens, covenants or reservations of interests in title on such SABMiller Group Company’s leasehold interest, except for Permitted Liens.

(iii)          With respect to the Miller Owned Real Property, except as provided on Schedule 4.02(o): (A) no SABMiller Group Company has leased or otherwise granted to any Person the right to use or occupy such Miller Real Property or any portion thereof, and (B) other than the rights pursuant to this Agreement or any other Transaction Document, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Miller Real Property or any portion thereof or interest therein.

(iv)          With respect to the Miller Leased Real Property leased pursuant to a Miller Material Contract: (A) no security deposit or portion thereof deposited with respect thereto has been applied in respect of a breach or default which has not been redeposited in full; and (B) except as provided on Schedule 4.02(o), no SABMiller Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Miller Real Property or any portion thereof.

(v)           Except as set forth on Schedule 4.02(o), a SABMiller Group Company has obtained all certificates, permits, licenses and/or land use approvals from any Governmental Authority having jurisdiction over any Miller Real Property and all agreements, easements or other rights necessary to permit the lawful use and operation of the buildings and improvements on any Miller Real Property, or that are necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any Miller Real Property, except such as would not reasonably be expected to, individually or in the aggregate, be material to the Miller Business.  No SABMiller Group Company has received written notice that any such certificate, permit, license, land use approval, agreement, easement or other right is not in full force and effect, except such as would not reasonably be expected to, individually or in the aggregate, be material to the Miller Business, nor has any SABMiller Group Company received written notice of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to, individually or in the aggregate, be material to the Miller Business.

(vi)          Except as provided for in Schedule 4.02(o), as of the date hereof, there are no existing condemnation or rezoning proceedings with respect to the Miller Real Property, and no SABMiller Group Company has received any written notice to the effect that any condemnation or rezoning proceedings are threatened or pending with respect to any of the Miller Real Properties, in all cases, except such as would not reasonably be expected to, individually or in the aggregate, be material to the Miller Business.

(p)           Environmental.

(i)            Except as disclosed in Schedule 4.02(p) or as would not reasonably be expected to cause a Loss to the Miller Business in excess of $2,500,000, a SABMiller Group Company:

(A)          has obtained and is in compliance with, and has at all times since January 1, 2003 been in compliance with, all Environmental Permits that are required for the lawful operation of the Miller Business or the occupation of the Miller Real Property;

(B)           has at all times since January 1, 2003 complied with, and is in compliance with, all applicable Environmental Laws with respect to the Miller Business or which could result in any liability to the Company; and

(C)           has received no written or oral notice or other information (other than such of the foregoing which have been fully resolved) regarding, any violation of any Environmental Law or any liability, including without limitation any investigatory, remedial or corrective obligation, relating to the Miller Business or the Miller Real Property and arising under Environmental Laws.

(ii)           Except as disclosed in Schedule 4.02(p) or as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Miller Business in excess of $2,500,000, with respect to the Miller Business or the Miller Contributions, no SABMiller Group Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance (including without limitation any Hazardous Substance), owned or operated any property or facility used in the Miller Business (including without limitation the Miller Real Property) which is or has been contaminated by any substance, so as to give rise to any current or future liabilities, including any such liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the CERCLA or any other Environmental Laws.

(iii)          No SABMiller Group Company has been identified as a potentially responsible party at any federal or state National Priority List site or analogous state site with respect to the Miller Business, other than as would not reasonably be expected to cause a Loss to the Miller Business in excess of $2,500,000.

(iv)          SABMiller has delivered to CBC or its Representatives true and complete copies and results of all material reports, studies, analyses, tests, monitoring results or other material documents in the possession or under the reasonable control of a SABMiller Group Company pertaining to Hazardous Substances in, on, at, to, under or from the Miller Real Property or any other current or former property or facility used in the Miller Business, concerning compliance by a SABMiller Group Company with Environmental Laws, or materially bearing on any environmental, health or safety liabilities relating to the past or current operations or facilities of the Miller Business.

(v)           Except as set forth on Schedule 4.02(p), none of the following exists at any of the Miller Real Properties:  (A) underground storage tanks;

(B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; (D) groundwater monitoring wells, drinking water wells, or production water wells; or (E) landfills, surface impoundments, or disposal areas.

(vi)          With respect to the Miller Business or the Miller Contributions, to Miller’s knowledge, no SABMiller Group Company has, either expressly or by operation of law, assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability relating to Environmental Laws.

(q)           Intellectual Property.

(i)            Schedule 4.02(q) lists all of the following that are included in the Miller Owned IP and used, held for use, or exploited as of the date hereof in connection with the Miller Contributed Brands (or any goods or services bearing, or provided under, such Miller Contributed Brands): (A) United States and Puerto Rico Patents, (B) Trademarks registered and applied for in the United States or Puerto Rico, and (C) Copyrights registered and applied for in the United States or Puerto Rico, in each case specifying the jurisdiction where the application/registration is located, the application/registration number, and date of application/registration.  Schedule 4.02(q) also lists (A) all Internet domain names included in the Miller Contributed Assets and (B) all License Agreements for material Software licensed to a Miller Group Company (excluding any License Agreements for off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software) to the extent such Software is used, held for use or exploited in connection with the Miller Business.

(ii)           Except as set forth on Schedule 4.02(q) or as would not reasonably be expected to, individually or in the aggregate, be material to the Miller Business:

(A)          except for Miller Intellectual Property that constitutes a Miller Excluded Asset, the SABMiller Group Companies collectively own all right, title and interest in, or have the valid and enforceable right to use (pursuant to a written License Agreement), all Miller Intellectual Property, free and clear of any Liens (other than Permitted Liens);

(B)           to Miller’s knowledge, each of the registrations listed in Schedule 4.02(q) is valid, enforceable and subsisting and has not been cancelled, and no loss, cancellation, abandonment or expiration of any such registered Miller Intellectual Property is pending or threatened;

(C)           subject to the receipt of any third-party consents required with respect to the assignment of License Agreements that are Miller Assumed Contracts, and except for Miller Intellectual Property that constitutes a Miller Excluded Asset, immediately subsequent to the Closing, the Company will own or have the valid and enforceable right to use the Miller Intellectual Property on terms and conditions not less favorable than those under which the SABMiller Group Companies owned or used such Miller Intellectual Property immediately prior to the Closing, subject to the terms of the Miller IP License Agreement and the Services Agreement;

(D)          no action, suit, claim, investigation, arbitration or any other legal proceeding is pending or, to Miller’s knowledge, threatened, against a SABMiller Group Company alleging that (i) any current use or exploitation by a SABMiller Group Company of any Miller Contributed IP, or (ii) the conduct of the Miller Business as currently conducted or as has been conducted within the preceding five years, in each case, infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party; and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Miller Contributed IP has been made in writing and is currently outstanding or, to Miller’s knowledge, is threatened, and to Miller’s knowledge, there are no grounds for any such claim;

(E)           no SABMiller Group Company is subject to any judgment, order, writ, injunction, judgment, or decree of any Governmental Authority relating to the Miller Contributed IP, and no SABMiller Group Company has entered into any Contract that restricts, limits or impairs its use of any of the Miller Contributed IP;

(F)           to Miller’s knowledge, neither the use or exploitation of the Miller Contributed IP by the SABMiller Group Companies, nor the operation of the Miller Business as currently conducted, has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party.  No SABMiller Group Company has received any written notices regarding any of the foregoing (including, without limitation, any demands or unsolicited offers to license any Miller Intellectual Property from any third party);

(G)           to Miller’s knowledge, no third party has infringed, misappropriated or otherwise violated any of the Miller Contributed IP;

(H)          each SABMiller Group Company has taken all reasonably necessary actions to maintain and protect all of the Miller Contributed IP material to the Miller Business and owned by such entity. Without limiting the foregoing, each SABMiller Group Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Miller Contributed IP and to which it has had access;

(I)            all Miller Contributed IP is exclusively owned by a SABMiller Group Company.  Except as disclosed on Schedule 4.02(q), no SABMiller Group Company has entered into a License Agreement granting any third party exclusive rights under any Miller Contributed IP;

(J)            the SABMiller Group’s collection, storage, use and dissemination of any personally identifiable information in or in relation to the Territory is and has been, so far as it was collected, stored, used or disseminated in connection with the Miller Business, in material compliance with all Applicable Laws in the Territory relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations.  The SABMiller Group has, with respect to the Miller Business, reasonable security and data protections in place, consistent with general industry practices in the Territory, with respect to third-party Trade Secrets or personally identifiable information, and there has been no material breach thereof or loss of data in the two (2) years prior to the date of this Agreement; and

(K)          all rights of the SABMiller Group Companies in and to Miller Contributed IP are transferable to the Company without any required consent or other approval.

(r)                                    Taxes.

Except as set forth in Schedule 4.02(r) or as would not reasonably be expected to, individually or in the aggregate, be material to the Miller Business:

(i)            With respect to the Miller Business, the Miller Group Companies (A) have prepared in accordance with Applicable Law and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns were, at the time of filing, true and complete in all material respects; (B) have paid all Taxes that they were required to pay and withheld all Taxes that they were obligated to withhold from amounts owing to any employee, creditor, stockholder or third party, except with respect to matters contested in good faith for which adequate reserves have been established and are reflected in the Miller Financial Information or are incurred in the ordinary course of the Miller Business, consistent with past practice, after the date of the Latest Miller Balance Sheet and except where such failure to so pay or remit, individually or in the aggregate, is not reasonably likely to be material; and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii)           As of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes with respect to the Miller Business.  There are no unresolved proposed, or to Miller’s knowledge, threatened Tax claims, assessments or reassessments with respect to the Miller Business that, if upheld, would, individually or in the aggregate, reasonably be expected to be material  to the Miller Business.

(iii)          There are no Liens for any Taxes upon assets that are Miller Contributions, other than statutory Liens for Taxes not yet due and payable and Liens for Taxes contested in good faith for which adequate reserves have been established in the Miller Financial Information. No written claim has been made by any Governmental Authority in a jurisdiction in which any Miller Group Company does not file a Tax Return that any Miller Group Company is or may be subject to taxation by such jurisdiction with respect to the Miller Business.

(iv)          No Miller Group Company (A) has been since 1990 a member of any other affiliated group filing a consolidated United States federal income Tax Return (except each of the affiliated groups of which Miller, SABMiller Holdings and Altria Group, Inc. (or any predecessor of Altria Group, Inc.) is or was the common parent) or (B) has any liability for the Taxes of any Person other than Miller, SABMiller Holdings or Altria Group, Inc. (or any predecessor of Altria Group, Inc.) or any of their Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise (other than in connection with the TMA).  No Miller Group Company is a party to or bound by any tax allocation or sharing agreement (other than the TMA).

(v)           Miller has provided to MCBC true and complete copies of all private letter rulings, technical advice memoranda or rulings from a taxing authority with respect to the Miller Business that have been issued to or received by any Miller Group Company since January 1, 2005.

(vi)          No Miller Group Company has entered into, or otherwise participated (directly or indirectly) in, any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(vii)         Schedule 4.02(r) lists each Miller Group Company or other Person which is a Miller Contribution for which an election has been made pursuant to Section 7701 of the Code and the Treasury Regulations thereunder to be treated other than its default classification for U.S. federal income tax purposes.  Except as disclosed on such Schedule, each Miller Group Company or other Person will be classified for U.S. federal income tax purposes according to its default classification.

(s)           Employee Benefit Plans.

(i)            Schedule 4.02(s) contains a complete and accurate list of each Employee Benefit Plan that a SABMiller Group Company maintains, administers or contributes to on behalf of any Transferring Miller Employee or with respect to which a SABMiller Group Company has any obligation or liability related to or with respect to any Transferring Miller Employee (the “Miller Benefit Plans”). Complete and accurate copies of (A) each Miller Benefit Plan which has been reduced to writing, (B) written summaries of the material terms of each unwritten Miller Benefit Plan, (C) each related trust agreement, insurance or group annuity contract (and other funding vehicles), most recent summary plan descriptions, most recent summaries of material modifications, (D) all annual reports filed on the applicable Form 5500 for the three years prior to the date of this Agreement (together with all attachments and financial statements thereto), and (E) any material notices, letters or other correspondence with any Governmental Authority in respect of any Miller Benefit Plan, have been provided or made available to MCBC.

(ii)           Except as set forth on Schedule 4.02(s), (A) each Miller Benefit Plan has been, since the date that is two years prior to the Closing Date, administered in all material respects in accordance with its terms and each relevant SABMiller Group Company has in all material respects, since the date that is two years prior to the Closing Date, met its obligations with respect to each Miller Benefit Plan; (B) all Miller Benefit Plans intended to be “qualified” under Section 401(a) of the Code have received a favorable determination letter from the IRS regarding such plan’s qualified status, and, to Miller’s knowledge, nothing has occurred which would reasonably be expected to adversely affect such qualified status; (C) each Miller Benefit Plan has been maintained and administered in compliance with Applicable Law, including ERISA and the Code and the regulations thereunder, except for such noncompliance as would not reasonably be expected to be material to the Miller Business; and (D) there are no pending actions, examinations, audits, inquiries, claims or judicial or governmental proceedings against any Miller Benefit Plan with respect to the operation of such plan (other than routine benefit claims), and no Miller Benefit Plan has, within the six years prior to the date of this Agreement, been the subject of any examination, audit, inquiry, review, proceeding, claim or demand by a Governmental Authority or been the subject of an application or filing under a government-sponsored amnesty, voluntary compliance, self-correction or similar program.  Except as provided on Schedule 4.02(s), no Miller Benefit Plan has assets that include securities issued by a SABMiller Group Company or “qualifying employer real property” as defined in Section 407(d) of ERISA, and no Miller Benefit Plan is a “multiple employer welfare plan” (as defined in Section 3(40) of ERISA).

(iii)          Except as provided on Schedule 4.02(s), at no time since January 1, 2005 has Miller or any ERISA Affiliate been obligated to contribute to any Miller Benefit Plan subject to Title IV of ERISA, including without limitation any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(iv)          With respect to each Miller Benefit Plan (A) no breaches of fiduciary duty have occurred that could reasonably be expected to give rise to material liability on the part of a SABMiller Group Company; (B) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) has occurred that could reasonably be expected to give rise to material liability on the part of a SABMiller Group Company; and (C) no condition exists that would subject any SABMiller Group Company, either directly or by its affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other similar liability imposed by ERISA, the Code or other Applicable Law.

(v)           Except as provided on Schedule 4.02(s), no Miller Benefit Plan provides post-employment welfare benefits other than continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under federal or state law.

(vi)          No events have occurred or are expected to occur with respect to any Miller Benefit Plan that would reasonably be expected to cause a material increase in the cost of providing benefits under such plan.

(vii)         Since the date that is two years prior to the Closing Date, all contributions and premiums under or in connection with the Miller Benefit Plans that are required to have been made have been timely made and to the extent not due have been appropriately accrued in the Miller Financial Information.  No Miller Benefit Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(viii)        Except as set forth on Schedule 4.02(s), the consummation of the Contemplated Transactions will not, either alone or in connection with any other event (including the termination of employment of an employee), (A) entitle any Transferring Miller Employee to severance pay, any change in control payment, or any other material payment, or (B) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due to any Transferring Miller Employee, or (C) result in any excise tax under Section 4999 of the Code or non-deductibility of any compensation or benefit under Section 280G of the Code with respect to any Transferring Miller Employee.

(ix)           Each Miller Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with such Code Section 409A and the guidance issued by the Department of Treasury thereunder from the period beginning January 1, 2005 through the date hereof.

(t)            Labor Matters.

(i)            Except as set forth on Schedule 4.02(t) or as would not reasonably be expected to be material to the Miller Group, no SABMiller Group Company is, with respect to Transferring Miller Employees, the subject of any Proceeding asserting that a SABMiller Group Company has committed an unfair labor practice or CBA breach or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to Miller’s knowledge, threatened, nor has there been during the past three years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or other labor dispute involving any SABMiller Group Company with respect to the Miller Business.  No SABMiller Group Company is in receipt, written or oral, of any demand by any labor union or labor organization seeking recognition as the collective bargaining representative of any Transferring Miller Employees, and to Miller’s knowledge, no union organizing, certification or decertification campaigns are underway or threatened with respect to any Transferring Miller Employees.

(ii)           Except as would not reasonably be expected to, individually or in the aggregate, cause a Loss to the Miller Business in excess of $5,000,000 or would otherwise be material to the Miller Business, there is no employment-related obligation or Proceeding of any kind, pending or, to Miller’s knowledge, threatened in any forum, relating to an alleged violation or breach by a SABMiller Group Company (or its officers or directors) of any Law or contract with respect to Transferring Miller Employees, and to Miller’s knowledge, no employee or agent of a SABMiller Group Company has committed any act or omission giving rise to liability for any such violation or breach.

(iii)          To Miller’s knowledge, no Transferring Miller Employee with annual compensation in excess of $250,000 (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides a SABMiller Group Company, as applicable, that would be material to the performance of such employee’s employment duties, or the ability of any SABMiller Group Company (or the Company) to conduct the Miller Business.

(iv)          With respect to the Contemplated Transactions, any notice required under any law or collective bargaining agreement applicable to the Miller Business has been or prior to Closing will be given, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied.  During the past three years, no SABMiller Group Company has, with respect to the Miller Business, implemented any plant closing or layoff of employees that would reasonably be expected to result in any liability under the WARN Act, and no such action will be implemented without advance notification to CBC.

(u)           Finders’ Fees.  Except as set forth in Schedule 4.02(u), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of it who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Contemplated Transactions.

ARTICLE V
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.01        Confidentiality.   The Parties agree that the Confidentiality Agreement by and among SABMiller and MCBC, as amended as of October 26, 2006 (the “Confidentiality Agreement”) shall continue in full force and effect until otherwise agreed by the Parties or until it expires pursuant to its terms.

Section 5.02           Certain Intellectual Property Matters.

MCBC, CBC and the Company shall enter into the Molson Coors IP License Agreement, SABMiller, Miller and the Company shall enter into the Miller IP License Agreement, and each of the Parties shall enter into the Brand Cooperation Agreement, in each case effective as of the Closing.

Section 5.03           Conduct of Coors Business.

(a)           From the date hereof to the Closing Date, except as otherwise provided in or contemplated by the Transaction Documents or as set forth on Schedule 5.03, and except to the extent that SABMiller shall otherwise give its prior written consent (which consent will not be unreasonably withheld or delayed), MCBC and CBC shall cause the Molson Coors Group to: (i) conduct the Coors Business in the ordinary course consistent with past practice and in compliance in all material respects with Applicable Laws; (ii) pay or perform all its material obligations with respect to the Coors Business when due; and (iii) use its commercially reasonable efforts to (A) preserve the Coors Business as currently conducted and (B) keep available the material services of its senior management personnel.

(b)           Without limiting the generality of the foregoing, from the date hereof to the Closing Date, except as otherwise provided for or contemplated by the Transaction Documents, set forth on Schedule 5.03, required by Applicable Law or consented to in writing by SABMiller (which consent will not be unreasonably withheld or delayed), MCBC and CBC shall not, and shall not permit any Molson Coors Group Company to:

(i)            acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or any assets in each case that would operate as part of the Coors Business with a purchase price in excess of $50,000,000 individually or $250,000,000 in the aggregate;

(ii)           amend any Molson Coors Group Company’s certificate of incorporation or bylaws (or equivalent organizational documents) in any manner that would affect the Contemplated Transactions;

(iii)          except in the ordinary course of business consistent with past practice, as provided by this Agreement, or as would not involve property having a value in excess of or involve the creation of a liability for any Molson Coors Group Company in excess of $1,000,000 individually or $5,000,000 in the aggregate, sell, lease, license or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of their properties or assets that relate to the Coors Business or that are or would have been (absent such event) Molson Coors Contributions;

(iv)          in each case in connection with the Coors Business, make any settlement of or compromise any material Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new material Tax election or adopt any material new Tax method of accounting or file or rescind any claim for refund of material Taxes, file a materially amended Tax Return, make any waiver or extension of the period of limitations for the assessment or payment of any material Tax (other than in the ordinary course with respect to the conduct of an audit) or agree to any assessment of a material amount of Tax, in each case as relates to the Coors Business;

(v)           except, in each case, to the extent entered into in the ordinary course of business consistent with past practice, enter into any new CBC Material Contract, modify, amend or transfer in any respect or terminate any existing CBC Material Contract or waive, release or assign any material rights or claims thereunder, fail to renew any existing CBC Material Contract in accordance with its terms or default in the performance of any CBC Material Contract whether currently existing or entered into after the date of this Agreement;

(vi)          become legally committed to any new capital expenditures with respect to the Coors Business requiring expenditures following the Closing Date in excess of $50,000,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed;

(vii)         with respect to the Coors Business, make any loans or advances to any Transferring CBC Employee or make any loans, advances or capital contributions to, or investments in, any other Person in an amount exceeding $5,000,000;

(viii)        except in the ordinary course of business consistent with past practice or except as required by law or any written agreement (including this Agreement and any CBA) in effect as of the date hereof, (A) grant any salary or wage increases, except with respect to employees not being transferred to the Company, (B) terminate, adopt, modify or amend any CBC Benefit Plan in any manner that materially changes the amount of the liability attributable to the Company in respect of such CBC Benefit Plan or (C) transfer any employee from outside the Coors Business to fill a newly created management position in the Coors Business;

(ix)           except in the ordinary course of business consistent with past practice (including hiring of new employees) or except as required by law or any written agreement (including this Agreement and any CBA) in effect as of the date hereof, or except with respect to employees not being transferred to the Company, enter into or amend any agreement with any employees, officers or directors who will transfer to the Company pursuant to this Agreement;

(x)            implement any layoffs or terminations of employees who are (or would have been absent such layoffs or terminations) Transferring CBC Employees that would reasonably be expected to result in any liability under the WARN Act (including, without limitation, any obligation to deliver advance written notice to any such employees in respect of a “plant closing” or “mass layoff” (each as defined in the WARN Act));

(xi)           transfer or grant any rights or permits under, or enter into any settlement regarding the infringement of, or breach of any license relating to, any Molson Coors Contributed IP, or modify any existing rights with respect thereto, or enter into any License Agreements, except in each case in the ordinary course of business consistent with past practice;

(xii)          with respect to the Coors Business or any Molson Coors Contributions, waive, release, grant or transfer any material right other than in the ordinary course of business or commence any material legal proceedings other than in the ordinary course of business consistent with past practice;

(xiii)         with respect to the CBC Real Properties, demolish or remove any of the existing Improvements, erect new Improvements or otherwise cause such CBC Real Property to change from substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, except as would not reasonably be expected to be material to the Coors Business;

(xiv)        with respect to the Coors Business, change in any material respect its existing policies or practices with respect to inventory management;

(xv)         with respect to the Coors Business, change in any material respect its existing policies or practices with respect to the collection of accounts receivable or offer any material special terms to any debtor or take any action whatsoever to accelerate the collection of any material amount of receivables;

(xvi)        with respect to the Coors Business, change in any material respect its existing policies or practices with respect to the payment of accounts payable (including Non-Income Taxes), including any change to the payment terms or timings in relation to any creditor, and (without prejudice to the generality of the foregoing) all payments to the suppliers set out in Schedule 5.03(b) shall be made in accordance with the payment schedules shown on Schedule 5.03(b);

(xvii)       with respect to the Coors Business, delay in any material respect any material capital expenditure from that contemplated in the 2008 capital expenditure plan for the Coors Business to be subsequently provided to SABMiller or otherwise in a manner inconsistent with prior periods;

(xviii)      with respect to the Coors Business, change in any material respect its existing practices with respect to the timing of shipments to distributors;

(xix)         enter into any Contract that limits or otherwise restricts any CBC Group Company or that would, after the Closing Date, limit or restrict any CBC Group Company from, in each case, engaging or competing in any material respect in any line of business or in any geographic area;

(xx)          with respect to the Coors Business, enter into any material transaction or agreement with an Affiliate (except as expressly contemplated in the Transaction Documents);

(xxi)         sell, lease, assign, transfer or otherwise dispose of any of the water usage and storage rights described on Schedule 4.01(w) (other than leases of Excess Rights for terms of one year or less); or

(xxii)        authorize or enter into any agreement to do any of the foregoing.

Section 5.04           Conduct of Miller Business.

(a)           From the date hereof to the Closing Date, except as otherwise provided in or contemplated by the Transaction Documents or as set forth on Schedule 5.04, and except to the extent that MCBC shall otherwise give its prior written consent (which consent will not be unreasonably withheld or delayed), SABMiller and Miller shall cause the SABMiller Group to: (i) conduct the Miller Business in the ordinary course consistent with past practice and in compliance in all material respects with Applicable Laws; (ii) pay or perform all its material obligations with respect to the Miller Business when due; and (iii) use its commercially reasonable efforts to (A) preserve the Miller Business as currently conducted and (B) keep available the material services of its senior management personnel.

(b)           Without limiting the generality of the foregoing, from the date hereof to the Closing Date, except as otherwise provided for or contemplated by the Transaction Documents, set forth on Schedule 5.04, required by Applicable Law or consented to in writing by MCBC (which consent will not be unreasonably withheld or delayed), SABMiller and Miller shall not, and shall not permit any SABMiller Group Company to:

(i)            acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or any assets in each case that would operate as part of the Miller Business with a purchase price in excess of $50,000,000 individually or $250,000,000 in the aggregate;

(ii)           amend any SABMiller Group Company’s certificate of incorporation or bylaws (or equivalent organizational documents) in any manner that would affect the Contemplated Transactions;

(iii)          except in the ordinary course of business consistent with past practice, as provided by this Agreement, or as would not involve property having a value in excess of or involve the creation of a liability for any SABMiller Group Company in excess of $1,000,000 individually or $5,000,000 in the aggregate, sell, lease, license or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of their properties or assets that relate to the Miller Business or that are or would have been (absent such event) Miller Contributions;

(iv)          in each case in connection with the Miller Business, make any settlement of or compromise any material Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new material Tax election or adopt any material new Tax method of accounting or file or rescind any claim for refund of material Taxes, file a materially amended Tax Return, make any waiver or extension of the period of limitations for the assessment or payment of any material Tax (other than in the ordinary course with respect to the conduct of an audit) or agree to any assessment of a material amount of Tax, in each case as relates to the Miller Business;

(v)           except, in each case, to the extent entered into in the ordinary course of business consistent with past practice, enter into any new Miller Material Contract, modify, amend or transfer in any respect or terminate any existing Miller Material Contract or waive, release or assign any material rights or claims thereunder, fail to renew any existing Miller Material Contract in accordance with its terms or default in the performance of any Miller Material Contract whether currently existing or entered into after the date of this Agreement;

(vi)          become legally committed to any new capital expenditures with respect to the Miller Business requiring expenditures following the Closing Date in excess of $50,000,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed;

(vii)         with respect to the Miller Business, make any loans or advances to any Transferring Miller Employee, or make any loans, advances or capital contributions to, or investments in, any other Person in an amount exceeding $5,000,000;

(viii)        except in the ordinary course of business consistent with past practice or except as required by law or any written agreement (including this Agreement and any CBA) in effect as of the date hereof, (A) grant any salary or wage increases, except with respect to employees not being transferred to the Company, (B) terminate, adopt, modify or amend any Miller Benefit Plan in any manner that materially changes the amount of the liability attributable to the Company in respect of such Miller Benefit Plan or (C) transfer any employee from outside the Miller Business to fill a newly created management position in the Miller Business;

(ix)           except in the ordinary course of business consistent with past practice (including hiring of new employees) or except as required by law or any written agreement (including this Agreement and any CBA) in effect as of the date hereof, or except with respect to employees not being transferred to the Company, enter into or amend any agreement with any employees, officers or directors who will transfer to the Company pursuant to this Agreement;

(x)            implement any layoffs or terminations of employees who are (or would have been absent such layoffs or terminations) Transferring Miller Employees that would reasonably be expected to result in any liability under the WARN Act (including, without limitation, any obligation to deliver advance written notice to any such employees in respect of a “plant closing” or “mass layoff” (each as defined in the WARN Act));

(xi)           transfer or grant any rights or permits under, or enter into any settlement regarding the infringement of, or breach of any license relating to, any Miller Contributed IP, or modify any existing rights with respect thereto, or enter into any License Agreements, except in each case in the ordinary course of business consistent with past practice;

(xii)          with respect to the Miller Business or any Miller Contributions, waive, release, grant or transfer any material right other than in the ordinary course of business or commence any material legal proceedings other than in the ordinary course of business consistent with past practice;

(xiii)         with respect to the Miller Real Properties, demolish or remove any of the existing Improvements, erect new Improvements or otherwise cause such Miller Real Property to change from substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, except as would not reasonably be expected to be material to the Miller Business;

(xiv)        with respect to the Miller Business, change in any material respect its existing policies or practices with respect to inventory management;

(xv)         with respect to the Miller Business, change in any material respect its existing policies or practices with respect to the collection of accounts receivable or offer any material special terms to any debtor or take any action whatsoever to accelerate the collection of any material amount of receivables;

(xvi)        with respect to the Miller Business, change in any material respect its existing policies or practices with respect to the payment of accounts payable (including Non-Income Taxes), including any change to the payment terms or timings in relation to any creditor, and (without prejudice to the generality of the foregoing) all payments to the suppliers set out in Schedule 5.04(b) shall be made in accordance with the payment schedules shown on Schedule 5.04(b);

(xvii)       with respect to the Miller Business, delay in any material respect any material capital expenditure from that contemplated in the 2008 capital expenditure plan for the Miller Business to be subsequently provided to MCBC or otherwise in a manner inconsistent with prior periods;

(xviii)      with respect to the Miller Business, change in any material respect its existing practices with respect to the timing of shipments to distributors;

(xix)         enter into any Contract that limits or otherwise restricts any Miller Group Company or that would, after the Closing Date, limit or restrict any Miller Group Company from, in each case, engaging or competing in any material respect in any line of business or in any geographic area;

(xx)          with respect to the Miller Business, enter into any material transaction or agreement with an Affiliate (except as expressly contemplated in the Transaction Documents); or

(xxi)       authorize or enter into any agreement to do any of the foregoing.

Section 5.05           Competitive Businesses.

Unless and until the Closing of the Contemplated Transactions is consummated, the Shareholders will continue to operate as competitive businesses and will not collaborate in any manner or take any other action in violation of Applicable Law.

Section 5.06           Selection of Executive Committee.  The executive committee of the Board shall initially be selected from existing members of the CBC and Miller management teams except in exceptional circumstances, with due regard to appropriate balancing of the candidates from the two management teams.  The first executive committee of the Board will be selected based on recommendations from the Company’s Chief Executive Officer-designate and a working team which will include representatives from the human resources functions of both MCBC and SABMiller.  The Chief Executive Officer of SABMiller and the Vice Chairman of MCBC will work in good faith to determine the identity of the initial Chief Financial Officer and the initial Chief Integration Officer of the Company.  If there is a lack of consensus between the Chief Executive Officer of SABMiller and the Vice Chairman of MCBC on the identity of the initial Chief Financial Officer or the initial Chief Integration Officer of the Company, MCBC shall be entitled to name the initial Chief Integration Officer and SABMiller shall be entitled to name the initial Chief Financial Officer.

ARTICLE VI
FURTHER COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.01           Further Assurances.

Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate or implement the Contemplated Transactions, including satisfaction of the conditions in Article VIII and the execution of such agreements reasonably necessary for the Parties to retain their respective interests in the CBC Excluded Assets and Miller Excluded Assets.  The Parties shall execute and deliver, and shall cause their respective Subsidiaries, as appropriate or required as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable to consummate or implement the Contemplated Transactions, including satisfaction of the conditions in Article VIII.

Section 6.02           Certain Filings; Consents.

(a)           The Parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Contemplated Transactions and (b) subject to the terms and conditions of this Agreement, in taking any such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)           MCBC and CBC shall use commercially reasonable efforts to obtain and deliver to SABMiller and Miller by Closing all approvals and consents, to make all filings with the SEC relating to the Contemplated Transactions (each of which, upon being filed, shall constitute a “Report”), to promptly send all notices required by Delaware law to MCBC’s shareholders and to provide all notices and obtain all waivers required to be obtained or provided for, or which may be reasonably necessary to, the consummation of the Contemplated Transactions or the ownership of, or use by, the Company of the Molson Coors Contributions or operation of the Coors Business. To the extent that any Molson Coors Group Company’s rights under any Molson Coors Assumed Contract (including any Contract relating partly to the Coors Business and partly to other Molson Coors Group operations), permit or other asset to be contributed or assigned to the Company under this Agreement may not be assigned (if applicable, to the extent relevant to the Coors Business) without the consent of another Person which has not been obtained by Closing, this Agreement shall not constitute an agreement to assign or contribute the same if an attempted assignment would constitute a breach thereof or be unlawful, and MCBC and CBC shall use commercially reasonable efforts to obtain any such required consents as promptly as possible after Closing.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Company’s rights under the Contract, permit or other asset in question (the “Unassigned CBC Asset”) so that the Company would not in effect acquire the benefit of all such rights on the Closing Date, from the Closing Date until the relevant consent has been obtained: (A) MCBC and CBC shall, to the maximum extent permitted by Applicable Law and, if applicable, to the extent relevant to the Coors Business, (1) act after the Closing as the Company’s agent in order to obtain for it the benefits thereunder, (2) pay to the Company forthwith upon receipt any sums received by any Molson Coors Group Company in respect of the Unassigned CBC Asset after the Closing Date and (3) cooperate with the Company in any other reasonable arrangement designed to provide such benefits to the Company and to enable the Company to enforce the rights of the relevant Molson Coors Group Companies in respect of the relevant Unassigned CBC Asset, including if the Unassigned CBC Asset is a License Agreement seeking to sublicense the applicable Intellectual Property to the Company and (B) the Company shall, at its own cost and for its own benefit, and to the maximum extent permitted by Applicable Law, perform the obligations of the relevant Molson Coors Group Companies in respect of the Unassigned CBC Asset to the extent it is obtaining the benefit of such asset.

(c)           SABMiller and Miller shall use commercially reasonable efforts to obtain and deliver to MCBC and CBC by Closing all approvals and consents, to provide such information as may be needed for any required SEC filings of MCBC or CBC relating to the Contemplated Transactions and to provide all notices and obtain all waivers required to be obtained or provided for, or which may be reasonably necessary to, the consummation of the Contemplated Transactions or the ownership of, or use by, the Company of the Miller Contributions or operation of the Miller Business. To the extent that any SABMiller Group Company’s rights under any Miller Assumed Contract (including any Contract relating partly to the Miller Business and partly to other SABMiller Group operations), permit or other asset to be contributed or assigned to the Company under this Agreement may not be assigned (if applicable, to the extent relevant to the Miller Business) without the consent of another Person which has not been obtained by Closing, this Agreement shall not constitute an agreement to assign or contribute the same if an attempted assignment would constitute a breach thereof or be unlawful, and SABMiller and Miller shall use commercially reasonable efforts to obtain any such required consents as promptly as possible after Closing.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Company’s rights under the Contract, permit or other asset in question (the “Unassigned Miller Asset”) so that the Company would not in effect acquire the benefit of all such rights on the Closing Date, from the Closing Date until the relevant consent has been obtained: (A) SABMiller and Miller shall, to the maximum extent permitted by Applicable Law and, if applicable, to the extent relevant to the Miller Business, (1) act after the Closing as the Company’s agent in order to obtain for it the benefits thereunder, (2) pay to the Company forthwith upon receipt any sums received by a SABMiller Group Company in respect of the Unassigned Miller Asset after the Closing Date and (3) cooperate with the Company in any other reasonable arrangement designed to provide such benefits to the Company and to enable the Company to enforce the rights of the relevant SABMiller Group Companies in respect of the relevant Unassigned Miller Asset, including if the Unassigned Miller Asset is a License Agreement seeking to sublicense the applicable Intellectual Property to the Company and (B) the Company shall, at its own cost and for its own benefit, and to the maximum extent permitted by Applicable Law, perform the obligations of the relevant SABMiller Group Companies in respect of the Unassigned Miller Asset to the extent it is obtaining the benefit of such asset.

Section 6.03           Public Announcements

Prior to the Closing, the Parties shall not (and shall not permit any Affiliate to) issue any press release or make any public statement or employee communication with respect to any Transaction Document or any of the Contemplated Transactions without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such press release or public statement or employee communication, except as may be required by Applicable Law, in which case no Party shall issue any such press release or make any such public statement without prior discussion with the other Parties (to the extent reasonably practicable and to the extent permitted by Applicable Law) and without complying with Applicable Law.

Section 6.04                                Antitrust Laws

(a)                                  MCBC, SABMiller and the Shareholders shall make the filings required under the HSR Act and any other material Antitrust Laws.  MCBC, SABMiller and the Shareholders shall also comply at the earliest practicable date with any request for additional information, documents or other materials received from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Authority.  MCBC, SABMiller and the Shareholders shall use all commercially reasonable efforts to resolve objections, if any, that may be asserted by any Governmental Authority with respect to the Contemplated Transactions under any Antitrust Laws, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended.  If any judicial or administrative action or proceeding is initiated (or threatened to be initiated) by a Governmental Authority challenging the Contemplated Transactions as violative of any Antitrust Law or any other Applicable Law, MCBC, SABMiller and the Shareholders shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling, decision, finding or other order (whether temporary, preliminary, or permanent) until such time as a final, non-appealable order has been entered.  Notwithstanding the foregoing, the Parties shall not be required to divest any businesses or effect other structural or behavioral changes in order to obtain any approvals under Antitrust Laws.

(b)                                 MCBC, SABMiller and each Shareholder covenant and agree that, to the extent practicable, prior to engaging in any substantive discussions with any representatives of a Governmental Authority concerning the Contemplated Transactions, they will advise the other Parties of the anticipated substance of the discussions, provide the other Parties with copies of any written materials they intend to provide to or review with such representatives and afford the other Parties a reasonable opportunity to comment upon the anticipated substance of the discussions or such written materials or to join them and participate in such discussions.  In the event it is impracticable for a Party to comply with its obligations in the preceding sentence because the Party is contacted directly by a representative of a Governmental Authority without advance notice, or in any event such a discussion occurs without the presence of Representatives of both Shareholders, as soon as practicable following any such discussions the Party shall advise the other Parties of the discussions, the identity of the parties participating in the discussions and the substance of the discussions, and shall provide the other Parties with copies of any written materials provided to, reviewed with or received from representatives of the Governmental Authority.

Section 6.05                                Access

Through the Closing, each of the Parties shall (and no investigation or information obtained pursuant to this Section 6.05 or otherwise shall affect or be deemed to modify any of the representations and warranties made by any Party hereunder):

(a)                                  afford to the authorized representatives of the other Parties, subject to reasonable notice provided by the Party seeking such access, reasonable access, during normal business hours, to the employees, offices, plants, properties, books and records of it and its Subsidiaries in order that the other Parties may have full opportunity to make such legal, financial, accounting and other reviews or investigations of the Miller Business or Coors Business (as the case may be) as such other Parties shall desire to make;

(b)                                 instruct, and use commercially reasonable efforts to cause, its independent public accountants to permit the other Parties’ independent public accountants to inspect the accounting work papers and other records relating to the Miller Business or the Coors Business (as the case may be); and

(c)                                  furnish to the other Parties and their authorized representatives such additional financial and operating data and other information regarding the Miller Business or the Coors Business (as the case may be) as such other Parties shall reasonably request.

Section 6.06                                Employee Matters

(a)                                  The Company shall offer employment, effective as of the Closing Date, to all Transferring CBC Employees and Transferring Miller Employees who are actively employed by a member of the Molson Coors Group or the SABMiller Group, as applicable, immediately prior to the Closing or then on an approved leave of absence (including, without limitation, paid or unpaid leave, disability, medical, personal or any other form of approved leave).  Those Transferring CBC Employees and Transferring Miller Employees who accept such offers of employment on the Closing Date (or, with respect to any employee on an approved leave of absence, upon the conclusion of such approved leave) shall be referred to herein as the “Company Employees.”  Except as provided in an employment contract with any Company Employee or as required by the terms of an Assumed Benefit Plan (as defined below), offers of employment to Company Employees whose employment rights are subject to a CBA as of the Closing Date shall be in accordance with the applicable terms of such CBA and the Company’s obligations under the Labor Management Relations Act, 29 U.S.C. § 141, et seq., and offers of employment to all other Company Employees shall be on an at-will basis.

(b)                                 Effective as of the Closing Date, each of MCBC and SABMiller shall, or shall have caused one of its respective Affiliates to, establish a defined contribution plan and trust for the benefit of the Excluded CBC Employees and Excluded Miller Employees, respectively (each such 401(k) Plan referred to herein as a “Parent 401(k) Plan”).  Each of MCBC and SABMiller shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer its respective Parent 401(k) Plan so that it is qualified under Section 401(a) of the Code and so that the related trust thereunder is exempt from Section 501(a) of the Code.  Each of MCBC and SABMiller (acting directly or through its Affiliates) shall be responsible for any and all liabilities (including liability for funding) and other obligations with respect to its respective Parent 401(k) Plan.  Effective as of the Closing Date, each of MCBC and SABMiller shall cause the account (including any outstanding loan balances) of each Excluded CBC Employee and Excluded Miller Employee, respectively, if any, in the applicable 401(k) Plan of the CBC Group and Miller Group, respectively, in which such employee participates and all of the assets in such 401(k) Plan that are attributable thereto, if any, to be transferred in-kind to the respective Parent 401(k) Plan, and each of MCBC and SABMiller shall cause its respective Parent 401(k) Plan to accept such transfer, to assume and to fully perform, pay and discharge all obligations of the applicable 401(k) Plan relating to the accounts of such Excluded CBC Employees and Excluded Miller Employees, respectively, as of the Closing Date.  The transfer of assets described in this Section 6.06(b) shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(c)                                  For the period commencing on the Closing Date and ending on the two-year anniversary thereof, the Company shall provide to each Company Employee who experiences an involuntary termination of employment, severance benefits based on a severance benefit formula that is no less favorable than the severance benefit formula that would have applied to such Company Employee upon a termination of employment under the same circumstances immediately prior to the Closing pursuant to the severance program or policy applicable to such Company Employee immediately prior to the Closing Date; provided, that such severance benefits shall be determined without taking into account any reduction after the Closing Date in the base salary or annual bonus opportunity of such Company Employee in effect immediately prior to the Closing Date and used to determine severance benefits.

(d)                                 Each Company Employee will receive service credit for all periods of employment with the Molson Coors Group and the SABMiller Group, respectively, prior to the Closing for purposes of vesting, eligibility to participate and, with respect to severance and vacation, level of benefits (but in no circumstances for benefit accruals) under any employee benefit plan in which such employee participates after the Closing, to the extent that such service was recognized under any analogous plan of the Molson Coors Group and the SABMiller Group, respectively, immediately prior to the Closing; provided that no such service credit shall be given where such credit would result in a duplication of benefits.

(e)                                  The Company shall, to the extent permitted by applicable Law, (i) cause any pre-existing condition exclusions or limitations under any group health plan, group life insurance plan and group disability plan in which Company Employees (and their eligible dependents) are eligible to participate following the Closing Date to be waived for any condition, to the extent that such Company Employees and eligible dependents, as applicable, would have been entitled to coverage for such condition under the corresponding plan in which such Company Employees or eligible dependents participated immediately prior to the Closing, and (ii) credit the dollar amount of all expenses incurred by each Company Employee (and their eligible dependents), for the plan year in which such Company Employee commences participation in group health plans of the Company for the purposes of satisfying such year’s applicable deductibles and co-payment limitations and annual out-of-pocket maximums for expenses incurred prior to the commencement of participation in such group health plans.

(f)                                    Except as otherwise specifically provided for in this Agreement, the Molson Coors Group and the SABMiller Group shall retain all liabilities for payment and satisfaction of all annual base salary and employee benefits that become due and payable prior to the Closing Date to any member of the CBC Employee Group and Miller Employee Group, respectively; provided that the Company shall assume any and all liabilities attributable to any and all amounts due and owing to Company Employees as of the Closing Date for vacation or paid time off pursuant to the respective policies and procedures of the Molson Coors Group and the SABMiller Group to the extent accrued on the Coors Financial Information or the Miller Financial Information, respectively, at the Closing Date.  MCBC and SABMiller agree to pay to each of their respective Company Employees, to the extent eligible, a pro-rated bonus (the

“Stub Bonus”) in respect of the period commencing on the start of the relevant performance period and ending on the Closing Date (the “Stub Period”), in accordance with the terms and conditions of the relevant CBC Benefit Plan or Miller Benefit Plan, as applicable.  The amount of the Stub Bonus payable to each Company Employee, if any, shall be determined based on actual performance results for the Stub Period.  The Company agrees to pay to each Company Employee a pro-rated annual bonus in respect of the period commencing on the Closing Date and ending on the last day of the Company’s partial first fiscal year in accordance with the terms and conditions of the applicable Company annual bonus plan(s).

(g)                                 Effective as of the Closing, the Company shall assume sponsorship of, and shall succeed to all of the rights, title and interest (including the rights of the Molson Coors Group or the SABMiller Group, as applicable, if any, as plan sponsor, plan administrator or employer) under, each CBC Benefit Plan and Miller Benefit Plan set forth on Schedule 6.06(g) and each contract, agreement or arrangement established under any CBC Benefit Plan and Miller Benefit Plan, as applicable (collectively, the “Assumed Benefit Plans”).  The Parties hereto shall use their reasonable best efforts to cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing Date (i) in the execution of any documents, adoption of any corporate resolutions or the taking of all actions that are necessary and appropriate to effectuate such sponsorship and related transfers of Assumed Benefit Plans and (ii) the negotiation and execution of any Services Agreement that be may be necessary and appropriate (including, without limitation, the provision of services to or continued administration of employee benefits) in order for (A) the Company to provide employee benefits to the Company Employees under the Assumed Benefit Plans or any other any employee benefit plan in which the Company Employees participate after the Closing Date and (B) any member of the Molson Coors Group or the SABMiller Group to provide employee benefits to Excluded CBC Employees and Excluded Miller Employees, respectively.

(h)                                 The Parties hereto agree to (i) treat the Company as a “successor employer” and each of MCBC (or the applicable member of the Molson Coors Group) and SABMiller (or the applicable member of the SABMiller Group), as the case may be, as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to Company Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act and (ii) use their reasonable best efforts to cooperate with each other to avoid the filing of more than one Internal Revenue Service Form W-2 with respect to each Company Employee for the calendar year in which the Closing Date occurs.

(i)                                     Except as otherwise provided in this Section 6.06(i), the Company agrees to assume the obligations of the SABMiller Group and the Molson Coors Group under each CBA covering a Transferring CBC Employee or Transferring Miller Employee (the “Assumed CBAs”).  For each Assumed CBA in effect as of the Closing, the Company agrees to (a) recognize the union which is a party to such Assumed CBA as the exclusive collective bargaining representative for the Company Employees covered under the terms of the Assumed CBA, (b) employ all Company Employees covered by such Assumed CBA with full recognition of all seniority rights, (c) negotiate with the union over the terms of any successor CBA upon expiration of the Assumed CBA and upon timely demand by the union and (d) with the agreement of the appropriate union or otherwise as provided by law and to the extent necessary, substitute, as of the Closing Date, benefit plans of the Company for the Employee Benefit Plans specified in the Assumed CBAs as required to be provided to the Company Employees covered by the Assumed CBAs.

(i)                                     In the event that any withdrawal liability under any multiemployer pension plan to which the Company is required to contribute pursuant to an Assumed CBA (each, a “Multiemployer Plan”) is imposed on the Company as a result of acts or failures to act by the Company that the applicable Multiemployer Plan concludes constitute a complete or partial withdrawal from the Multiemployer Plan, within the one-year period commencing on the Closing Date, the Parties hereto agree that the Company will use its best efforts to negotiate the lowest practicable amount thereof, predicated in part and to the extent practicable on satisfying such liability in a single lump sum, subject to MCBC and SABMiller’s approval which will not be unreasonably withheld or delayed.  The Parties further agree that the Company will be responsible for satisfying such liability.

(ii)                                  The provisions of this Section 6.06(i) are intended to satisfy the requirements of Section 4204 of ERISA in order that the transactions contemplated by this Agreement shall not be deemed a complete or partial withdrawal from the Multiemployer Plans, and the Parties agree that such provisions shall be interpreted in the manner required by such Section so as to accomplish this desired result.  Accordingly the Parties agree that:

(A)                              they will notify each of the Multiemployer Plans, informing it of the transaction, and they will jointly seek a determination from each Multiemployer Plan that the Closing of the transactions contemplated by this Agreement by themselves or in combination with any other transaction or event (whether or not related to the transactions contemplated by this Agreement) has not resulted in a complete or partial withdrawal from each such Multiemployer Plan.

(B)                                after the Closing, the Company will be obligated to contribute to each Multiemployer Plan for “substantially the same number” (within the meaning of Section 4204(a)(1)(A) of ERISA) of “contribution base units” for which the Molson Coors Group or SABMiller Group, pursuant to the Assumed CBAs, had an “obligation to contribute” thereto (as those terms are defined in Sections 4001(a)(11) and 4212 of ERISA, respectively); and

(C)                                subject to Section 6.06(i)(i), the Company will provide each Multiemployer Plan for a period of five consecutive plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of ERISA Section 412, or an amount held in escrow by a bank or similar financial institution, satisfactory to the applicable Multiemployer Plan, which bond or escrow will be paid to the applicable Multiemployer Plan if the Company withdraws from such Multiemployer Plan, or fails to make a contribution when due, at any time during the first five consecutive plan years beginning after the Closing Date, in an amount equal to the greater of:

a)                                      the average annual contribution required to be made by the Molson Coors Group or the SABMiller Group, as applicable, to such Multiemployer Plan with respect to the operations under the applicable Assumed CBA for the three plan years preceding the plan year in which the Closing Date occurs, or

b)                                     the annual contribution that the Molson Coors Group or the SABMiller Group, as applicable, was required to make to such Multiemployer Plan with respect to the operations under the applicable Assumed CBA for the last plan year prior to the plan year in which the Closing Date occurs.

(D)                               In lieu of providing the bond or escrow contemplated by Section 6.06(i)(ii)(C), the Company may obtain a waiver, exemption, or variance of the requirement under ERISA that it provide such bond.

(E)                                 If the Company withdraws from a Multiemployer Plan in a complete withdrawal, or a partial withdrawal with respect to operations covered by Assumed CBA, during the first five plan years beginning after the Closing Date, the Company will be primarily liable to such Multiemployer Plan, and MCBC or SABMiller, as applicable, will be secondarily liable to such Multiemployer Plan for any withdrawal liability MCBC or SABMiller, as applicable, would have had to such Multiemployer Plan with respect to the operations covered by the applicable Assumed CBA (but for ERISA Section 4204) if the liability of the Company with respect to such Multiemployer Plan is not paid.

(j)                                     The provisions of this Section 6.06 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt, any Company Employee), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.06) under or by reason of any provision of this Agreement.  Nothing in this Section 6.06 or any other provision of this Agreement shall amend, or be deemed to amend, any Assumed Benefit Plan, and nothing in this Section 6.06 or any other provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Employee Benefit Plan.  Nothing in this Section 6.06 or any other provision of this Agreement shall prevent the amendment or termination of any Assumed Benefit Plan by the Company or shall limit the right of the Company to terminate the employment of any Company Employee, in either case, at any time.

Section 6.07                                Liens

The Parties shall, to the extent possible, procure that (i) inchoate mechanics’ and materialmen’s liens for construction in progress which are not yet due and payable and (ii) inchoate workmen’s, repairmen’s warehousemen’s, landlord’s and carriers’ liens arising in the ordinary course of business which are not yet due and payable are paid in full and released at Closing.

Section 6.08                                LLC Conversions; Reorganizations

(a)                                  Prior to Closing, CBC shall cause Coors Distribution Company to be converted to a limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes (an “LLC”).

(b)                                 Prior to Closing, Miller shall cause each of JLB Co. Inc., Martlet Inc. and MBC Acquisition Corp. to be converted to an LLC, and Miller shall have succeeded to all of the assets and liabilities of each of Miller Products Company, Miller Breweries East, Inc., MBC1, LLC, MBC2, LLC, and Miller Breweries West, L.P., whether by merger, contribution, liquidation or other reorganization.

Section 6.09                                Marketing Plan

As soon as reasonably practicable following Closing, each of Miller and CBC shall finalize the marketing plan for the Miller Business and the Coors Business, respectively, for 2008.  Once such plan has been finalized, each of Miller and CBC will not delay in any material respect any material marketing expenditure from that contemplated in the relevant plan.

Section 6.10                                Fort Worth Oil and Gas Payments

The Company shall pay to Miller (or its nominee) all royalties and other payments received by the Company or one of its Subsidiaries after the Closing in respect of oil and natural gas at the Fort Worth Brewery.  If and to the extent that the Company elects to receive such royalties or other payments in the form of gas or oil, the Company shall pay to Miller (or its nominee) an amount equal to the amount which the Company would have been entitled to receive if it had not made such election.

Section 6.11                                IP Contributions.

It is the intention of the Parties that all registered and applied for Intellectual Property in the Territory (other than domain names) that is owned by a Party and used, held for use or exploited as of the Closing Date in connection with the Molson Coors Contributed Brands or the Miller Contributed Brands (or any goods or services bearing, or provided under, such Brands) be assigned to the Company.  Should it be brought to the attention of either Party that such Intellectual Property right was not assigned to the Company, or was inadvertently assigned to the Company, in each case contrary to the intention of the Parties as set forth in the foregoing sentence, such Party may request the matter to be corrected by providing a written request to the other Parties hereto.  Within sixty (60) days of receiving such request, each of such other Parties shall inform in writing the Party making the request, and all the other Parties, of its objection to such correction (including the reasons for such objection) or agreement thereto, provided that failure to respond to the correction request within such 60-day period shall be deemed agreement thereto.  If any Party objects to such correction, any of the Parties may utilize the dispute resolution process set forth in Section 12.13 of this Agreement.  If all the Parties agree to such correction, then as soon as practicable (i) the Intellectual Property right that was not assigned to the Company shall be assigned, or shall be caused to be assigned, to the Company by the Party that owns such Intellectual Property right or that may cause such assignment, or (ii) the Intellectual Property right that was inadvertently assigned to the Company shall be assigned by the Company to the Party that assigned it, or caused its Affiliate to assign it, to the Company or to its predecessor.  Section 6.01 of this Agreement shall apply to any such assignment.

ARTICLE VII
TRANSACTION DOCUMENTS

Section 7.01                                Transaction Documents

Each Party covenants and agrees, as an inducement to the others to enter into this Agreement and to consummate the Contemplated Transactions, to execute and deliver and to cause its respective Subsidiaries to execute and deliver each Transaction Document to which each is a party.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01                                Conditions to Obligations of Each Shareholder

The obligations of each Shareholder to consummate the Closing are subject to the satisfaction (or waiver by each Shareholder) of the following conditions:

(a)                                  any applicable waiting period (and any extension thereof) under any Antitrust Law (including the HSR Act) relating to the Contemplated Transactions shall have expired or been terminated and any necessary approvals under any Antitrust Law shall have been obtained;

(b)                                 the European Commission issuing a decision under Article 6(1) or Article 8(1) or 8(2) of Council Regulation 139/2004/EC (the “Regulation”) that the Contemplated Transactions are compatible with the common market on terms reasonably satisfactory to the Shareholders (or compatibility being deemed under Article 10(6) of the Regulation);

(c)                                  no provision of any Applicable Law and no judgment, injunction, order or decree issued by a court or other Governmental Authority of competent jurisdiction shall prohibit the Closing; and

(d)                                 no action or proceeding shall be pending before any court or other Governmental Authority or any arbitral tribunal that seeks to prohibit the Closing, or impose damages or obtain other relief in connection with the Contemplated Transactions that (i) is brought by any Governmental Authority having jurisdiction in respect thereof or (ii) is brought by any Person (other than a Governmental Authority) if in the case of this clause (ii) such action or proceeding reasonably could be expected to prohibit the Closing or deny the Parties the material anticipated benefits of the Contemplated Transactions.

Section 8.02                                Conditions to Obligations of MCBC and CBC.  The obligations of MCBC and CBC to consummate the Closing are subject to the satisfaction (or waiver by MCBC or CBC) of the following further conditions:

(a)                                  (i)  SABMiller and Miller shall have performed in all material respects all of the obligations under this Agreement required to be performed by them at or prior to the Closing, (ii) the representations and warranties of SABMiller and Miller contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that, in respect of SABMiller or Miller, would not reasonably be expected to have a Material Adverse Effect (and provided that to the extent that any such representation or warranty (other than Section 4.01(h)(i)) is qualified by materiality or dollar threshold, such materiality qualification or dollar threshold shall be ignored for the purpose of determining whether there is such a Material Adverse Effect), and (iii) CBC shall have received a certificate signed by an officer of each of SABMiller and Miller to the foregoing effect.

(b)                                 Each of the Transaction Documents that are required to be executed by SABMiller, Miller or any of their respective Subsidiaries shall have been executed and delivered by SABMiller, Miller or their respective Subsidiaries, as applicable, on or before the Closing Date.

(c)                                  Such disclosures and reports as are required by applicable federal, state and local law in connection with the conveyance of real property, including any required transfer tax forms, shall have been delivered by SABMiller or Miller.

(d)                                 With respect to each Miller Leased Real Property with respect to which a memorandum of lease or other evidence of the lessee’s leasehold interest is recorded in the applicable land records, an amendment of such document, in recordable form, evidencing the transfer of such Miller Leased Real Property contemplated hereby shall have been delivered by SABMiller or Miller.

(e)                                  SABMiller or Miller shall have delivered to CBC no later than thirty (30) Business Days prior to the Closing, a commitment for an ALTA Owner’s Title Insurance Policy for each Miller Owned Real Property issued by First American Title Insurance Company (the “Miller Title Company”), together with a copy of all documents referenced therein (the “Miller Title Commitments”). At Closing, SABMiller or Miller shall have obtained title insurance policies from the Miller Title Company (which may be in the form of a mark-up of a pro forma of the Miller Title Commitments) insuring the Company’s fee simple title to each Miller Owned Real Property as of the Closing Date (including all recorded appurtenant easements) with gap coverage through the date of recording, subject only to Permitted Liens, in such amount as the Parties reasonably determine to be the value of the real property insured thereunder (the “Miller Title Policies”).  Each of the Miller Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions) and all other endorsements reasonably required by the Parties.  SABMiller or Miller shall pay all fees, costs and expenses with respect to the Miller Title Commitments and Miller Title Policies.

(f)                                    SABMiller or Miller shall have obtained and delivered to CBC no later than thirty (30) Business Days prior to the Closing, a survey for each Miller Owned Real Property, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the applicable jurisdiction, and conforming to “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA and NSPS in 2005, and including Items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 16, 17 and 18 of Table A thereof, and such other standards as the Miller Title Company may require as a condition to deleting standard or general exceptions or the removal of any survey exceptions from the Miller Title Policies, and certified to the Parties and the Miller Title Company, in a form satisfactory to each of such Parties (the “Miller Surveys”).  The Miller Surveys shall not disclose any encroachment from or onto any of the real property or any portion thereof or any other Lien or survey defect which has not been cured or, provided the Miller Title Company will issue a further assurance endorsement with respect to such defect, insured over to CBC’s reasonable satisfaction prior to the Closing, unless such encumbrance, Lien or survey defect would not reasonably be expected to materially impair the conduct of the Miller Business as conducted at the pertinent Miller Real Property on the date of the pertinent Miller Survey.  SABMiller or Miller shall pay all fees, costs and expenses with respect to the Miller Surveys.

(g)                                 SABMiller or Miller shall have obtained and delivered to CBC an estoppel certificate with respect to each of the Miller Leased Real Properties that constitutes a Material Contract certifying (i) that the applicable lease is in full force and effect and has not been modified except as described in the estoppel certificate, (ii) that there is no default under the applicable lease that has occurred and is continuing, nor has any event occurred which with the passage of time would become a default, (iii) the dates to which rent and other charges have been paid, and (iv) the expiration date of the lease.  The estoppel certificate shall be dated no more than twenty (20) Business Days prior to the Closing Date.

Section 8.03                                Conditions to Obligations of SABMiller and Miller. The obligations of SABMiller and Miller to consummate the Closing are subject to the satisfaction (or waiver by SABMiller or Miller) of the following further conditions:

(a)                                  (i)  MCBC and CBC shall have performed in all material respects all of the obligations under this Agreement required to be performed by them at or prior to the Closing, (ii) the representations and warranties of MCBC and CBC contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that, in respect of MCBC or CBC, would not reasonably be expected to have a Material Adverse Effect (and provided that to the extent that any such representation or warranty (other than Section 4.02(h)(i)) is qualified by materiality or dollar threshold, such materiality qualification or dollar threshold shall be ignored for the purpose of determining whether there is such a Material Adverse Effect), and (iii) Miller shall have received a certificate signed by an officer of each of MCBC and CBC to the foregoing effect.

(b)                                 Each of the Transaction Documents that are required to be executed by MCBC, CBC or any of their respective Subsidiaries shall have been executed and delivered by MCBC, CBC or their respective Subsidiaries, as applicable, on or before the Closing Date.

(c)                                  Such disclosures and reports as are required by applicable federal, state and local law in connection with the conveyance of real property, including any required transfer tax forms, shall have been delivered by MCBC or CBC.

(d)                                 With respect to each CBC Leased Real Property with respect to which a memorandum of lease or other evidence of the lessee’s leasehold interest is recorded in the applicable land records, an amendment of such document, in recordable form, evidencing the transfer of such CBC Leased Real Property contemplated hereby shall have been delivered by MCBC or CBC.

(e)                                  MCBC or CBC shall have delivered to Miller no later than thirty (30) Business Days prior to the Closing, a commitment for an ALTA Owner’s Title Insurance Policy for each CBC Owned Real Property issued by Fidelity National Title Insurance Company (the “CBC Title Company”), together with a copy of all documents referenced therein (the “CBC Title Commitments”). At Closing, MCBC or CBC shall have obtained title insurance policies from the CBC Title Company (which may be in the form of a mark-up of a pro forma of the CBC Title Commitments) insuring the Company’s fee simple title to each CBC Owned Real Property as of the Closing Date (including all recorded appurtenant easements) with gap coverage through the date of recording, subject only to Permitted Liens, in such amount as the Parties reasonably determine to be the value of the real property insured thereunder (the “CBC Title Policies”).  Each of the CBC Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions) and all other endorsements reasonably required by the Parties.  MCBC or CBC shall pay all fees, costs and expenses with respect to the CBC Title Commitments and CBC Title Policies.

(f)                                    MCBC or CBC shall have obtained and delivered to Miller no later than thirty (30) Business Days prior to the Closing, a survey for each CBC Owned Real Property, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the applicable jurisdiction, and conforming to “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA and NSPS in 2005, and including Items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 16, 17 and 18 of Table A thereof, and such other standards as the CBC Title Company may require as a condition to deleting standard or general exceptions or the removal of any survey exceptions from the CBC Title Policies, and certified to the Parties and the CBC Title Company, in a form satisfactory to each of such Parties (the “CBC Surveys”).  The CBC Surveys shall not disclose any encroachment from or onto any of the real property or any portion thereof or any other Lien or survey defect which has not been cured or, provided the CBC Title Company will issue a further assurance endorsement with respect to such defect, insured over to Miller’s reasonable satisfaction prior to the Closing, unless such encumbrance, Lien or survey defect would not reasonably be expected to materially impair the conduct of the Coors Business as conducted at the pertinent CBC Real Property on the date of the pertinent CBC Survey.  MCBC or CBC shall pay all fees, costs and expenses with respect to the CBC Surveys.

(g)                                 MCBC or CBC shall have obtained and delivered to Miller an estoppel certificate with respect to each of the CBC Leased Real Properties that constitutes a Material Contract certifying (i) that the applicable lease is in full force and effect and has not been modified except as described in the estoppel certificate, (ii) that there is no default under the applicable lease that has occurred and is continuing, nor has any event occurred which with the passage of time would become a default, (iii) the dates to which rent and other charges have been paid, and (iv) the expiration date of the lease.  The estoppel certificate shall be dated no more than twenty (20) Business Days prior to the Closing Date.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

Section 9.01                                Survival

The representations and warranties contained in this Agreement shall survive indefinitely except to the extent of any time limitations specified in Section 9.07(a).  The covenants and agreements set forth in this Agreement shall survive for the period contemplated by such covenants and agreements, or if no period is so contemplated, indefinitely.

Section 9.02                                Indemnification by MCBC and CBC

Subject to the limitations contained in Section 9.07, MCBC and CBC hereby agree to jointly and severally indemnify and hold harmless the Company and its successors, assigns and Affiliates (and its and their respective directors, officers, employees, agents and representatives) (collectively, “Indemnitees”) from and against any and all claims, damages, liabilities, injuries, demands, settlements, judgments, awards, penalties, Taxes, fees, fines, Liens, losses or other obligations whatsoever, together with costs and expenses, including reasonable fees and disbursements of counsel, accountants, financial advisors and other representatives, and expenses of investigation incurred in connection therewith or in connection with the enforcement of the indemnifying party’s indemnification obligations hereunder (collectively, “Losses”):

(a)                                  arising out of, based upon, or caused by the inaccuracy of any representation or the breach of any warranty (or alleged breach or inaccuracy with respect to any third party claim) of MCBC or CBC contained in this Agreement or in any agreement, certificate or other instrument delivered by MCBC or CBC pursuant to this Agreement, provided that to the extent that any such representation or warranty is qualified by materiality or dollar threshold, such materiality qualification or dollar threshold shall be ignored for purposes of calculating the amount of the related Loss;

(b)                                 arising out of, based upon, or caused by the breach (or alleged breach with respect to any third party claim) of any covenant or agreement of MCBC or CBC contained in this Agreement or in any agreement, certificate or other instrument delivered by MCBC or CBC pursuant to this Agreement; or

(c)                                  arising from the failure (or alleged failure with respect to any third party claim) of MCBC or CBC to pay or discharge, in due course, any Molson Coors Excluded Liability.

In the event that any amount is due by MCBC and CBC in respect of Losses suffered or incurred by the Company, the Parties agree that MCBC or CBC shall pay (and SABMiller and Miller shall be entitled on behalf of the Company to pursue, at the expense of the Company, any claim in respect of) the amount due directly to the Company. In the event that Losses are suffered or incurred by an officer, director, employee or agent of the Company, the Company may reimburse such person for its Losses and the amount of any payments by the Company in connection with such reimbursement shall be deemed to be a Loss incurred by the Company for purposes of this Article IX.

Section 9.03                                Indemnification by SABMiller and Miller

Subject to the limitations contained in Section 9.07, SABMiller and Miller hereby agree to jointly and severally indemnify and hold harmless the Indemnitees from and against any and all Losses:

(a)                                  arising out of, based upon, or caused by the inaccuracy of any representation or the breach of any warranty (or alleged breach or inaccuracy with respect to any third party claim) of SABMiller or Miller contained in this Agreement or in any agreement, certificate or other instrument delivered by SABMiller or Miller pursuant to this Agreement, provided, that to the extent that any such representation or warranty is qualified by materiality or dollar threshold, such materiality qualification or dollar threshold shall be ignored for purposes of calculating the amount of the related Loss;

(b)                                 arising out of, based upon, or caused by the breach (or alleged breach with respect to any third party claim) of any covenant or agreement of SABMiller or Miller contained in this Agreement or in any agreement, certificate or other instrument delivered by SABMiller or Miller pursuant to this Agreement; or

(c)                                  arising from the failure (or alleged failure with respect to any third party claim) of SABMiller or Miller to pay or discharge, in due course, any Miller Excluded Liability.

In the event that any amount is due by SABMiller and Miller in respect of Losses suffered or incurred by the Company, the Parties agree that SABMiller or Miller shall pay (and MCBC and CBC shall be entitled on behalf of the Company to pursue, at the expense of the Company, any claim in respect of) the amount due directly to the Company.  In the event that Losses are suffered or incurred by an officer, director, employee or agent of the Company, the Company may reimburse such person for its Losses and the amount of any payments by the Company in connection with such reimbursement shall be deemed to be a Loss incurred by the Company for purposes of this Article IX.

Section 9.04                                Special Tax Indemnification

(a)                                  MCBC and CBC hereby agree to jointly and severally indemnify and hold harmless the Indemnitees from and against any Losses attributable to (i) any and all CBC Tax Liabilities; and (ii) any Taxes imposed on the Company or any of its Subsidiaries as a result of being jointly or severally liable for any Taxes of MCBC, CBC, or any of their Affiliates pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax law, or as successor, transferee, by contract or otherwise.

(b)                                 SABMiller and Miller hereby agree to jointly and severally indemnify and hold harmless the Indemnitees from and against any Losses attributable to (i) any and all Miller Tax Liabilities; and (ii) any Taxes imposed on the Company or any of its Subsidiaries as a result of being jointly or severally liable for any Taxes of SABMiller Holdings, Miller or any of their Affiliates pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, as successor, transferee, by contract or otherwise.

(c)                                  CBC’s and MCBC’s obligation to indemnify the Indemnitees under Section 9.04(a) and SABMiller’s and Miller’s obligation to indemnify the Indemnitees under Section 9.04(b) shall survive the Closing hereunder and continue until 40 Business Days following the expiration of the statute of limitations on assessment of the relevant Tax (including extensions thereof).  Notwithstanding the foregoing, any claim for indemnification shall survive such termination date if the Party seeking indemnification, prior to such termination date, shall have advised the other Party in writing of facts that constitute or may give rise to an alleged claim for indemnification in accordance with the provisions set forth in Section 9.05.

Section 9.05                                Notice, etc

(a)                                  In order to assert an indemnification claim hereunder, the Indemnitee shall give the indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, “Claims”) for which such Indemnitee intends to assert a right to indemnification under this Agreement; provided, however, that no delay or deficiency on the part of the Indemnitee in so notifying the indemnifying party shall relieve the indemnifying party of any obligation hereunder except to the extent the indemnifying party has been prejudiced by such delay or failure.  With respect to a claim by a third party against an Indemnitee (other than an Assumed Claim, to which Section 9.05(b) applies), the indemnifying party shall have the right to monitor the Indemnitee’s defense, settlement or other disposition of any Claim.  With respect to any such third party claim relating solely to the payment of money damages and which could not reasonably be expected to result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim at the indemnifying party’s cost and using counsel reasonably satisfactory to the Indemnitee, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided that the indemnifying party must elect to assume the defense by providing written notice not more than 20 Business Days after its receipt of notice of the Claim.  The indemnifying party shall obtain the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the Indemnitee could reasonably be expected to become subject to injunctive or other equitable relief or the business of the Indemnitee could reasonably be expected to be adversely affected in any manner.  If the indemnifying party assumes the defense of any Claim, it shall keep the Indemnitee reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Indemnitee with respect thereto.  If the indemnifying party does not assume the defense of any Claim, the Indemnitee shall keep the indemnifying party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the indemnifying party with respect thereto.  Each party shall cooperate with the other in the defense of any Claim as reasonably requested by the other party, including by furnishing the other party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

(b)                                 Notwithstanding Section 9.05(a), with respect to any Claim by a third party against the Company for which the Company intends to rely on a right to indemnification under this Agreement, the Company shall, if so requested by the indemnifying party, (1) allow the indemnifying party to take sole conduct of the Claim in the name of the Company, and/or (2) use legal counsel selected by the indemnifying party in connection with any legal matters relating to the relevant Claim.  If the indemnifying party intends to assume the conduct of any such Claim (an “Assumed Claim”) it must notify the Company within 20 Business Days of receiving notice of the Company’s intention to rely on its right of indemnification under this Agreement.  The indemnifying party shall have the sole right to defend, settle or otherwise dispose of an Assumed Claim at the indemnifying party’s cost, and shall not be required to obtain the consent of the Company before taking any action (including making any payment) in respect of the Assumed Claim.  The indemnifying party shall keep the Company reasonably advised of the status of the Assumed Claim and shall consider in good faith the recommendations of the Company with respect thereto.  The Company must not admit any liability or make or agree to any payment or compromise in respect of any Assumed Claim without first obtaining the prior written consent of the indemnifying party.

Section 9.06                                Mitigation.

In the event that an Indemnitee suffers damage or loss in respect of which it has or makes a valid claim against an indemnifying party for indemnification, it must take all commercially reasonable steps in a timely manner to mitigate the loss or damage, including, without limitation, seeking recovery under any applicable existing insurance policies.  No Indemnitee shall be entitled to indemnification under this Article IX to the extent it (or another Indemnitee affiliated with it) actually recovers at any time on the subject Loss under an insurance policy.  In the event such Indemnitee recovers on the subject Loss under an insurance policy after an indemnification payment for such Loss has been made from the indemnifying party, the Indemnitee shall promptly reimburse the indemnifying party the applicable amount of the indemnification payment recovered under the insurance policy without demand, deduction, offset or delay.

Section 9.07                                Limitations

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any statute of limitations, the obligation of MCBC, CBC, SABMiller or Miller to indemnify the Indemnitees from and against any Loss arising from the breach of a representation or warranty set forth in this Agreement shall terminate on the date which is three months after the end of the first full fiscal year of the Company following Closing if no notice of Claim shall have been given with respect to such Loss prior to expiration of such period, except that Claims pending on, or asserted prior to, the expiration of said period shall continue to be indemnified against; provided, however, that (A) there shall be no termination or expiration of the right to indemnification for the Fundamental Reps, (B) the obligation of each Party to indemnify the Indemnitees from and against any Loss arising from the breach of the representations and warranties set forth in Sections 4.01(r) (Taxes), 4.01(s) (Employee Benefit Plans), 4.02(r) (Taxes) and 4.02(s) (Employee Benefit Plans) shall terminate upon the 40th Business Day following the expiration of the applicable statute of limitations if no notice of Claim shall have been given with respect to such Loss prior to expiration of said period, except that Claims pending on, or asserted prior to, the expiration of said period shall continue to be indemnified and (C) the obligation of each Party to indemnify the Indemnitees from and against any Loss arising from the breach of the representations and warranties set forth in Sections 4.01(p) (Environmental) and 4.02(p) (Environmental) shall terminate on the fifth anniversary of the Closing Date if no notice of Claim shall have been given with respect to such Loss prior to expiration of said period, except that Claims pending on, or asserted prior to, the expiration of said period shall continue to be indemnified.

(b)                                 Notwithstanding the foregoing, no Claim for indemnification made pursuant to Section 9.02(a) or 9.03(a) (other than with respect to any fraudulent or willful misrepresentations, which shall have no such limitations) (i) shall be indemnifiable unless the Losses with respect to each individual item or group of related items underlying such Claim exceed $2,500,000 (the “Minimum Claim Threshold”), provided that if the Losses with respect to such item or group of related items exceed the Minimum Claim Threshold, the full amount of the Claim (including the first $2,500,000) shall be indemnifiable, subject to the other limitations herein, (ii) shall be indemnifiable by MCBC or CBC until the indemnifiable amounts from MCBC and CBC pursuant to Section 9.02(a) collectively exceed $50,000,000 in the aggregate (the “MCBC Basket”) in which event MCBC and/or CBC shall reimburse the Indemnitee(s) for only those Losses in excess of the MCBC Basket, and (iii) shall be indemnifiable by SABMiller or Miller until the indemnifiable amounts from SABMiller and Miller pursuant to Section 9.03(a) collectively exceed $50,000,000 in the aggregate (the “Miller Basket”) in which event SABMiller and/or Miller shall reimburse the Indemnitee(s) for only those Losses in excess of the Miller Basket; provided that, notwithstanding any other provision of this Agreement, the maximum amount for which (A) MCBC and CBC, collectively, and (B) SABMiller and Miller, collectively, may be liable with respect to Claims made pursuant to Section 9.02(a) and 9.03(a), respectively (other than Claims made with respect to any fraudulent or willful misrepresentations, which shall have no such limitation), shall not exceed $500,000,000 in the case of MCBC and CBC collectively (the “MCBC Cap”) and $500,000,000 in the case of SABMiller and Miller collectively (the “Miller Cap”); provided further that Claims made with respect to the Fundamental Reps shall not be subject to, and shall not be considered in calculating whether Claims have exceeded, the MCBC Basket, the Miller Basket, the MCBC Cap, the Miller Cap or, with respect to Section 4.02(j)(iii), the Minimum Claim Threshold.

(c)                                  For the avoidance of doubt, the indemnification obligations contained in Section 9.04 (Special Tax Indemnification) shall not be subject to the limitations contained in Section 9.07(a) and (b).

Section 9.08                                Exclusive Remedy

From and after the Closing Date, the indemnification provisions of this Article IX shall be the sole and exclusive remedy with respect to any and all claims for monetary damages relating to the subject matter of this Agreement.  Notwithstanding the foregoing, either MCBC or CBC, on the one hand, or SABMiller or Miller, on the other hand, may, pursuant to Section 12.13, seek appropriate remedy outside of this Article IX against the others to the extent that such Party directly (other than through CBC’s or Miller’s interest in the Company) suffers a Loss arising out of, based upon, or caused by the inaccuracy of any representation or the breach of any warranty (or alleged breach or inaccuracy with respect to any third party claim) of the other Party contained in Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d), Section 4.02(a), Section 4.02(b), Section 4.02(c) or Section 4.02(d).

Section 9.09                                Manner of Payment

Any indemnification payment pursuant to this Article IX shall be effected by wire transfer of  immediately available funds from the applicable indemnifying party to an account designated by each applicable Indemnitee within ten (10) Business Days after the determination thereof.

Section 9.10                                No Double Recovery

No indemnifying party shall be liable under a Claim to the extent that the Loss that is the subject of the relevant Claim has already been recovered in respect of another Claim.

Section 9.11                                Treatment of Indemnity Payments

The Parties agree that, for U.S. federal income Tax purposes: (i) to the extent a Loss is suffered in the same taxable year an indemnity payment is made by a Shareholder, the Loss shall be allocated to such Shareholder and such indemnity payment shall be treated as a capital contribution to the Company; and (ii) to the extent a Loss is suffered and an indemnity payment is not made by a Shareholder until a subsequent taxable year, (A) such indemnity payment shall be, to the extent possible, treated as a capital contribution to the Company and (B) to the extent the amount of such Loss previously allocated to the indemnifying Shareholder is less than the amount of such capital contribution, additional deductions shall be allocated to such Shareholder as necessary to offset any such shortfall.  Notwithstanding the foregoing, the Parties agree, with respect to any payment or indemnity to or for the benefit of any Indemnitee under this Article IX, that the indemnity obligation shall include the payment of such amounts, if any, as shall be necessary to hold such Indemnitee harmless on an after-Tax basis from all Taxes required to be paid by such Indemnitee with respect to such payment or indemnity (including any payments made pursuant to this Section 9.11), but also taking account of any Tax benefit associated with the related Loss that the applicable Indemnitee reasonably determines that it has realized.

Section 9.12                                Corporate Headquarter Services

(a)                                  To the extent that any Molson Coors Equivalent Services are required to operate the Coors Business immediately after Closing in substantially the same manner as conducted at the date hereof, and the cost of such Molson Coors Equivalent Services exceeds $5,000,000 on an annualized basis, SABMiller will provide notice of such excess to MCBC, such notice to be provided not later than three (3) months after the Closing.  Upon receipt of such notice, MCBC shall take one of the following actions: (1) it shall provide such Molson Coors Equivalent Services to the Company at no cost for a period of ten (10) years or until MCBC and SABMiller have otherwise agreed, (2) it shall promptly pay to the Company an amount equal to the multiplier set forth on Schedule 9.12(a) multiplied by the cost of such Molson Coors Equivalent Services to the extent exceeding $5,000,000 or (3) it shall dispute the excess amount described in such notice pursuant to the procedures set forth in Section 12.13 and, upon resolution of such dispute, comply with the decision of the arbitral panel.

(b)                                 To the extent that any SABMiller Equivalent Services are required to operate the Miller Business immediately after Closing in substantially the same manner as conducted at the date hereof, and the cost of such SABMiller Equivalent Services exceeds $1,300,000 on an annualized basis, MCBC will provide notice of such excess to SABMiller, such notice to be provided not later than three (3) months after the Closing.  Upon receipt of such notice, SABMiller shall take one of the following actions: (1) it shall provide such SABMiller Equivalent Services to the Company at no cost for a period of ten (10) years or until MCBC and SABMiller have otherwise agreed, (2) it shall pay to the Company an amount equal to the multiplier set forth on Schedule 9.12(b) multiplied by the cost of such SABMiller Equivalent Services to the extent exceeding $1,300,000 or (3) it shall dispute the amount described in such notice pursuant to the procedures set forth in Section 12.13 and, upon resolution of such dispute, comply with the decision of the arbitral panel.

ARTICLE X
TERMINATION

Section 10.01                          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of the Shareholders;

(b)                                 by SABMiller if, prior to the earlier of (i) the commencement of business on the next Business Day following execution of this Agreement and (ii) any public announcement of the execution of this Agreement, delivery has not been made to MCBC of valid consents executed by the holders of a majority in voting power of the outstanding MCBC Class A Common Stock and Special Class A Voting Stock (taken together as a single class) consenting to the Contemplated Transactions;

(c)                                  by either Shareholder if the Closing shall not have been consummated by March 31, 2009; provided, however, that a Shareholder may not terminate this Agreement pursuant to this Section 10.01(c) if the Closing shall not have been consummated by such date by reason of the failure of such Shareholder to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(d)                                 by either Shareholder if there shall be any Applicable Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction over such Shareholder; or

(e)                                  by either Shareholder in the event of a breach by the other Shareholder of any covenant or agreement under this Agreement or in the event that any representation or warranty contained in this Agreement, if then made (provided that any representation or warranty that speaks as of a particular date or time would continue to speak as of that date and time, without change), would not be true and correct under the standard set forth in Section 8.02(a)(ii) or 8.03(a)(ii), as applicable, and the effect of such breach or inaccuracy would be to cause the conditions to the obligation of the terminating Shareholder to consummate the Closing not to be satisfied, and such breach or inaccuracy is not cured by the breaching Party within 20 Business Days of receiving written notice from the terminating Party of the breach or inaccuracy or alleged breach or inaccuracy, which written notice shall state that unless such breach or inaccuracy is cured in accordance with this Section 10.01(e) the terminating Party intends to terminate this Agreement (it being understood that such 20 Business Days cure period shall not under any circumstances extend the date set forth in Section 10.01(c)).

Any Shareholder desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other Shareholder.

Section 10.02                          Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01:

(a)                                  this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) the representations and warranties set forth in Sections 4.01(u) and 4.02(u) (relating to finders’ fees), (ii) Section 6.03 (relating to publicity), (iii) this Section 10.02 and (v) Article XII (Miscellaneous) other than Section 12.05;

(b)                                 such termination shall be without liability of any Party (or any Affiliate, stockholder, consultant or Representative of such Party) to the other Parties to this Agreement; provided, however, (i) that if the termination is the result of fraud or of a willful breach by Miller or SABMiller of a covenant or agreement under this Agreement and CBC and MCBC shall have complied in all material respects with their obligations under this Agreement, then Miller or SABMiller, as the case may be, shall be liable to CBC and MCBC for any Losses incurred by CBC and MCBC (without duplication) as a result of such fraud or willful breach, and (ii) that if the termination is a result of fraud or of a willful breach by CBC or MCBC of a covenant or agreement under this Agreement and Miller and SABMiller shall have complied in all material respects with their obligations under this Agreement, then CBC or MCBC, as the case may be, shall be liable to Miller and SABMiller (without duplication) for any Losses incurred by Miller or SABMiller as a result of such fraud or willful breach; and

                (c)           the Shareholders shall cause the termination and dissolution of the Company (if already formed).

ARTICLE XI
TAX MATTERS

Section 11.01                         Allocation of Certain Taxes and Tax Items.

(a)           Whenever it is necessary to determine the liability for Tax of the Company, the Shareholders or any of their Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, any allocation of income or deductions relating to Income Taxes (“Income Tax Returns”) for the Company and its Shareholders shall be made by means of a closing of the books and records of the Company and its Subsidiaries as of the close of business on the Closing Date, and, where relevant and permissible, the Parties shall treat the Closing Date as the last day of a taxable period under applicable Tax law.  Taxes imposed on a periodic basis (such as real property Taxes) shall be apportioned on a time basis (that is, the amount of such Tax for the entire taxable period shall be multiplied by a fraction the numerator of which is the number of days from the start of the taxable period to the Closing Date and the denominator of which is the number of days in the entire taxable period) or any other reasonable methodology agreed by the Shareholders.

(b)           Transactions occurring or actions taken on the Closing Date but after the Closing outside the ordinary course of business and not contemplated by this Agreement by, or with respect to, the Company or any of its Subsidiaries shall be treated as occurring on the next day and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in the taxable period (or portion thereof) beginning the day after the Closing Date.

(c)           The Parties agree that, except as otherwise specifically set forth in this Agreement or in the Operating Agreement, (i) all allowable deductions or other expenses in respect of any Equity Award held by a Transferring CBC Employee and not paid, issued or settled by or on behalf of the Company or its Affiliates shall be allocated for book purposes and all applicable Tax purposes to CBC, whether under the Operating Agreement or otherwise; and (ii) all allowable deductions or other expenses in respect of any Equity Award held by a Transferring Miller Employee and not paid, issued or settled by or on behalf of the Company or its Affiliates shall be allocated for book purposes and all applicable Tax purposes to Miller, whether under the Operating Agreement or otherwise.  The Shareholder to whom a deduction is allocated pursuant to this Section 11.01(c) shall be treated as having made a capital contribution to the Company immediately prior to the time at which the deduction arises, in an amount equal to the deduction so allocated to such Shareholder.

Section 11.02         Cooperation and Exchange of Information.

(a)           The Parties and their respective Affiliates shall reasonably cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any reasonably relevant information.  Such cooperation and information shall include provision of powers of attorney for the purpose of signing Tax Returns and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to any of the Company or its Subsidiaries, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the party receiving the request may possess.  The Parties and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  The Parties shall coordinate to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including with respect to the Contemplated Transactions).

(b)           The Company and its Subsidiaries shall retain all Tax Returns, books and records (including computer files) of, or with respect to the activities of, the Company and its Subsidiaries for all taxable periods ending after the Closing Date for a period of at least ten (10) years after the filing of the Tax Return for such taxable period.

(c)           For a period of six (6) years after the Closing Date or such longer period as may be required by law, CBC and Miller or their respective Affiliates shall retain (and not destroy or dispose of) all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the Taxes of, their respective portions of the Miller Business or the Coors Business (as the case may be) for all taxable periods ending on or prior to the Closing Date to the extent CBC, Miller or their respective Affiliates held such items on the Closing Date and did not deliver such records to the Company or any Subsidiary of the Company.  After such retention period, CBC, Miller and their respective Affiliates shall not dispose of any such Tax Returns or books or records unless they first offer in writing such Tax Returns or books and records to the Company and the Company fails to accept such offer within 30 days of its being made.

Section 11.03         Tax Return Filing Responsibilities.

(a)           The Company shall timely prepare or cause to be prepared and file or cause to be filed all Tax Returns, including with respect to a Straddle Period, that are required to be filed by the Company and its Subsidiaries for all periods related to the Company and its Subsidiaries in accordance with the Operating Agreement.  The Company may delegate the preparation of any Tax Return to CBC if a Tax Return relates to the Molson Coors Contributions or to Miller if a Tax Return relates to the Miller Contributions.  Except as provided in Section 11.03(b), the Company shall pay or cause to be paid any and all Taxes shown as due and owing on such Tax Returns.  All such Tax Returns shall be filed in a manner consistent with Tax Returns filed by Miller Group Companies and CBC Group Companies with respect to the Miller Business or the Coors Business (as the case may be) for the Pre-Closing Tax Period, unless taking an inconsistent position is required under Applicable Law.

(b)           Notwithstanding anything to the contrary herein or in the Operating Agreement, the Company shall timely prepare or cause to be prepared any Tax Returns required to be filed by the Company and its Subsidiaries with respect to a Straddle Period and shall submit a copy of each such Tax Return (including a calculation of the amount of Tax that constitutes a CBC Tax Liability or Miller Tax Liability, as the case may be, that is payable with such Tax Return (the “Straddle Period Taxes”)) to CBC if such Tax Return relates to CBC Tax Liabilities or to Miller if such Tax Return relates to Miller Tax Liabilities for their review and comment.  The Company may delegate the preparation of any Tax Return to CBC if a Tax Return relates primarily to the CBC Tax Liabilities or to Miller if a Tax Return relates primarily to the Miller Tax Liabilities.  Such Tax Returns shall be provided no later than thirty-five (35) Business Days before the due date (including extensions) of such Tax Returns (or, in the case of any Tax Return that does not have a specific due date, as soon as reasonably practicable before such Tax Return is to be submitted to the relevant Tax authority, provided, however, that the Company shall use reasonable efforts to cause a copy of any such Tax Return to be provided at least forty (40) Business Days before such Tax Return is to be submitted to the relevant Tax authority).  The Company shall make such reasonable revisions to such Tax Returns as requested by either CBC or Miller and shall file such Tax Returns in a timely manner.  CBC or Miller, as applicable, shall pay to the Company (without duplication under Section 9.04 or otherwise under this Agreement) an amount equal to the Straddle Period Taxes for which each is liable at least ten (10) Business Days prior to the due date (including any extensions) for the filing of any such Tax Return.

(c)           Notwithstanding anything to the contrary herein or in the Operating Agreement, the Company shall timely prepare and cause to be prepared any Tax Returns required to be filed by the Company and its Subsidiaries with respect to any Transfer Tax and submit a copy of such Tax Return to CBC if such Tax Return relates to any of the Contemplated Transactions with respect to the Molson Coors Contributions or to Miller if such Tax Return relates to any of the Contemplated Transactions with respect to the Miller Contributions for their review and comment.  The Company may delegate the preparation of any Tax Return to CBC if such Tax Return relates primarily to the Molson Coors Contributions or to Miller if such Tax Return relates primarily to the Miller Contributions.  Such Tax Returns shall be provided no later than thirty-five (35) Business Days before the due date (including extensions) of such Tax Returns (or, in the case of any Tax Return that does not have a specific due date, as soon as reasonably practicable before such Tax Return is to be submitted to the relevant Tax authority, provided, however, that the Company shall use reasonable efforts to cause a copy of any such Tax Return to be provided at least forty (40) Business Days before such Tax Return is to be submitted to the relevant Tax authority).  The Company shall make such reasonable revisions to such Tax Returns as requested by either CBC or Miller and shall file such Tax Returns in a timely manner.  Each of CBC or Miller, as applicable, shall pay to the Company (without duplication under Section 9.04 or otherwise under this Agreement) an amount equal to the Transfer Taxes for which each is liable under Sections 9.04 and 12.03 at least 10 Business Days prior to the due date (including any extensions) for the filing of any such Tax Return.

(d)           Each Party and its Affiliates (treating the Company and Company Subsidiaries for this purpose as neither a Party nor an Affiliate of any other Party) shall be responsible for the preparation and filing of all Tax Returns required to be filed by such Party and its Affiliates.  Any such income Tax Returns filed by Miller and CBC with respect to taxable periods after the Closing Date, to the extent reflecting operations of the Company, shall be filed in a manner consistent with the partnership income Tax Returns filed by the Company and its Subsidiaries.

Section 11.04         Tax Refunds.  CBC shall be entitled to any Tax Refund relating to the Coors Business with respect to any Pre-Closing Tax Period that is received by the Company or any of its Subsidiaries, except to the extent that the related Tax was paid by the Company or any of its Subsidiaries and was not a CBC Tax Liability, and the Company shall pay the value of any such Tax Refund received to CBC promptly following its receipt.  Miller shall be entitled to any Tax Refund relating to the Miller Business with respect to any Pre-Closing Tax Period that is received by the Company or any of its Subsidiaries, except to the extent that the related Tax was paid by the Company or any of its Subsidiaries and was not a Miller Tax Liability, and the Company shall pay the value of any such Tax Refund received to Miller promptly following its receipt.

Section 11.05         Tax Contests.

(a)           If a Party (or any Affiliate of a Party) receives any communication with respect to any pending or threatened legal proceeding in connection with a Tax liability (or an issue related thereto) for which another Party or Parties may be responsible pursuant to this Agreement or otherwise, such Party shall, promptly upon receipt of notice thereof, notify in writing such other Party or Parties.  Such notice shall include a true, correct and complete copy of any written communications, and an accurate and complete written summary of any oral communications, so received by the Party.  The failure of a Party timely to forward such notification and communications in accordance with the immediately preceding sentence shall not relieve any other Party or Parties of its obligation to pay such Tax liability or any indemnity therefor, except and to the extent that the failure timely to forward such notification and communications prejudices the ability of the Party liable for such Tax liability to contest such Tax liability or increases the amount of such Tax liability.

(b)           Except as provided for in Section 11.05(c) below and notwithstanding any other provision of this Agreement, as between CBC and Miller, the Party responsible for a Tax liability with respect to a taxable period (or portion thereof) ending on or before the Closing Date (such Party, the “Controlling Party”) shall have the sole right to represent the interests of the Party or its Subsidiaries in any legal proceeding relating solely to such Tax liability and to employ counsel of its choice at its own expense, provided that the other Party (such Party, the “Non-Controlling Party”) shall have the right to participate in such proceeding (at its own expense) and the Controlling Party shall not enter into a settlement without the consent of the Non-Controlling Party (such consent not to be unreasonably withheld or delayed), where such settlement could reasonably be expected to have an adverse effect on the Company or any of its Subsidiaries.

(c)           The Company and the tax matters partner (within the meaning of Section 6231(a)(7) of the Code and any similar provision under Applicable Law) shall represent the interests of the Company and its Subsidiaries in any legal proceedings relating to a taxable period (or portion thereof) of the Company and its Subsidiaries for which no other Party has any responsibility for a Tax liability, and to employ counsel of its choice at its own expense, in accordance with the terms of the Operating Agreement.  Notwithstanding the foregoing, the

Parties intend that the Company will, to the extent feasible and consistent with Applicable Law and the Transaction Documents, be responsible for any audit or review by any Governmental Authority with respect to the Company, in the same manner as if the Company were a stand-alone taxpayer.

ARTICLE XII
MISCELLANEOUS

Section 12.01         Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to MCBC or CBC:

Molson Coors Brewing Company

1225 17th Street, Suite 3200

Denver, CO 80202

United States of America

Attention: Chief Legal Officer

Telecopy: (303) 277-7407

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601-6636
United States of America
Attention:	R. Scott Falk, P.C.
Robert M. Hayward
Telecopy: (312) 861-2200

if to SABMiller or Miller:

SABMiller plc
One Stanhope Gate
London W1K 1AF
England

Attention:  John Davidson, General Counsel and Company Secretary
Telecopy:  +44 (0)20 7659 0166

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

United States of America

Attention: Victor Lewkow, Esq.
Telecopy:  (212) 225 3999

and

Lovells LLP

Atlantic House

Holborn Viaduct

London, EC1A 2FG

England

Attention: Andrew Pearson, Esq.
Telecopy:  +44 (0)20 7296 2001

if to the Company:

At its address set forth in the Joinder

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify in writing for the purpose by notice to the other Parties.  Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 12.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 12.01.

Section 12.02         Amendments; Waivers.

(a)           No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)           No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.03         Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions (including without limitation retention payments to employees and payments pursuant to Sections 6.02(b) and (c)) shall be paid by the Party incurring such cost or expense.  All transfer taxes and similar fees and governmental charges and all sales, use and similar taxes and governmental charges resulting from or relating to the Contemplated Transactions (the “Transfer Taxes”) shall be paid by the Party contributing the applicable asset or real property.  Notwithstanding the foregoing, all filing fees payable in connection with filings required under any Antitrust Laws, all costs incurred after October 9, 2007 in relation to integration (including the fees of McKinsey & Company) and the costs of Lovells LLP in securing the “MillerCoors” and associated domain names worldwide shall be shared equally by MCBC and Miller.

Section 12.04         Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided that any Party may, without the other Parties’ prior written consent, assign its rights under this Agreement upon written notice to the other Parties (i) to any of its direct or indirect wholly owned United States Subsidiaries (provided, that if any such Subsidiary assignee, delegatee or transferee shall at any time cease to be a direct or indirect wholly owned United States Subsidiary of the assignor, delegator or transferor, as the case may be, the exception set forth in this clause (i) shall no longer apply and such assignment, delegation or transfer shall be void unless otherwise permitted under this Section 12.04) or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person.  Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder.  Any attempted assignment, delegation or transfer in violation of this Section 12.04 shall be void.

Section 12.05         Disclosure.  Certain information set forth in the Disclosure Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of this Agreement.  The disclosure of any such information shall not be deemed to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise be used to determine whether any other information is material.  Any information set forth on one section of the Disclosure Schedules shall be deemed to apply to each other section or subsection of this Agreement to the extent that the relevance of such information to such other sections of the Disclosure Schedules is reasonably apparent.

Section 12.06         Construction.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural.  Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement.  References in this Agreement to the “knowledge” of any Party shall be deemed to mean the actual knowledge, after reasonable inquiry, of the senior management of such Party.  References in this Agreement to a party or other Person include their respective successors and permitted assigns.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” whether or not such phrase appears.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Attachments to, this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 12.07         Entire Agreement.

(a)           This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter thereof.

(b)           THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS.  WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NO SHAREHOLDER NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF SUCH SHAREHOLDER OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE.  EACH SHAREHOLDER ACKNOWLEDGES THAT THE OTHER SHAREHOLDER HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY SUCH SHAREHOLDER OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS,

UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH SHAREHOLDER IS A PARTY.

(c)           Except as expressly provided herein this Agreement is not intended to and does not confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 12.08         Governing Law.  This Agreement shall be governed by and construed and take effect in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 12.09         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received counterparts hereof signed by the other Parties.

Section 12.10         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Parties agree to use commercially reasonable efforts, and agree to cause their Subsidiaries to use commercially reasonable efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 12.11         Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 12.12         Disclaimer of Agency.  This Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other Party, unless otherwise expressly permitted under the Operating Agreement or pursuant to an agreement in writing between or among any of the Parties.

Section 12.13         Dispute Resolution; Arbitration.

(a)           In the event of any dispute, controversy or claim between or among any of the Parties arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder (a “Dispute”), the Parties shall (except where the Dispute is as to the Revised CBC Retiree Amount and/or the Revised Miller Retiree Amount, any such Dispute to be finally resolved in accordance with Section 2.10) attempt to settle the Dispute amicably between or among themselves in accordance with Section 12.13(b).

(b)           A disputing Party shall initiate the attempted amicable settlement process by sending written notice of the Dispute to the other Parties, and within 10 Business Days after such notice, the Chief Executive Officer of each of MCBC and SABMiller shall meet, in person or by telephone, for attempted resolution by negotiations. Each of the Parties’ representatives set forth in this Section 12.13(b) shall be empowered and authorized to bind their respective companies with respect to the Dispute and to settle the Dispute on behalf of their respective companies.  If for any reason the Dispute is not resolved within 20 Business Days of the date of the written notice of the Dispute, the Dispute shall be resolved in accordance with the provisions of Section 12.13(c).

(c)           Any Dispute (other than a Dispute as to the Revised CBC Retiree Amount and/or the Revised Miller Retiree Amount, any such Dispute to be finally resolved in accordance with Section 2.10) not otherwise resolved pursuant to Section 12.13(b) shall be referred to and finally resolved by international arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.  Judgment upon any award(s) rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof.

(d)           The seat of arbitration shall be New York City, New York, USA.

(e)           The number of arbitrators shall be three, one nominated by the claimant, or jointly by multiple claimants, in the Request for Arbitration, one nominated by the respondent, or jointly by multiple respondents, in the Response and the chairman nominated by the two Party-nominated arbitrators within 15 Business Days of the appointment of the second arbitrator by the LCIA Court, failing which the chairman shall be appointed by the LCIA Court; provided that with respect to any Dispute arising out of Sections 5.03(b)(xiv)-(xviii) or Sections 5.04(b)(xiv)-(xviii), the chairman shall be an accounting expert with experience in settling disputes involving accounting issues.  Where there is more than one claimant and/or more than one respondent, unless otherwise agreed the parties to the Dispute hereby agree that they represent two separate sides for the purposes of the formation of the arbitral tribunal as Claimant and Respondent respectively.

(f)            The language to be used in the arbitral proceedings shall be English.

(g)           The arbitral tribunal shall be guided by the IBA Rules of Evidence.  An agreement of the Parties and the LCIA Rules (in that order) shall at all times prevail over an inconsistent provision in the IBA Rules of Evidence.

(h)           The Parties agree that an arbitral tribunal constituted under this Agreement may, upon application by any party to the arbitration before it, order that the arbitration be consolidated with any other arbitration or proposed arbitration under this Agreement and/or the Operating Agreement and/or the Brand Cooperation Agreement if either (1) all of the parties to the relevant arbitrations or proposed arbitrations agree to such consolidation, or (2) the relevant arbitrations or proposed arbitrations involve common issues of fact or law and the arbitral tribunal in receipt of such an application is satisfied that such consolidation will provide a fair and efficient means for the final resolution of the parties’ disputes and will not cause undue prejudice to any party.

(i)            In the event of different rulings on the question of consolidation by different arbitral tribunals constituted under this Agreement and/or the Operating Agreement and/or the Brand Cooperation Agreement, the ruling of the first arbitral tribunal to be fully appointed (the “First Tribunal”) shall prevail.  In the event that the First Tribunal has ruled in favor of consolidation, the First Tribunal shall be the arbitral tribunal that determines the consolidated arbitration, unless otherwise agreed by the parties to the consolidated arbitration or, on the application of any party to the consolidated arbitration (any such application to be made within 30 Business Days of the date of the First Tribunal’s ruling in favor of consolidation), otherwise determined by the LCIA Court.  Each Party hereby irrevocably waives any right to object to the constitution of the First Tribunal on the ground that it was not entitled to nominate, or jointly nominate, an arbitrator.

(j)            Nothing in this clause shall prevent a Party from applying for interim injunctive (and/or other forms of interim and/or conservatory) relief (an “Interim Relief Application”) from any court of competent jurisdiction in accordance with Article 25.3 of the LCIA Rules and any such Interim Relief Application will not be deemed incompatible with, or a waiver of, the Parties’ agreement to arbitrate.  For the avoidance of doubt, such court shall decide an Interim Relief Application in accordance with the laws of the State of Delaware (without regard to the choice of law provisions thereof) pursuant to Section 12.08.  Without prejudice to the ability of any party to make an Interim Relief Application before any court of competent jurisdiction, the Parties agree that the United States District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, the state courts of the State of Delaware) shall have non-exclusive jurisdiction for the purposes of any Interim Relief Application.  In order to give effect to the foregoing, each of the Parties hereby irrevocably and unconditionally agrees (a) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process, and (b) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clauses (a) or (b) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.  For purposes of implementing the Parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such Party that has not as of the date hereof already duly appointed such an agent does hereby appoint CT Corporation Services as such agent.

(k)           The Parties agree that the documents which initiate any court proceeding on an Interim Relief Application or any court proceeding to enforce this Section 12.13 or an award rendered hereunder, and any other documents required to be served in relation to any such proceeding, may be served on the parties in accordance with Section 12.01 regardless of where such proceeding is initiated.  These documents may, however, be served in any other manner allowed by law.

Section 12.14         Consequential Damages.  Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, no Party shall be liable to any other Party (or its Affiliates) for special, indirect, exemplary, punitive or consequential damages, including lost profits and opportunity costs (except in each case to the extent assessed in connection with claims by third parties), resulting from or arising out of a breach of this Agreement or any other Transaction Document.

Section 12.15         MCBC and SABMiller Guarantees.

(a)           MCBC hereby unconditionally, continually and irrevocably guarantees the performance of all obligations of CBC, including obligations of payment, hereafter existing under this Agreement.  MCBC acknowledges that this is a guaranty of full payment promptly when due and not of collection and without any requirement that SABMiller, Miller or the Company make demand, proceed against or otherwise attempt recovery from CBC.  MCBC waives any requirement of presentment, demand of payment, or notice of dishonor, protest or default.

(b)           SABMiller hereby unconditionally, continually and irrevocably guarantees the performance of all obligations of Miller, including obligations of payment, hereafter existing under this Agreement.  SABMiller acknowledges that this is a guaranty of full payment promptly when due and not of collection and without any requirement that MCBC, CBC or the Company make demand, proceed against or otherwise attempt recovery from Miller.  SABMiller waives any requirement of presentment, demand of payment, or notice of dishonor, protest or default.

Section 12.16         Sealed Instrument

The Parties hereby acknowledge and agree that it is their intent that this Agreement be, and that it shall be treated and construed as, a sealed instrument for all purposes of Delaware law, including the statute of limitations applicable to sealed instruments.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and sealed by their respective authorized officers on the day and year first above written.

MOLSON COORS BREWING COMPANY

Attest:	/s/ Samuel D. Walker		By:	/s/ W. Leo Kiely	(seal)
	Name:	Samuel D. Walker		Name:	W. Leo Kiely
	Title:	Chief Legal Officer		Title:	Chief Executive Officer

COORS BREWING COMPANY

Attest:	/s/ Samuel D. Walker		By:	/s/ W. Leo Kiely	(seal)
	Name:	Samuel D. Walker		Name:	W. Leo Kiely
	Title:	Chief Legal Officer		Title:	Chief Executive Officer

SABMILLER PLC

Attest:	/s/ Stephen Shapiro		By:	/s/ Graham Mackay	(seal)
	Name:	S. V. Shapiro		Name:	E. A. G. Mackay
	Title:	Deputy Company Secretary		Title:	Chief Executive
and Deputy General Counsel

Attest:	/s/ Stephen Shapiro		By:	/s/ John Davidson	(seal)
	Name:	S. V. Shapiro		Name:	John Davidson
	Title:	Deputy Company Secretary		Title:	Group Counsel and Group Secretary
and Deputy General Counsel

MILLER BREWING COMPANY

Attest:	/s/ Michael Jones		By:	/s/ Gavin Hattersley	(seal)
	Name:	Michael Jones		Name:	Gavin Hattersley
	Title:	Secretary		Title:	Senior Vice President